Exhibit 10.1

Execution Version

Credit Agreement
dated as of November 22, 2024
among
Spruce Power 5 Borrower 2024, LLC,
as Borrower,
Banco Santander S.A., New York Branch,
as Facility Agent,
Computershare Trust Company, National Association,
as Collateral Agent, as Paying Agent and as Securities Intermediary
and
the Lenders
from time to time party hereto

Table of Contents

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CREDIT AGREEMENT
This CREDIT AGREEMENT (this “Agreement”) is entered into as of November 22, 2024, by and among SPRUCE POWER 5 BORROWER 2024, LLC, a Delaware limited liability company (the “Borrower”), the financial institutions from time to time parties hereto, as lenders (each such financial institution, a “Lender” and collectively, the “Lenders”), BANCO SANTANDER S.A., NEW YORK BRANCH, as facility agent (in such capacity, the “Facility Agent”), and COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, as collateral agent (in such capacity, the “Collateral Agent”), as paying agent (in such capacity, the “Paying Agent”) and as securities intermediary (in such capacity, the “Securities Intermediary”).
Recitals
Whereas, the Borrower has requested that the Lenders make the Loan to the Borrower; and
Whereas, the Lenders are willing to provide the Loan upon the terms and subject to the conditions set forth herein.
Now, Therefore, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:
Article I

Certain Definitions
Section I.1.Certain Definitions. Capitalized terms used but not otherwise defined herein have the meanings given to them in Exhibit A attached hereto.
Section I.2.Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each means “to but excluding” and the word “through” means “through and including.”
Section I.3.Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (A) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein), (B) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (C) the words “herein,” “hereof” and “hereunder,” and words

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of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (D) all references herein to Sections, Schedules and Exhibits shall be construed to refer to Sections of, and Schedules and Exhibits to, this Agreement, (E) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real property, tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and interests in any of the foregoing, (F) any reference to a statute, rule or regulation is to that statute, rule or regulation as now enacted or as the same may from time to time be amended, re-enacted or expressly replaced and (G) “or” is not exclusive.
Section I.4.Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with GAAP applied on a consistent basis, as in effect from time to time.
Section I.5.Interest Rates. The Facility Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Daily Compounded SOFR or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Daily Compounded SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Facility Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of Daily Compounded SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Facility Agent may select information sources or services in its reasonable discretion to ascertain Daily Compounded SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Article II

Amounts and Terms of the Loan
Section II.1.Establishment of the Credit Facilities. On the Closing Date, and subject to and upon the terms and conditions set forth in this Agreement and the other Transaction Documents, the Facility Agent and the Lenders agree to establish the credit facility set forth in this Agreement for the benefit of the Borrower.
Section II.2.The Loan. Subject to the terms and conditions set forth herein, each Lender agrees, severally and not jointly, to make a loan (collectively, the “Loan”) to the Borrower on the Closing Date in an amount, for each Lender, equal to its Lender Percentage of the Loan requested by the Borrower pursuant to Section 2.4; provided, that the portion of the Loan made by any Lender shall not exceed its Lender Percentage of the lesser of (i) the Aggregate Commitment and (ii) the Borrowing Base as of the Closing Date.
Section II.3.Use of Proceeds. Proceeds of the Loan shall only be used by the Borrower to (i) acquire the Conveyed Property pursuant to the Sale and Contribution Agreement, (ii) make a deposit into the Liquidity Reserve Account and (iii) pay fees and expenses incurred in connection with the establishment of the credit facility set forth in this Agreement or the making of the Loan hereunder (including fees and expenses incurred in entering into any Hedge Agreements).
Section II.4.Making the Loan. (A) Except as otherwise provided herein, the Borrower may request the Lenders to make the Loan to the Borrower by the delivery to the Facility Agent, each Lender and the Paying Agent, not later than 12:00 P.M. (New York City time) on the Closing Date of a written notice of such request substantially in the form of Exhibit B-2 attached hereto (a “Notice of Borrowing”). The Notice of Borrowing shall be accompanied by a duly completed Borrowing Base Certificate signed by a Responsible Officer of the Borrower unless the Closing Date is more than five (5) Business Days after the date of such Notice of Borrowing, in which case Borrower shall deliver such Borrowing Base Certificate on the date that is five (5) Business Days prior to the Closing Date. If the Notice of Borrowing or Borrowing Base Certificate is received by the Facility Agent, the Lenders or the Paying Agent after the time specified in the immediately preceding sentence, it shall be deemed to have been received on the next Business Day. The Closing Date specified in the Notice of Borrowing shall be no earlier than two (2) Business Days, and no later than thirty (30) days, after the date of delivery of the Notice of Borrowing unless otherwise agreed by the Facility Agent, each Lender and the Paying Agent. Unless otherwise provided herein, the Notice of Borrowing may not be revoked; provided, that the only consequence for the failure of the Borrower to borrow the Loan on the Closing Date shall be its obligation to pay Breakage Costs as provided in Section 2.12(A).
(A)The Notice of Borrowing shall specify (i) the aggregate amount of the requested Loan and the amount of the Loan allocated to each Lender based on its Lender Percentage and (ii) the proposed Closing Date.
(B)Each Lender shall remit its Lender Percentage of the Loan to the Collection Account by wire transfer of immediately available funds no later than 3:00 P.M. (New York City time) on the Closing Date.
The Paying Agent shall receive and hold the Loan in the Collection Account in escrow for the benefit of the Lenders. Upon a determination by the Facility Agent that all conditions precedent to the Loan set forth in Article III have been satisfied or otherwise waived, the Facility Agent shall direct the Paying Agent (which direction may be in electronic form, including via email) to distribute the Loan in accordance with the Borrower’s written instructions provided in the Notice of Borrowing.
(C)Notwithstanding any provision to the contrary herein or in any other Transaction Document, each of the Facility Agent and the Paying Agent are obligated only to perform their respective duties specifically set forth in Section 2.4(C) or otherwise in the Notice of Borrowing with respect to the Loan, which shall be deemed purely ministerial in nature. Under no circumstance will the Facility Agent or the Paying Agent be deemed to be a fiduciary to any Person with respect to the Loan or the Facility Agent’s or the Paying Agent’s duties under Section 2.4(C) or the Notice of Borrowing. Neither the Facility Agent nor the Paying Agent shall be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than Section 2.4(C) and the Notice of Borrowing, whether or not an original or a copy of such agreement has been provided to the Facility Agent or the Paying Agent; and neither the Facility Agent nor the Paying Agent shall have any duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. Neither the Facility Agent nor the Paying Agent will be responsible to determine or to make inquiry into any term, capitalized, or otherwise, not defined herein with respect to the Loan. Section 2.4(C) and the Notice of Borrowing set forth all matters pertinent to the escrow of the Loan to be made on the Closing Date, and no additional obligations of the Facility Agent or the Paying Agent with respect thereto shall be inferred or implied from the terms of this Agreement or any other agreement.
(D)Immediately upon making of the Loan pursuant to this Section 2.4, the Commitments of each Lender shall be extinguished and there shall be no further obligation on the part of any Lender to make advances or loans hereunder. Once repaid, no portion of the Loan may be re-borrowed.
Section II.5.Fees.
(A)Servicing Fee. On each Payment Date, the Borrower shall pay the Servicing Fee to the Servicer.
(B)[Reserved].
(C)Collateral Agent Fee. On each Payment Date, the Borrower shall pay the Collateral Agent Fee to the Collateral Agent.
(D)Paying Agent Fee. On each Payment Date, the Borrower shall pay the Paying Agent Fee to the Paying Agent.
(E)Custodial Fee. On each Payment Date, the Borrower shall pay the Custodial Fee to the Custodian.
(F)Backup Servicing Fee. On each Payment Date, the Borrower shall pay the Backup Servicing Fee to the Backup Servicer.
(G)Payment of Fees. All accrued and unpaid fees set forth in Section 2.5(A) through (F) above shall be payable on each Payment Date by the Borrower in the order of priority established pursuant to Section 2.7(B) in accordance with the related Quarterly Servicer Report.

(H)Structuring and Facility Agent Fee and other Fees. The Borrower agrees to pay the Facility Agent and the Lenders such other fees, if any, as provided for in the Transaction Documents, including the Structuring and Facility Agent Fee, when and as due.
Section II.6.[Reserved].
Section II.7.Repayment of the Loan. (A) The Outstanding Loan Balance and the other Obligations owing under this Agreement, together with all accrued but unpaid interest thereon, shall be due and payable in full, if not due and payable earlier, on the Maturity Date.
    (B)    On each Payment Date, the Paying Agent shall apply (a) with respect to Payment Dates only, all amounts on deposit in the Collection Account other than any Collection Account Retained Amounts and amounts constituting SLB Solar Asset Collections, as set forth in the Quarterly Servicer Report (such amounts on deposit, the “Available Funds”), and (b) any other amounts paid by or received from the Borrower for such Collection Period, including pursuant to Sections 2.8, 2.12 and 2.13, as applicable, based solely on information contained in the Quarterly Servicer Report delivered by the Servicer (or such other report or direction agreed to by the Facility Agent) for such related Collection Period in the following order of priority:
(i)first, to the Servicer for payment to the appropriate taxing authorities, the amount of sales, use and property taxes required to be paid by the Borrower prior to the first day of the following calendar month for which funds have not previously been withdrawn from the Collection Account, if any;
(ii)second, ratably and on a pari passu basis (a) to the Paying Agent, any accrued and unpaid Paying Agent Fees then due and payable by the Borrower and any accrued and unpaid Paying Agent Fees with respect to prior Payment Dates plus out-of-pocket expenses of and indemnities owed to the Paying Agent incurred and not reimbursed in connection with its obligations and duties under the Transaction Documents, (b) to the Collateral Agent, any accrued and unpaid Collateral Agent Fees then due and payable by the Borrower and any accrued and unpaid Collateral Agent Fees with respect to prior Payment Dates plus out-of-pocket expenses of and indemnities owed to the Collateral Agent incurred and not reimbursed in connection with its obligations and duties under the Transaction Documents, (c) to the Custodian, any accrued and unpaid Custodial Fees then due and payable by the Borrower and any accrued and unpaid Custodial Fees with respect to prior Payment Dates plus out-of-pocket expenses of and indemnities owed to the Custodian incurred and not reimbursed in connection with its obligations and duties under the Custodial Agreement, and (d) to the Backup Servicer, any accrued and unpaid Backup Servicing Fees then due and payable by the Borrower and any accrued and unpaid Backup Servicing Fees with respect to prior Payment Dates plus out-of-pocket expenses of and indemnities owed to the Backup Servicer incurred and not reimbursed in connection with its obligations and duties under the Backup and Successor Servicing Agreement; provided, that any out-of-pocket expenses and indemnities required to be paid pursuant to sub-clauses (a) through (c) of this clause (ii) will be limited to $100,000 per calendar year so long as no Event of Default has occurred and is continuing; provided, further, that any out-of-pocket expenses and indemnities required to be paid pursuant to sub-clause (d) of this clause (ii) will be limited to $100,000 per calendar year so long as no Event of Default has occurred and is continuing;
(iii)third, to the Servicer, any accrued and unpaid Servicing Fees then due and payable by the Borrower and any accrued and unpaid Servicing Fees with respect to prior dates;
(iv)fourth, ratably and on a pari passu basis (a) to each Lender, all Interest Distribution Amounts then due and payable by the Borrower and (b) to the Hedge Counterparties, the Ordinary Course Settlement Payments then due and payable to the Hedge Counterparties under any Hedge Agreements;
(v)fifth, ratably and on a pari passu basis (a) to each Lender as a reduction of the Outstanding Loan Balance, (x) if the Amortization Period is not in effect and such date is prior to Turbo Amortization Date, the amount required to cure any Borrowing Base Deficiency, (y) if the Amortization Period is not in effect and such date is on or after the Turbo Amortization Date (1) first, the amount required to cure any Borrowing Base Deficiency and (2) second, fifty percent (50%) of all remaining Available Funds after the application of clause (1), and (z) if the Amortization Period is in effect, all remaining Available Funds (other than any amounts owed to Hedge Counterparties pursuant to clause (b)) and (b) to the Hedge Counterparties, any Hedge Termination Payments then due and payable to the Hedge Counterparties under the Hedge Agreements;
(vi)sixth, to each Lender, any prepayments being made pursuant to Section 2.8;
(vii)seventh, so long as no Early Amortization Event has occurred, to the Liquidity Reserve Account, the amount necessary to cause the amount on deposit therein to equal the Liquidity Reserve Account Required Balance;
(viii)eighth, ratably and on a pari passu basis, to the Facility Agent, Lenders and the Hedge Counterparties, the aggregate amount of all other Obligations (excluding any Breakage Costs and all Liquidation Fees) then due and payable to such Persons the extent not paid pursuant to the foregoing clauses until paid in full;
(ix)ninth, to each Lender, the aggregate amount of all Obligations constituting any Breakage Costs and all Liquidation Fees then due and payable;
(x)tenth, ratably and on a pari passu basis, to the Paying Agent, the Collateral Agent, the Custodian and the Backup Servicer, any accrued and unpaid amounts not paid pursuant to clause (ii) above;
(xi)eleventh, to the Servicer, any accrued and unpaid Service Provider Extraordinary Expenses owed to it not paid pursuant to clause (iii) above; and

(xii)twelfth, all remaining Available Funds to or at the direction of the Borrower (including for distributions to the Pledgor).
(C)    Notwithstanding anything to the contrary set forth in Section 2.7(B), to the extent that, in accordance with Section 8.2(B)(iii), (1) the Paying Agent receives monies without adequate instruction and deposits such monies into the Collection Account and (2) the Borrower delivers a certificate to the Paying Agent directing the application of such monies to another Paying Agent Account, the Paying Agent shall transfer those monies within one (1) Business Day of receiving such certificate from Borrower.
(D)     Notwithstanding anything to the contrary set forth in this Section 2.7 or Section 8.2, the Paying Agent shall not be obligated to make any determination or calculation with respect to the payments or allocations to be made pursuant to either of such Sections, and in making the payments and allocations required under such Sections, the Paying Agent shall be entitled to rely exclusively and conclusively upon the information in the latest Quarterly Servicer Report delivered by the Servicer (or such other report or direction delivered by the Facility Agent) received by the Paying Agent pursuant to either such Section prior to the applicable payment date. Any payment direction to be acted upon by the Paying Agent pursuant to either such Section on a payment date other than a Payment Date shall be delivered to the Paying Agent at least one (1) Business Day prior to the date on which any payment is to be made.
(E)    The Facility Agent, each Lender and the Borrower (with respect to itself and each other Person entitled to receive payments pursuant to this Section 2.7 other than the Facility Agent or the Lenders) shall provide or cause to be provided to the Paying Agent wire instructions for the receipt of funds pursuant to this Section 2.7. The wire instructions as of the Closing Date are set forth on Exhibit G.
Section II.8.Voluntary Prepayments. The Borrower may upon written notice to the Facility Agent, each Lender and the Paying Agent, and subject to the priority of payments set forth in Section 2.7(B), voluntarily prepay all or any portion of the balance of the principal amount of the Loan, which notice shall be given by 11:00 A.M. at least three (3) Business Days prior to the proposed date of such voluntary prepayment, which proposed date must be a Payment Date. Each voluntary prepayment that is a partial prepayment of the Loan shall be in an amount of not less than $1,000,000 or an integral multiple of $10,000 in excess thereof and shall be accompanied by (a) the payment of all accrued but unpaid interest on the amounts to be so prepaid, (b) any Liquidation Fee in connection with such prepayment and (c) the payment of all fees then due and payable to the Facility Agent, the Lenders, the Collateral Agent, the Paying Agent, the Custodian, the Servicer and the Backup Servicer.
Section II.9.Mandatory Prepayments of Loan. If, as of any Calculation Date, the Outstanding Loan Balance exceeds the Borrowing Base as of such Calculation Date (as such Borrowing Base is set forth in the applicable Quarterly Servicer Report for the related Payment Date) (the occurrence of any such excess being referred to herein as a “Borrowing Base Deficiency”), then the Borrower shall pay to the Paying Agent for the account of the Lenders (and direct the Paying Agent to pay to the Lenders) the amount of any such excess (to be applied to the reduction of Outstanding Loan Balance ratably among all Lenders based on their Lender

Percentages to the extent necessary to cure such Borrowing Base Deficiency) on the immediately succeeding Payment Date in accordance with, and subject to, Section 2.7(B)(v)(a).
Section II.10.Interest. The Loan shall bear interest (including after the commencement of an Insolvency Event) on the unpaid principal amount thereof at a rate per annum equal to the then applicable Loan Rate plus the then applicable Loan Rate Margin. If any amounts required to be paid by the Borrower under this Agreement or any other Transaction Documents (including principal or interest payable on the Loan, and any fees or other amounts payable to the Facility Agent, Collateral Agent or a Lender) remain unpaid after such amounts are due, whether by acceleration or otherwise, the Borrower shall pay interest on the aggregate outstanding balance of such overdue amount from the date due until the amounts are paid in full at a rate per annum equal to the then applicable Loan Rate plus the then applicable Loan Rate Margin. The Lenders shall be entitled to such accrued interest in an amount equal to the applicable Interest Distribution Amount payable on each Payment Date in accordance with Section 2.7(B).
Section II.11.Inability to Determine Rates.
(A)    Subject to Section 2.11(C), if:
(i)the Facility Agent determines (which determination shall be conclusive and binding absent manifest error) that “Daily Compounded SOFR” cannot be determined pursuant to the definition thereof, or
(ii)the Majority Lenders determine (in their sole discretion) that for any reason that a continuation of the Loan at Daily Compounded SOFR does not adequately and fairly reflect the cost to such Lenders of maintaining the Loan, and the Majority Lenders have provided notice of such determination to the Facility Agent, the Facility Agent will promptly so notify the Borrower and each Lender.
(B)    Subject to Section 2.11(C), upon delivery of a notice by Facility Agent to the Borrower under Section 2.11(A), the Loan shall accrue interest at the Base Rate.
(C)    Notwithstanding anything to the contrary in this Agreement or any other Transaction Documents:
(i)If a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 2:00 p.m., New York City time, on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the Facility Agent has not received, by such time, written notice of objection to such Benchmark Replacement from the Majority Lenders.
(ii)In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Facility Agent will have the right to make Conforming Changes from time to time in consultation with the Borrower and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.
(iii)The Facility Agent will promptly notify the Borrower and the Lenders of (1) the implementation of any Benchmark Replacement and (2) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Facility Agent will promptly notify the Borrower of the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Facility Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.11(C), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document, except, in each case, as expressly required pursuant to this Section 2.11(C).
(iv)Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Loan shall accrue interest at the Base Rate for the Benchmark Unavailability Period.
(v)None of the Paying Agent, Collateral Agent or Custodian shall be (1) responsible for making any decisions or determinations in connection with any Benchmark Replacement, Conforming Changes or other matters under this Section 2.11(C), or (2) have any liability for any determination, decision or election made by or on behalf of the Facility Agent (or other similar role) or the Borrower in connection with any Benchmark Replacement or Conforming Changes. The Facility Agent and each Lender shall be deemed to waive and release any and all claims against the Paying Agent, Collateral Agent or Custodian relating to any such determination, decision or election by the Facility Agent.
(D)    If any Lender determines (which determination shall be final and conclusive and binding upon all parties hereto) that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain, or fund its portion of the Loan by reference to Daily Compounded

SOFR or SOFR or to determine or charge interest rates based upon Daily Compounded SOFR or SOFR, then, upon notice thereof by such Lender to the Borrower (through the Facility Agent), upon demand from such Lender to the Borrower (with a copy to the Facility Agent), the portion of the Loan held by such Lender shall accrue interest at the Base Rate until such Lender notifies Facility Agent and the Borrower that the circumstances giving rise to such determination no longer exist. The affected Lender agrees to use reasonable efforts to designate a different Lending Office for funding or booking its portion of the Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment would allow it to lawfully make or maintain its portion of the Loan and would not otherwise be disadvantageous to such Lender in any material respect.
Section II.12.Breakage Costs; Liquidation Fees; Increased Costs; Capital Adequacy; Illegality; Additional Indemnifications.
(A)Breakage Costs and Liquidation Fees. (i) If (x) the Loan is not made on the date specified by the Borrower in the Notice of Borrowing (or deemed specified pursuant to Section 2.4(A)) for any reason other than default by one or more Lenders, the Borrower agrees to pay applicable Breakage Costs, if any, with respect thereto and (y) the Loan (other than if the Loan is currently bearing interest at the Base Rate) is repaid on a date prior to the last day of any Interest Accrual Period, the Borrower hereby agrees to pay the Liquidation Fees associated with such repayment. The Borrower shall not be responsible for any Liquidation Fees or any other loss, cost, or expenses arising at the time of, and arising solely as a result of, any assignment made pursuant to Section 10.8 and the reallocation of any portion of the Loan of the applicable Lender making such assignment. Except for any Liquidation Fees, all payments and prepayments hereunder shall be made without any penalty or premium.
(B)Increased Costs. If any Change in Law (a) shall subject any Lender, the Facility Agent, or any Affiliate thereof (each of which, an “Affected Party”) to any Taxes (other than (x) Indemnified Taxes, (y) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (z) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, (b) shall impose, modify or deem applicable any reserve requirement (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Affected Party, or (c) shall impose any other condition (other than Taxes) affecting the Collateral or the rights of any Lender and the Facility Agent hereunder, the result of which is to increase the cost to any Affected Party under this Agreement or to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, then within ten (10) Business Days after written demand by such Affected Party (which demand shall be accompanied by a certificate pursuant to Section 2.12(E)), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost incurred or such reduction suffered to the extent such additional or increased costs or reduction are incurred or suffered in connection with the Collateral, any obligation to make the Loan hereunder, any of the rights of such Lender, or the Facility Agent hereunder, or any payment made hereunder in accordance with Section 2.7(B); provided, that the Borrower shall not be required to compensate an Affected Party pursuant to this Section 2.12(B) for any additional or increased costs or reductions incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Affected Party’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.
(C)Capital Adequacy. If any Change in Law has or would have the effect of reducing the rate of return on the capital of any Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Affected Party could have achieved but for such Change in Law (taking into consideration the policies of such Affected Party with respect to capital adequacy) by an amount deemed by such Affected Party to be material, then from time to time, within ten (10) Business Days after written demand by such Affected Party (which demand shall be accompanied by a certificate pursuant to Section 2.12(E)), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such reduction in accordance with Section 2.7(B); provided, that the Borrower shall not be required to compensate an Affected Party pursuant to this Section 2.12(C) for any amounts or additional amounts incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Affected Party’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.
(D)Compensation. If as a result of any event or circumstance similar to those described in Section 2.12(A), 2.12(B) or 2.12(C), any Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement or the funding or maintenance of the Loan hereunder, then within ten (10) Business Days after written demand by such Affected Party (which demand shall be accompanied by a certificate pursuant to Section 2.12(E)), the Borrower shall pay to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any amounts paid by it; provided, that the Borrower shall not be required to compensate an Affected Party pursuant to this Section 2.12(D) for any amounts or additional amounts incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Affected Party’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.

(E)In determining any amount provided for in this Section 2.12 or Section 2.17, the Affected Party may use any reasonable averaging and attribution methods. Any Affected Party making a claim under this Section 2.12 shall submit to the Borrower a certificate as to the basis for such additional or increased cost or reduction and the basis for its calculation, which certificate shall be conclusive absent manifest error.
(F)If the Borrower is required to pay amounts under Section 2.12(B), (C) or (D) or Section 2.17, then the applicable Lender shall, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (x) file any certificate or document reasonably requested in writing by the Borrower or (y) assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would avoid or minimize any additional costs, taxes, expense or obligation which would otherwise be imposed on the Borrower pursuant to such Sections; provided, however, that no Lender shall be required to take any such action that, as determined by such Lender in its sole discretion, would adversely affect the making, issuing, funding or maintaining its Lender Percentage of the Loan or the interests of such Lender; provided, further, however, that such efforts shall not cause the imposition on any Lender of any additional costs or expenses, unless the Borrower agrees to pay such additional costs and expenses.
(G)(i) If the Borrower incurs any liability, or is required to make a payment to, to a Lender or to any Governmental Authority for the account of any Lender under Section 2.12(B), (C) or (D) or Section 2.17, then the Borrower, at its sole expense may, upon notice to such Lender and the Facility Agent, require such Lender subject to this Section 2.12(G) to assign and delegate, without recourse, all its interests, rights and obligations under this Agreement and under the Loan to an assignee that shall assume all those rights and obligations; provided, however, that (w) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having valid jurisdiction, (x) the Borrower shall have received the prior written consent of the Facility Agent, which consent shall not be unreasonably withheld or delayed, (y) the Borrower or such assignee shall have paid to the replaced Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loan of such Lender plus all fees and other amounts accrued for the account of such Lender hereunder with respect thereto, and (z) the Borrower shall have paid to the Facility Agent the assignment fee (if any) specified in Section 10.8(A).
(i)A Lender subject to this Section 2.12(G) shall not be required to make any such assignment and delegation if (A) prior to any such assignment and delegation the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply, (B) such Lender shall waive its right to claim compensation or payment under Section 2.12 or Section 2.17, if applicable, or (C) any Potential Default, Event of Default or Early Amortization Event then exists.
(i)Each party hereto agrees that (a) an assignment required pursuant to this Section 2.12(G) may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Facility Agent and the assignee and (b) the Lender required to make such assignment need not be a party to such Assignment and Assumption in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.
(ii)Section 2.12(G) shall not apply to Banco Santander S.A., New York Branch and its Affiliates so long as Banco Santander S.A., New York Branch and its Affiliates constitute the Majority Lenders.
Section II.13.Payments and Computations. (A) General. All payments to be made by the Borrower under this Agreement shall be made on the date when due without presentment, demand, protest or notice of any kind (all of which are hereby expressly waived by the Borrower), free and clear of and without condition or deduction (other than with respect to Taxes pursuant to Section 2.17) for any counterclaim, defense, recoupment or setoff. The Borrower (through the Paying Agent pursuant to Section 2.7(B) and as otherwise permitted in this Agreement) shall make each payment and prepayment in respect of principal, interest, expenses, indemnities, fees or other Company Obligations due from the Borrower not later than 12:00 P.M. (New York City time) on the day when due in U.S. Dollars to the Paying Agent at its address referred to in Section 10.3 or to such account provided by the Paying Agent in immediately available, same-day funds. Payments on Company Obligations may also be made by application of funds in the Collection Account as provided in Section 2.7(B). All computations of interest for the Loan while the Loan bears interest at the Base Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such interest is payable. All other computations of fees and interest provided hereunder (including all computations of interest for the Loan while the Loan bear interest at the Benchmark) shall be made on the basis of a 360-day year and twelve 30-day occurring in the period for which such interest is payable. Each determination by the Facility Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error. The Borrower agrees that, to the extent there are insufficient funds in the Collection Account, to make any payment under this clause (A) when due, the Borrower shall immediately pay to the Paying Agent all amounts due that remain unpaid.
(A)Failure to Satisfy Conditions Precedent. If any Lender makes available to the Paying Agent its Lender Percentage of the Loan as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Paying Agent because the conditions to the Loan set forth in Article III are not satisfied or waived in accordance with the terms hereof, the Paying Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(B)Obligations of Lenders Several. The obligations of the Lenders hereunder to make the Loan, and to make payments pursuant to Section 2.2 are several and not joint. The failure of any Lender to make its Lender Percentage of the Loan shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Lender Percentage of the Loan, or to make its payment under Section 10.5(B).
(C)Funding Source. Subject to Applicable Law, nothing herein shall be deemed to obligate any Lender to obtain the funds for its Lender Percentage of the Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Lender Percentage of the Loan in any particular place or manner.
Section II.14.Payment on Non-Business Days. Whenever any payment hereunder or under the Loan shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.
Section II.15.[Reserved].
Section II.16.[Reserved].
Section II.17.Taxes.
(A)Defined Terms. For purposes of this Section 2.17 the term “applicable Law” includes FATCA.
(B)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(C)Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Facility Agent timely reimburse it for the payment of, any Other Taxes.
(D)Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient shall be conclusive absent manifest error.
(E)Indemnification by the Lenders. Each Lender shall severally indemnify the Facility Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Facility Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to the failure of such Lender to comply with the provisions of Section 10.8(D), and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Facility Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Facility Agent shall be conclusive absent manifest error.
(F)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to the Facility Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Facility Agent.
(G)Status of Recipients. (i) Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower, the Paying Agent and the Facility Agent, at the time or times reasonably requested by the Borrower, the Paying Agent or the Facility Agent, such properly completed and executed documentation reasonably requested by the Borrower, the Paying Agent or the Facility Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by the Borrower, the Paying Agent or the Facility Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower, the Paying Agent or the Facility Agent as will enable the Borrower, the Paying Agent or the Facility Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (ii)(a), (ii)(b) and (ii)(d) below) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.
(i)Without limiting the generality of the foregoing,
(a)any Recipient that is a U.S. Person shall deliver to the Borrower, the Paying Agent and the Facility Agent on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, the Paying Agent or the Facility Agent), executed copies of IRS Form W-9 certifying that such Recipient is exempt from U.S. federal backup withholding tax;
(b)any Recipient that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower, the Paying Agent and the Facility Agent (in such number of copies as shall be requested by the Borrower, the Paying Agent or the Facility Agent) on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, the Paying Agent or the Facility Agent), whichever of the following is applicable:
(1)in the case of a Recipient claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of IRS Form W-8ECI;
(3)in the case of a Recipient claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Recipient is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or
(4)to the extent a Recipient is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Recipient is a partnership and one or more direct or indirect partners of such Recipient are claiming the portfolio interest exemption, such Recipient may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(c)any Recipient which is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower, the Paying Agent and the Facility Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, the Paying Agent or the Facility Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower, the Paying Agent or the Facility Agent to determine the withholding or deduction required to be made; and
(d)if a payment made to a Recipient under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Recipient shall deliver to the Borrower, the Paying Agent and the Facility Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower, the Paying Agent or the Facility Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower, the Paying Agent or the Facility Agent as may be necessary for the Borrower, the Paying Agent and the Facility Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower, the Paying Agent and the Facility Agent in writing of its legal inability to do so.
(H)[Reserved.]
(I)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (I) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such

Governmental Authority. Notwithstanding anything to the contrary in this paragraph (I), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (I) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(J)Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Facility Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, and the repayment, satisfaction or discharge of all obligations under any Transaction Document.
Section II.18.Pro Rata Treatment Amongst Lenders.
Except as otherwise provided herein each borrowing, each payment of principal or interest on the Loan and each payment of fees contemplated hereunder shall be made or shared among the Lenders pro rata in accordance with the Lender Percentages. Each Lender agrees that in computing each Lender’s Lender Percentage, the Borrower may (with the consent of the Facility Agent) round each Lender’s percentage of such Loan out to 9 decimal places.
Article III

Conditions of Lending and Closing
Section III.1.Conditions Precedent to Closing. The following conditions shall be satisfied on or before the Closing Date:
(A)Closing Documents. Facility Agent shall have received each of the following documents, in form and substance satisfactory to Facility Agent and each Lender, duly executed, and each such document shall be in full force and effect, and all consents, waivers and approvals necessary for the consummation of the transactions contemplated thereby shall have been obtained:
(i)this Agreement;
(ii)a Loan Note for each Lender that has requested the same;
(iii)the Pledge Agreement;
(iv)the Security Agreement;
(v)the Lockbox Account Control Agreement;
(vi)the Sale and Contribution Agreement;

(vii)the Servicing Agreement;
(viii)the Custodial Agreement;
(ix)the Performance Guaranty;
(x)the Backup and Successor Servicing Agreement;
(xi)the EU Risk Retention Side Letter;
(xii)the Structuring and Facility Agent Fee Letter;
(xiii)the NJR Purchase Agreement;
(xiv)the Sale Leaseback Documents; and
(xv)the Borrower LLC Agreement.
(B)Certificates. Facility Agent shall have received: (i) an incumbency certificate from Computershare, (ii) a certificate from a Responsible Officer of each other Transaction Party (a) attesting to the resolutions, consent or minutes of the board of directors of such Transaction Party authorizing its execution, delivery, and performance of this Agreement and the other Transaction Documents to which such Transaction Party is a party, (b) with respect to the Spruce Parties only, attesting to the absence of any material breach by such Spruce Party of any Transaction Document or Sale Leaseback Document to which it is a party, (c) with respect to the Borrower only, attesting to the satisfaction (or waiver by the Facility Agent and each Lender) of all conditions precedent to the Closing Date applicable to it in accordance with the terms and conditions hereof (assuming that in any case where a condition provides that a document, instrument or other item must be satisfactory to Facility Agent and each Lender, or any action must be taken by Facility Agent or a Lender, such document, instrument or other item is satisfactory to Facility Agent or such Lender, or such action has been taken by Facility Agent or such Lender), and (d) attesting to the incumbency and signatures of the Responsible Officers authorized to execute the same; (iii) with respect to each Transaction Party other than the Collateral Agent, the Paying Agent and the Custodian, copies of such Transaction Party’s Organizational Documents, as amended, modified, or supplemented prior to the Closing Date, in each case certified by a Responsible Officer of such Transaction Party; and (iv) with respect to each Transaction Party other than the Collateral Agent, the Paying Agent and the Custodian, a certificate of status with respect to such Transaction Party, dated within fifteen (15) days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such entity, which certificate shall indicate that such entity is in good standing in such jurisdiction.
(C)Legal Opinions. Facility Agent shall have received customary opinions of (i) Troutman Pepper Hamilton Sanders LLP, as counsel to the Spruce Parties addressed to the Facility Agent, the Collateral Agent and each Lender, related to (a) authorization and enforceability of the Transaction Documents and other corporate matters, (b) security interest and UCC matters, (c) investment company matters and (d) true sale and substantive consolidation matters and (ii) counsel to each of Computershare and the Backup Servicer addressed to the Facility Agent, the Collateral Agent and each Lender, related to authorization and enforceability of the Transaction Documents and other corporate matters.
(D)No Material Adverse Effect. Since December 31, 2023, no event or circumstance has occurred which would reasonably be expected to have Material Adverse Effect.
(E)Know Your Customer Information. The Facility Agent, the Collateral Agent, the Paying Agent and each Lender shall have received all documentation and other information required by regulatory authorities under applicable “Know Your Customer” and Anti-Money Laundering Laws, including the Patriot Act. If the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall have delivered a Beneficial Ownership Certification to the Facility Agent, the Collateral Agent, the Paying Agent and each Lender.
(F)Payment of Fees and Expenses. The Borrower shall have, concurrently with the satisfaction or waiver of all the other conditions precedent in this Section 3.1, paid all fees and expenses previously agreed in writing to be paid on or prior to the Closing Date and invoiced at least one Business Day prior to the Closing Date, including, subject to Section 10.6, the reasonable and documented fees and out-of-pocket expenses of Kramer Levin Naftalis & Frankel LLP, counsel to the Facility Agent and the Lenders, in connection with the transactions contemplated hereby.
(G)Taxes. All sales, use and property taxes, and any other taxes in connection with any period prior to the Closing Date, that are due and owing with respect to the Solar Assets prior to the Closing Date have been paid or provided for by NJR.
(H)Closing Date Certificate of the Spruce Parties. The Facility Agent shall have received a certificate of a Responsible Officer of each Spruce Party (in his or her capacity as such) in form satisfactory to Facility Agent certifying:
(i)that its representations and warranties set forth in the Transaction Documents to which it is a party are true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), other than, in each case, those representations and warranties which are modified by materiality by their own terms, which shall be true and correct in all respects as of the Closing Date; and
(ii)with respect to the Borrower only (a) that no Early Amortization Event, Event of Default, Potential Default or Servicer Termination Event has occurred and is continuing or would result from the execution and delivery of the Transaction Documents; (b) after giving effect to the Loan and the application of the proceeds therefrom, the Borrower will be Solvent; and (c) as to the absence of any Insolvency Event with respect to the Borrower.

(I)UCC Search Results. The Facility Agent shall have received the results of a recent search of all effective UCC financing statements (or equivalent filings) and other customary searches made with respect to NJR, the Seller and the Borrower in all appropriate jurisdictions together with copies of all such filings disclosed by such search.
(J)Collateral. The UCC financing statements relating to the Collateral shall have been duly filed in each office and in each jurisdiction where required in order to create and perfect the first Lien and security interest set forth in the Collateral Documents, to perfect the Collateral Agent’s interests in the Collateral and to satisfy the covenants set forth in Section 5.1(T). The Borrower shall have properly delivered or caused to be delivered to the Collateral Agent all Collateral that may perfect the Lien and security interest described above by possession or control along with blank transfer powers and proxies. The Borrower shall have filed proper financing statement amendments (or the equivalent thereof in any applicable foreign jurisdiction, as applicable), if any, necessary to release all security interests and other rights of any Person in the Collateral previously granted by NJR, the Seller, the Borrower or any of their respective affiliates.
(K)Accounts. The Lockbox Account and each Paying Agent Account shall have been opened in the name of the Borrower.
(L)No Litigation. There shall be no ongoing actions, suits or proceedings, pending or threatened in writing with respect to NJR or any Spruce Party which would reasonably be expected to have a Material Adverse Effect.
(M)Approvals and Consents. Each Transaction Party shall have obtained all approvals and all consents, in each case that are necessary for its entry into the Transaction Documents to which it is a party and implementation of the transactions contemplated in the Transaction Documents.
(N)Independent Engineering Report. The Borrower, the Facility Agent and the Lenders shall have received an Independent Engineering Report from the Independent Engineer that is in form and substance satisfactory to the Facility Agent and each Lender.
(O)NJR Purchase Agreement. The NJR Purchase Agreement shall have been duly executed and delivered by the parties thereto and the Facility Agent shall have received a copy thereof.
(P)Sale Leaseback Documents. The Sale Leaseback Documents shall have been duly executed and delivered by the parties thereto and the Facility Agent shall have received copies thereof.
(Q)Retention Amount. An amount equal to the Retention Amount shall be on deposit in the Lockbox Account.

Section III.2.Conditions Precedent to the Loan. (A) The obligation of each Lender to make or participate in the Loan shall be subject, at the time thereof, to the satisfaction of the following conditions:
(i)Funding Documents. The Facility Agent and the Paying Agent shall have received a completed Notice of Borrowing and a Borrowing Base Certificate in accordance with Section 2.4, each in form and substance satisfactory to the Facility Agent.
(ii)Custodial Certificate. All certifications then required to be delivered by the Custodian pursuant to Sections 4(a) and (b) of the Custodial Agreement for each Solar Asset shall have been received by the Facility Agent.
(iii)Reserve Accounts. The amount on deposit in the Liquidity Reserve Account shall not be less than the sum of the Liquidity Reserve Account Required Balance, taking into account the application of the proceeds of the Loan.
(iv)Aggregate Commitment/Borrowing Base. After giving effect to such Loan, the Outstanding Loan Balance shall not exceed the lesser of (a) the Aggregate Commitment in effect as of the Closing Date and (b) the Borrowing Base as of the Closing Date.
(v)Sale Leaseback Documents. Each Sale Leaseback Document shall be in full force and effect.
(A)The Notice of Borrowing submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in this Section 3.2 have been satisfied on and as of the Closing Date; provided, that the Borrower makes no representation or warranty as to any item that must be reasonably satisfactory to the Facility Agent.
Article IV

Representations and Warranties
Section IV.1.Representations and Warranties of the Borrower. The Borrower represents and warrants to the Facility Agent, each Lender and the Collateral Agent as of the Closing Date, as follows:
(A)Organization; Corporate Powers. Each Spruce Party (i) is a duly organized and validly existing limited liability company or corporation, as the case may be, in good standing under the laws of the State of Delaware, (ii) has the limited liability company power or corporate power, as the case may be, and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, and (iii) is duly qualified and is authorized to do business in all jurisdictions where it is required to be so qualified or authorized except (with respect to this clause (iii) only) where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.

(B)Authority and Enforceability. Each Spruce Party has the limited liability company or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Transaction Documents to which it is party and has taken all necessary company or other organizational action to authorize the execution, delivery and performance of the Transaction Documents to which it is party. Each Spruce Party has duly executed and delivered each Transaction Document to which it is party and each such Transaction Document to which it is party constitutes the legal, valid and binding agreement and obligation of such Spruce Party enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
(C)Government Approvals. No order, consent, authorization, approval, license, or validation of, or filing recording, registration with, or exemption by, any Governmental Authority is required to authorize or is required as a condition to (i) the execution, delivery and performance by a Spruce Party of any Transaction Document to which it is a party or any of its obligations thereunder or (ii) the legality, validity, binding effect or enforceability of any Transaction Document to which such Spruce Party is a party.
(D)Litigation. There are no ongoing actions, suits or proceedings, pending or threatened in writing with respect to any Spruce Party which would reasonably be expected to have a Material Adverse Effect.
(E)Applicable Law, Contractual Obligations and Organizational Documents. Neither the execution, delivery and performance by any Spruce Party of the Transaction Documents to which it is party nor compliance with the terms and provisions thereof (i) except as would not reasonably be expected to result in a Material Adverse Effect, will contravene any provision of any law, statute, rule, regulation, order, writ, injunction or decree of any Governmental Authority applicable to such Spruce Party or its properties and assets, (ii) will conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, the terms of any other agreement or instrument to which the Borrower is bound or by which the Borrower or any of its properties may be bound or affected, including the Transaction Documents, (iii) result in the creation or imposition of (or the obligation to create or impose) any Lien (other than Permitted Liens) upon any of the property or assets of the Borrower, or (iv) will breach any provision of the Organizational Documents of such Spruce Party.
(F)Compliance with Law. Each Spruce Party has complied with all applicable Laws, including consumer protection laws, in each case, except for such noncompliance as would not reasonably be expected to have a Material Adverse Effect.
(G)Use of Proceeds. Proceeds of the Loan have been used only as permitted under Section 2.3. No part of the proceeds of the Loan have been used directly or indirectly to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in violation of any of the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. At no time would more than 25% of the value of the assets of the Borrower that are subject to any “arrangement” (as such term is used in Section 221.2(g) of such Regulation U) hereunder be represented by Margin Stock.
(H)Paying Agent Accounts. The account numbers of the Paying Agent Accounts and the Lockbox Account are specified on Schedule II attached hereto, as updated pursuant to Section 5.1(V). Other than accounts on Schedule II attached hereto, as updated pursuant to Section 5.1(V), the Borrower does not have any other accounts. The Borrower has directed the Servicer to cause (i) all Host Customers to make all Host Customer Payments directly to the Lockbox Account, (ii) the Lessee to make all Sale Leaseback Payments directly to the Collection Account, and (iii) Hedged SREC Counterparties to make Hedged SREC Payments directly to the Collection Account.
(I)ERISA. None of the assets of the Borrower are or, prior to the repayment of all Obligations, will be subject to Title I of ERISA, Section 4975 of the Internal Revenue Code, or, by reason of any investment in the Borrower by any governmental plan, within the meaning of Section 3(32) of ERISA, any church plan within the meaning of Section 3(33) of ERISA, that has not made an election under Section 410(d) of the Code or other plan not subject to ERISA or Section 4975 of the Code, as the case may be, any other federal, state, local or non-U.S. provision similar to Section 406 of ERISA or Section 4975 of the Internal Revenue Code. Neither the Borrower nor any of its ERISA Affiliates has maintained, participated or had any liability in respect of any Plan during the past six (6) years which could reasonably be expected to subject the Borrower or any of its ERISA Affiliates to any tax, penalty or other liabilities. With respect to any Plan which is a Multi-Employer Plan, no such Multi-Employer Plan shall be “insolvent,” as defined in Title IV ERISA, if the insolvent status continues unremedied for thirty (30) days. No ERISA Event has occurred or is reasonably likely to occur.
(J)Taxes. Borrower has filed all federal, state, foreign and other Tax returns and reports required to be filed under Applicable Law, and has timely paid all federal, state, foreign and other Taxes levied or imposed upon it or its properties, income or assets otherwise due and payable, except (a) those which are being contested in good faith by appropriate actions diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (b) where the failure to file such Tax returns or pay such Taxes would not reasonably be expected to have a Material Adverse Effect. No Lien (other than Permitted Liens) or similar adverse claim has been filed, and no claim is being asserted, with respect to any such Tax due from Borrower.
(K)Material Agreements. There are no ongoing breaches or defaults by any Spruce Party, or, to the Knowledge of the Borrower, NJR under the Transaction Documents, the NJR Purchase Agreement or the Sale Leaseback Documents.
(L)Accuracy of Information. The written information (other than financial projections, forward looking statements, information of a general economic or industry specific nature and any reports or other information prepared by any third party or consultant, including the Independent Engineer, other than any information in such reports or other information that has been provided by or on behalf of the Borrower) that has been made available to the Paying Agent, the Collateral Agent, the Custodian, the Facility Agent or any Lender by or on behalf of the Borrower or any Affiliate thereof in connection with the transactions hereunder including any written statement or certificate of factual information, when taken as a whole, was, as of the date such disclosed information was made furnished, complete and correct in all material respects and, as of the Closing Date, did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein (taken as a whole) not materially misleading in the light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto).
(M)No Material Adverse Effect. Since December 31, 2023, no event or circumstance has occurred which would be reasonably be expected to have a Material Adverse Effect.
(N)Solvency. Immediately following the making of the Loan on the Closing Date and after giving effect to the application of the proceeds thereof, the Borrower is Solvent.
(O)Investment Company Act. The Borrower is not required to register as an “investment company” as such term is defined in the 1940 Act. In making the foregoing determination, although other bases or exclusions may be available, the Borrower is relying on a determination that it qualifies for the exclusion from the definition of “investment company” set forth in Section 3(c)(5) of the 1940 Act.
(P)Covered Fund. The Borrower is not a “covered fund” under Section 13 of the Bank Holding Company Act of 1956, as amended.
(Q)Properties; Security Interest. Each of the Borrower and the Pledgor has good title to all of its properties and assets necessary in the ordinary conduct of its business, free and clear of Liens other than Permitted Liens. Once executed and delivered, the Collateral Documents create, as security for the Obligations, valid and enforceable and (coupled with this Agreement and subject to the taking of all actions required thereunder and under the Collateral Documents for perfection, including (i) the filing of financing statements in appropriate form in the offices specified in the Collateral Documents and (ii) the taking of possession or control by the Collateral Agent of such property with respect to which a security interest may be perfected only by possession or control) perfected security interests in and Liens on all of the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, which are (subject to any Permitted Liens) superior to and prior to the rights of all third persons, and such Collateral is subject to no other Liens (other than Permitted Liens).
(R)Subsidiary. The Borrower does not have any Subsidiaries and does not own or hold, directly or indirectly, any Equity Interests of any other Person.
(S)Sanctions; Anti-Corruption; Anti-Money Laundering. No Spruce Party nor, to the Knowledge of any Spruce Party, any of its officers, directors or employees (i) is a Sanctioned Person or (ii) is in violation of Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions. No Spruce Party conducts business or completes transactions with any Sanctioned Person or with or in any Sanctioned Country.

(T)Insurance. The Borrower is in compliance with Section 5.1(Q).
(U)[Reserved].
(V)Environmental Compliance. To the Knowledge of the Borrower, there is no: (i) past or existing material violation of any applicable Environmental Law by any Spruce Party or any Affiliate thereof relating in any way to any Collateral; (ii) Environmental Claim pending or threatened against any Spruce Party or any Affiliate thereof; and (iii) event, condition or circumstance that would reasonably be expected to form a basis for an Environmental Claim against any Spruce Party or any Affiliate thereof, in each case as would reasonably be expected to have a Material Adverse Effect.
(W)Business. No Loan Party has conducted any business other than (i) the acquisition, construction, installation, lease, ownership of, and sale of energy from, and the operation, management, maintenance and financing of, the PV Systems and the Solar Assets related thereto and (ii) activities related or incidental to the foregoing (including those contemplated by the Transaction Documents or the Sale Leaseback Documents). No Loan Party has any outstanding Indebtedness or other material liabilities other than as permitted under the Transaction Documents and the Sale Leaseback Documents. No Loan Party is bound by any material contract other than Operative Documents to which it is a party.
(X)EEA Financial Institution. The Borrower is not an EEA Financial Institution.
(Y)[Reserved].
(Z)Beneficial Ownership Certification. As of the Closing Date, the information included in the Beneficial Ownership Certification is complete and correct.
(AA)Borrowing Base. Each of the Solar Assets in the Borrowing Base is an Eligible Solar Asset.
(AB)Anti-Corruption Laws and Sanctions. The Sponsor has (x) policies and procedures in place to ensure compliance by the Spruce Parties and any consolidated Affiliates, and their respective directors, officers, employees and agents with Anti-Corruption Laws and (y) procedures in place to ensure compliance by the Spruce Parties and any consolidated Affiliates, and their respective directors, officers, employees and agents with Sanctions. None of (a) the Spruce Parties or their consolidated Affiliates, directors, officers or employees, or (b) to the knowledge of the Spruce Parties, any Person acting on their behalf, is a Sanctioned Person or is in violation of Anti-Corruption Laws or Sanctions. None of the Spruce Parties or consolidated Affiliates will, directly or indirectly use the Loan proceeds or the proceeds of any other transaction contemplated by this Agreement or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other Person (i) to fund or facilitate any activities or business of or with any Sanctioned Person or in any Sanctioned Country; (ii) to fund or facilitate any activities of or business in any Sanctioned Country in violation of Sanctions or (iii) in any manner that would result in violation of Anti-Corruption Laws or Sanctions by any Person participating in the transactions contemplated hereby, whether as lender, borrower, servicer, guarantor, agent or otherwise. No Spruce Party nor any of its Subsidiaries or its consolidated Affiliates has engaged in or intends to engage in any deals or transactions with, or for the benefit of, any Sanctioned Person or with or in any Sanctioned Country.
(AC)Anti-Money Laundering Laws. Each Spruce Party’s operations and the operations of its Subsidiaries and consolidated Affiliates are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including without limitation, Anti-Money Laundering Laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving it or any of its Subsidiaries and consolidated Affiliates with respect to Anti-Money Laundering Laws is pending or, to its knowledge, threatened.
Article V

Covenants
Section V.1.Affirmative Covenants. The Borrower covenants and agrees that, until all Obligations (other than contingent obligations not then due) hereunder have been paid in full:
(A)Reporting Requirements. The Borrower will furnish (or cause to be furnished) to the Facility Agent for delivery to each Lender:
(i)within (a) one hundred twenty (120) days after the close of each fiscal year of Sponsor (beginning with the fiscal year ending December 31, 2024), the unqualified audited financial statements for such fiscal year that include the consolidated balance sheet of Sponsor and its consolidated subsidiaries as of the end of such fiscal year, the related consolidated statements of income, of stockholders’ equity and of cash flows for such fiscal year, in each case, setting forth comparative figures for the preceding fiscal year, prepared in accordance with GAAP and audited by a Nationally Recognized Accounting Firm selected by Sponsor; and (b) sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year, the unaudited consolidated balance sheets and income statements for such fiscal quarter on a year-to-date basis for Sponsor and its consolidated subsidiaries;
(ii)at any time that Sponsor is, or is an Affiliate of, the Servicer, within one hundred fifty (150) days after the end of each of its fiscal years (beginning with the fiscal year ending December 31, 2024), the Accountant’s Reports pursuant to the Servicing Agreement to the Facility Agent, each in form and substance satisfactory to the Facility Agent;
(iii)to the extent any such notice has not been separately provided by a Transaction Party other than the Borrower, promptly, and in any event within five (5) Business Days, after a Responsible Officer of any Spruce Party obtains Knowledge thereof (to the extent the Borrower also has Knowledge thereof), notice of the occurrence of any event that constitutes an Event of Default, a Potential Default, an Early Amortization Event or Servicer Termination Event, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto;
(iv)promptly, and in any event within five (5) Business Days after a Responsible Officer of any Spruce Party obtains Knowledge thereof (to the extent the Borrower also has Knowledge thereof), notice of any other material development concerning any litigation, governmental or regulatory proceeding (including Environmental Law) or labor matter (including ERISA Event) pending or threatened in writing against a Spruce Party;
(v)as soon as possible, and in any event within five (5) Business Days, after the Borrower or any of its ERISA Affiliates knows or has reason to know that an ERISA Event has occurred, deliver to the Lenders a certificate of a Responsible Officer of the Borrower setting forth the details of such ERISA Event, the action that the Borrower or the ERISA Affiliate proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or the Pension Benefit Guaranty Corporation;
(vi)promptly, and in any event within five (5) Business Days, after a Responsible Officer of any Spruce Party obtains Knowledge thereof (to the extent the Borrower also has Knowledge thereof), notice that a Solar Asset is a Defective Solar Asset;
(vii)to the extent any such notice has not been separately provided by a Spruce Party other than the Borrower (to the extent the Borrower has Knowledge thereof), promptly, and in any event within five (5) Business Days, after receipt thereof by any Spruce Party, copies of all material amendments, supplements or waivers to any Transaction Document or any Sale Leaseback Document; and
(viii)to the extent any such notice has not been separately provided by a Spruce Party other than the Borrower (to the extent the Borrower has Knowledge thereof), promptly, and in any event within five (5) Business Days, after receipt thereof by any Spruce Party, copies of all notices and other documents delivered or received by the Borrower with respect to any tax Liens on Solar Assets.
(B)Other Notices. Promptly, upon acquiring notice or giving notice, as the case may be, or obtaining Knowledge thereof, give written notice to the Facility Agent and each Lender of:
(i)any filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation, Environmental Claim, investigation or proceeding, whether at law or in equity by or before any Governmental Authority or any other material written notice from a Governmental Authority, in each case, with respect to any Spruce Party, any Transaction Document or any Sale Leaseback Document, except to the extent that such action, suit, litigation, Environmental Claim, investigation, proceeding or notice would not reasonably be expected to have a Material Adverse Effect;

(ii)any dispute or disputes between a Spruce Party, on the one hand, and any Person, on the other hand, which could reasonably be expected to have a Material Adverse Effect and that involve (i) claims against such Spruce Party, (ii) injunctive or declaratory relief, or (iii) revocation, material modification, or suspension of any applicable Permit or imposition of additional material conditions with respect thereto;
(iii)the occurrence of any event or circumstance which has, or could reasonably be expected to have, a Material Adverse Effect; and
(iv)the occurrence of, or notice given or received by a Spruce Party of, any event of default or termination in respect of any breach, default or claim under a Sale Leaseback Document.
(C)Reports; Other Information. The Borrower will furnish to the Facility Agent for delivery to each Lender:
(i)promptly after receipt thereof, copies of any material documents and reports related to the NJR Documents furnished to the Seller or the Borrower by NJR or a Governmental Authority;
(ii)as promptly as practicable (but in no event later than 10 Business Days following receipt or delivery thereof), copies of all material notices, documents or reports received or sent by the Borrower, any other Spruce Party or any Affiliate thereof pursuant to the Sale and Contribution Agreement or any Sale Leaseback Document;
(iii)promptly after receipt thereof, a copy of any “management letter” received by the Borrower or in respect of the NJR Documents from its independent accounts and management’s response thereto; and
(iv)promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Spruce Party or compliance with the terms of any Transaction Document or Sale Leaseback Document, as the Facility Agent or any Lender may reasonably request through the Facility Agent.
(D)Quarterly Servicer Reporting. The Borrower shall enforce the provisions of the Servicing Agreement which require the Servicer to furnish, in each case to the Facility Agent, each Lender and the Paying Agent, the Quarterly Servicer Report on each Determination Date pursuant to and in accordance with the terms of the Servicing Agreement.
(E)[Reserved].
(F)[Reserved].
(G)UCC Matters; Protection and Perfection of Security Interests. The Borrower agrees to notify the Facility Agent in writing five (5) Business Days prior to any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s identity or type of organization or corporate structure, or (iii) in the jurisdiction of any Loan Party’s organization, in each case, within ten (10) Business Days of such change. The Borrower agrees that from time to time, at its sole cost and expense, it will promptly execute and deliver all further instruments and documents, and take all further action necessary or reasonably required by the Facility Agent (a) to complete all assignments under the Sale and Contribution Agreement, the NJR Purchase Agreement and the Sale Leaseback Documents, (b) to perfect, protect or more fully evidence the Collateral Agent’s security interest in the Collateral, or (c) to enable the Facility Agent and the Collateral Agent to exercise or enforce any of its rights hereunder, under the Collateral Documents or under any other Transaction Document. Without limiting the Borrower’s obligation to do so, the Borrower hereby irrevocably authorizes the filing of such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or reasonably required by the Facility Agent to perfect the Collateral Agent’s interest in the Collateral. The Borrower hereby authorizes the Facility Agent and the Collateral Agent to file one or more financing or continuation statements, and amendments thereto and assignments thereof, naming the Seller, the Borrower or the Pledgor as debtor, relative to all or any of the Collateral now existing or hereafter arising without the signature of the Borrower, the Seller or the Pledgor. A carbon, photographic or other reproduction of the Collateral Documents or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement. Notwithstanding anything in this Section 5.1(G) to the contrary, the Collateral Agent shall not be responsible for the filing of financing or continuation statements, or amendments thereto or assignments thereof, or for the monitoring of any such instruments or notices.
(H)Access to Certain Documentation and Information Regarding the Solar Assets. The Borrower shall permit and shall cause each other Spruce Party to permit the Facility Agent and each Lender or its duly authorized representatives or independent contractors, upon reasonable advance notice to such Spruce Party, (i) access to documentation that such Spruce Party may possess regarding the Solar Assets and the NJR Documents, (ii) to visit such Spruce Party and to discuss their respective affairs, finances and accounts (as they relate to their respective obligations under this Agreement and the other Transaction Documents) with such Spruce Party, their respective officers, and independent accountants (subject to such accountants’ customary policies and procedures), and (iii) to examine the books of account and records of such Spruce Party as they relate to the Solar Assets and the NJR Documents, to make copies thereof or extracts therefrom, in each case, at such reasonable times and during regular business hours of such Spruce Party. The frequency of the granting of such access, such visits and such examinations, and the party to bear the expense thereof, shall be governed by the provisions of Section 7.17 with respect to the reviews of the Spruce Parties’ business operations described in such Section 7.17. The Facility Agent and each Lender shall and shall cause their representatives or independent contractors to use commercially reasonable efforts to avoid interruption of the normal business operations of the Spruce Parties. Notwithstanding anything to the contrary in this Section 5.1(H), (i) none of the Spruce Parties will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (x) constitutes non-financial trade secrets or non-financial proprietary information, (y) in respect of which disclosure to the Facility Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding confidentiality agreement or (z) is subject to attorney-client or similar privilege or constitutes attorney work product, and (ii) each Spruce Party shall have the opportunity to participate in any discussions with such Spruce Party’s independent accountants.
(I)Existence and Rights; Compliance with Laws. The Borrower shall preserve and keep in full force and effect its (x) limited liability company existence and (y) any material rights, permits, patents, franchises, licenses and qualifications, except (with respect to clause (y) only) to the extent that the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. The Borrower shall comply, and cause its directors (acting in their capacity as such), officers, and employees, officers and employees to, comply with all applicable Laws, including Anti-Money Laundering Laws, Anti-Corruption Laws, Sanctions, consumer protection laws, and all orders, writs, injunctions and decrees applicable to it or to its business or property and maintain in place all permits, licenses, approvals and qualifications required for each of them to conduct its business activities, except (other than with respect to Anti-Money Laundering Laws, Anti-Corruption Laws, Sanctions) to the extent such non-compliance or failures to maintain as would not be reasonably expected to have a Material Adverse Effect.
(J)Preservation of Rights; Further Assurance. The Borrower shall:
(a)(i) Maintain in full force and effect, preserve, protect and defend the material rights of each Spruce Party and (ii) take all actions necessary to prevent termination or cancellation (except as required by the Operative Documents) by, and enforce against, other parties of the terms of each Transaction Document and each Sale Leaseback Document, including enforcement of any claims with respect thereto.
(b)Preserve and maintain the security interests granted under the Collateral Documents and undertake all actions that are necessary or appropriate to (a) maintain the Collateral Agent’s security interest in the Collateral in full force and effect at all times (including the priority thereof), (b) preserve and protect the Collateral and (c) protect and enforce the Borrower’s rights and title and the rights of the Collateral Agent and the other Secured Parties to the Collateral, including the making or delivery of all filings and recordations, the payment of all fees and other charges and the issuance of supplemental documentation.
(c)From time to time as reasonably requested by the Facility Agent, execute, acknowledge, record, register, deliver and/or file all such notices, statements, instruments and other documents (including any financing statement, continuation statement, certificate of title or estoppel certificate) as are necessary or appropriate to carry out the interest and purposes of the Transaction Documents or necessary to maintain the Collateral Agent’s perfected security interest in the Collateral to the extent and in the priority required pursuant to the Collateral Documents.
(K)Books and Records. The Borrower shall maintain, and cause (if it is an Affiliate of the Borrower) the Servicer to maintain, proper and complete financial and accounting books and records. The Borrower shall maintain or shall cause to be maintained (i) with respect to Solar Assets, accounts and records as to each Solar Asset that are proper, complete, accurate and sufficiently detailed so as to permit (x) the reader thereof to know as of the most recently ended calendar month the status of each Solar Asset including payments made and payments owing (and whether or not such payments are past due) and (y) reconciliation of payments on each Solar Asset and the amounts from time to time deposited in respect thereof in the Lockbox Account or the Collection Account and (ii) accounts and records as to the Borrower that are proper, complete, accurate and sufficiently detailed so as to permit the reader thereof to know as of the most recently ended calendar quarter the status of the Borrower, including payments made and payments owing (and whether or not such payments are past due) and the amounts from time to time deposited into the Collection Account.
(L)Taxes. (i) The Borrower shall pay, or cause to be paid, discharged, or otherwise satisfied, when due all of its Tax liabilities; provided, that the Borrower shall not be required to pay any such Tax that is being contested in good faith by appropriate proceedings diligently conducted if the Borrower has maintained adequate reserves with respect thereto in accordance with GAAP, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.
(i)The Borrower shall at all times be classified as a disregarded entity for U.S. federal income tax purposes.
(M)Maintenance of Properties. The Borrower shall ensure that its material properties and equipment used or useful in each of their business in whomsoever’s possession they may be (including NJR), are kept in reasonably good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, in each case, to the extent and in the manner customary for companies in similar businesses.
(N)ERISA. The Borrower shall deliver to the Facility Agent such certifications or other evidence from time to time prior to the repayment of all Obligations, as requested by the Facility Agent in its sole discretion, that (i) no Spruce Party is an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA or a plan within the meaning of Section 4975 of the Internal Revenue Code, or a “governmental plan” within the meaning of Section 3(32) of ERISA or a “church plan” within the meaning of Section 3(33) of ERISA, (ii) no Spruce Party is subject to federal, state, local or non-U.S. statutes regulating investments and fiduciary obligations with respect to governmental plans, church plans or other plans not subject to ERISA, and (iii)  assets of the Borrower do not constitute “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101, as modified in application by Section 3(42) of ERISA of any “benefit plan investor” as defined in Section 3(42) of ERISA.
(O)Use of Proceeds. The proceeds of the Loan shall be used only as permitted under Section 2.3. No part of the proceeds of the Loan shall be used directly or indirectly to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in violation of any of the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System or in violation of Sanctions.

(P)Collections; Names. The Borrower shall direct the Servicer to cause (i) the Host Customers to make all Host Customer Payments directly to the Lockbox Account, (ii) the Lessee to make all Sale Leaseback Payments directly to the Collection Account and (iii) Hedged SREC Counterparties to make Hedged SREC Payments directly to the Collection Account. In the event that the Borrower or any Affiliated Entity thereof receives any Collections directly, the Borrower shall hold, or cause such Affiliated Entity to hold, all such Collections in trust for the benefit of the Secured Parties and deposit, or cause such Affiliated Entity to deposit, such Collections into the Collection Account or the Lockbox Account, as soon as practicable, but in no event later than two (2) Business Days after its receipt thereof.
(Q)Insurance. The Borrower shall maintain or cause to be maintained, at its own expense, insurance coverage by such insurers and in such forms and amounts and against such risks as are generally consistent with the insurance coverage maintained by or on behalf of the Borrower as set forth in the Servicing Agreement. The Borrower shall be deemed to have complied with the preceding sentence if one of its Affiliates has such policy coverage and, by the terms of any such policies, the coverage afforded thereunder extends to the Borrower. Upon the request of the Facility Agent, the Borrower shall cause to be delivered to the Facility Agent, a certification evidencing the Borrower’s coverage under any such policies described in this Section 5.1(Q).
(R)Maintenance of Independent Manager. The Borrower shall maintain at least one individual to serve as an independent manager (the “Independent Manager”) of the Borrower, which individual meets the definition set forth in the Borrower’s LLC Agreement on the Closing Date.
(S)NJR Documents. The Borrower shall make such reasonable requests for information and reports or for action under the NJR Documents to NJR as the Facility Agent may reasonably request to the extent that the Borrower or the Seller is entitled to do the same thereunder.
(T)Acquisitions from Seller. The Borrower shall (i) acquire the Conveyed Property pursuant to and in accordance with the terms of the Sale and Contribution Agreement, (ii) take all action necessary to perfect, protect and more fully evidence such ownership, including (a) filing and maintaining effective financing statements (Form UCC-1) naming, with respect to the Conveyed Property, the Seller as debtor, the Borrower as assignor/secured party and the Collateral Agent as secured party, in all necessary filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices and (b) executing or causing to be executed such other instruments or notices as may be necessary or reasonably requested by the Facility Agent, and (iii) take all additional action that the Facility Agent may reasonably request, in each case to perfect, protect and more fully evidence the respective interests of the parties to this Agreement.
(U)Maintenance of Separate Existence. The Borrower shall take all reasonable steps to continue its identity as separate legal entity and to make it apparent to third Persons that it is an entity with assets and liabilities distinct from those of the Affiliated Entities or any other

Person, and that it is not a division of any of the Affiliated Entities or any other Person. In that regard the Borrower shall, except as otherwise provided in the Transaction Documents:
(i)maintain its assets in a manner which facilitates their identification and segregation from those of any of the other Affiliated Entities;
(ii)conduct all intercompany transactions with the other Affiliated Entities on terms which the Borrower reasonably believes to be on an arm’s length basis;
(iii)except as contemplated by the Performance Guaranty, not guarantee any obligation of any of the other Affiliated Entities, nor have any of its obligations guaranteed by any other Affiliated Entity or hold itself out as responsible for the debts of any other Affiliated Entity or for the decisions or actions with respect to the business and affairs of any other Affiliated Entity;
(iv)except as expressly otherwise permitted hereunder or contemplated under any of the other Transaction Documents, not permit the commingling or pooling of its funds or other assets with the assets of any other Affiliated Entity;
(v)maintain separate deposit and other bank accounts to which no other Affiliated Entity has any access;
(vi)compensate (either directly or through reimbursement of its allocable share of any shared expenses) all employees, consultants and agents, and Affiliated Entities, to the extent applicable, for services provided to the Borrower by such employees, consultants and agents or Affiliated Entities, in each case, either directly from such Borrower’s own funds or indirectly through documented capital contributions from the Sponsor, the Seller or any other direct or indirect parent of the Borrower;
(vii)pay for its own account, directly from such Borrower’s own funds or indirectly through documented capital contributions from the Sponsor, the Seller or any other direct or indirect parent of the Borrower, for accounting and payroll services, rent, lease and other expenses (or its allocable share of any such amounts provided by one or more other Affiliated Entity) and not have such operating expenses (or the Borrower’s allocable share thereof) paid by any of the Affiliated Entities; provided, that the Sponsor or another Affiliated Entity shall be permitted to pay the initial organizational expenses of the Borrower;
(viii)conduct its business (whether in writing or orally) solely in its own name through its duly authorized officers, employees and agents, including the Servicer; and
(ix)otherwise practice and adhere to corporate formalities such as complying with its organizational documents and member and manager resolutions, the holding of regularly scheduled meetings of members and managers, and maintaining complete and correct books and records and minutes of meetings and other proceedings of its members and managers.
Nothing otherwise expressly permitted or contemplated by any provision in any Transaction Document shall be prohibited by this Section 5.1(U).
(V)Updates to Account Schedule. Schedule II attached hereto shall be updated by the Borrower and delivered to the Facility Agent immediately to reflect any changes as to which the notice and other requirements specified in Section 5.2(K) have been satisfied.
(W)Deposits into the Paying Agent Accounts.
(i)The Borrower shall direct, or cause to be directed, all amounts on deposit in a Lockbox Account in excess of the Retention Amount to be swept to the Collection Account by the close of each Business Day, subject to the terms of the Lockbox Account Control Agreement.
(ii)The Borrower shall not deposit or otherwise credit (or cause to be deposited or credited), or consent to or fail to object to any such deposit or credit of, cash or cash proceeds into the Collection Account, other than Collections, any amounts deposited therein by the Seller or the Sponsor pursuant to the Sale and Contribution Agreement or the Performance Guaranty, respectively, any other amounts deposited therein by any Person pursuant to a Transaction Document or a Sale Leaseback Document, any amounts deposited therein by a Hedge Counterparty pursuant to a Hedge Agreement and amounts deposited therein from the Liquidity Reserve Account in accordance with Section 8.2; provided, that the inadvertent depositing of funds into the Collection Account or a Lockbox Account shall not constitute a breach of this provision.
(X)Hedging. No later than five (5) Business Days after the Closing Date, the Borrower shall enter into and thereafter maintain one or more Hedge Agreements with Qualifying Hedge Counterparties in form and substance satisfactory to the Facility Agent, acting reasonably, which consent shall be deemed given if the Facility Agent fails to respond within ten (10) Business Days. Such Hedge Agreements shall hedge an amount reasonably determined by the Facility Agent’s proprietary model and in consultation with the Borrower in the form of (i) interest rate caps (an “Interest Rate Cap”) or (ii) another form of Swap Contract that hedges or mitigates risk related to interest rates and, in each case, and pursuant to which such Qualifying Hedge Counterparty shall be required to deposit payments under such Hedge Agreements into the Collection Account (including, in the case of an Interest Rate Cap, on each Payment Date if the reference rate agreed to by the Facility Agent and the Borrower (at the time an Interest Rate Cap is executed) for the related Interest Accrual Period is greater than the Strike Price). If at any time the aggregate notional amount hedged under all outstanding Hedge Agreements is less than 80.0% of the expected amortization schedule of the Outstanding Loan Balance, as reasonably determined by the Facility Agent's proprietary model and in consultation with the Borrower, the Borrower shall within ten (10) Business Days enter into one or more additional Hedge Agreements in accordance with the first sentence of this Section 5.1(X) such that the aggregate notional amount hedged under all Hedge Agreements entered into by the Borrower is equal to or greater than 80.0% of the expected amortization schedule of the Outstanding Loan Balance, as reasonably determined by the Facility Agent's proprietary model and in consultation with the Borrower; provided, that, if the DSCR for any Payment Date is less than or equal to 1.10, the Borrower shall enter into one or more additional Hedge Agreements such that the aggregate notional amount hedged under all Hedge Agreements entered into by the Borrower is equal to or greater than 90.0% of the expected amortization schedule of the Outstanding Loan Balance, as reasonably determined by the Facility Agent's proprietary model and in consultation with the Borrower.  For purposes of this Section 5.1(X), the hedging arrangements entered into shall be on terms and conditions and pursuant to such documentation as shall be reasonably acceptable to the Facility Agent.
(Y)Data Room. The Borrower shall maintain an electronic data room for which the Facility Agent and the Lenders shall have access and to which the Borrower shall upload any documents required to be delivered by a Spruce Party under the Transaction Documents and any other material documents related to the Transaction Documents or Sale Leaseback Documents. Any documents required to be "delivered" pursuant the Transaction Documents shall be deemed to have been "delivered" if posted to such data room.
(Z)Liquidated Damages; NJR Purchase Agreement and Sale Leaseback Documents Remedies; Servicing Agreement. The Borrower shall promptly enforce all obligations of the Seller and the Performance Guarantor to pay Liquidated Damages with respect to Defective Solar Assets under the terms of the Sale and Contribution Agreement and the Performance Guaranty, as applicable, and shall cause all proceeds thereof to be remitted to or otherwise deposited into the Collection Account. The Seller or the Borrower, as applicable, shall promptly enforce all obligations of NJR under the terms of the NJR Purchase Agreement or the Sale Leaseback Documents, as applicable, and shall cause all proceeds thereof to be remitted to or otherwise deposited into the Collection Account. The Borrower shall promptly enforce all obligations of the Servicer to sell Unhedged SRECs under the Servicing Agreement, and shall cause all proceeds thereof to be remitted to or otherwise deposited into the Lockbox Account.
(AA)Update to Solar Assets. The Borrower shall notify the Servicer and the Facility Agent in writing of any additions or deletions to the Schedule of Solar Assets no later than each Payment Date (which shall be prepared as of a date no earlier than the last day of the related Collection Period).
(AB)Beneficial Owner Certification. Promptly following any request therefor, Borrower shall provide such information and documentation with respect to the Spruce Parties as may be reasonably requested by the Facility Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the Patriot Act, the Beneficial Ownership Regulation or other applicable Anti-Money Laundering Laws.
(AC)Sale Leaseback Maintenance Services Agreement. The Borrower shall cause the Lessee to maintain in effect the Sale Leaseback Maintenance Services Agreement at all times prior to the termination of the Sale Leaseback Agreement and not amend or waive any provision thereof in a manner that would adversely affect the Secured Parties.

Section V.2.Negative Covenants. The Borrower covenants and agrees that, until all Obligations (other than contingent obligations not then due) hereunder have been paid in full, the Borrower will not:
(A)Business Activities. Conduct any business other than:
(i)(x) the acquisition, ownership and financing of the Conveyed Property and other Collateral, (y) the lease, ownership of, and sale of energy from, and the operation, management, maintenance and financing of, the PV Systems and the Host Customer Solar Assets related thereto and (z) activities related or incidental to the foregoing (including those contemplated by the Transaction Documents, the Customer Agreements or the Sale Leaseback Documents);
(ii)the conveyance from time to time (a) of a Host Customer Purchased Asset to the applicable Host Customer, (b) of proceeds of Defective Solar Assets to the Seller or the Sponsor to the extent Liquidated Damages have been paid therefor pursuant to the terms of the Sale and Contribution Agreement or the Performance Guaranty, as applicable, (c) Hedged SRECs pursuant to the Hedged SREC Agreements and (d) of proceeds of Excluded Collateral to the Sponsor;
(iii)[reserved];
(iv)the performance by the Borrower of all of its obligations and the exercise of its rights under the aforementioned agreements and under this Agreement, the other Transaction Documents, the Sale Leaseback Documents and any documentation related thereto; and
(v)to engage in any lawful act or activity and to exercise any powers permitted under the Delaware Limited Liability Company Act that are reasonably related, incidental, necessary, or advisable to accomplish the foregoing.
Notwithstanding the foregoing, after the Closing Date and at any time on or prior to the date on which all Obligations (other than contingent obligations not then due) of the Borrower hereunder have been paid in full, the Borrower shall not, without the prior written consent of the Facility Agent, (1) purchase or otherwise acquire any property, except for acquisitions made in accordance with (or as expressly permitted by) the Transaction Documents and the Sale Leaseback Documents or (2) establish or acquire any Subsidiary.
(B)Sales, Liens, Etc. Except as permitted hereunder (including pursuant to the Customer Agreements and transfers permitted pursuant to Section 5.2(A)) (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Lien upon or with respect to any portion of the Collateral, or upon or with respect to the Collection Account or any other account owned by or in the name of the Borrower to which any Collections are sent, or assign any right to receive income in respect thereof or (ii) create or suffer to exist any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign any right to receive income, to secure or provide for the payment of any Indebtedness of any

Person or for any other reason (in each case, except to the extent such property or income constitutes Excluded Collateral); provided that notwithstanding anything to the contrary herein, this Section 5.2(B) shall not prohibit any Lien that constitutes a Permitted Lien.
(C)Indebtedness. Incur or assume, or permit any Loan Party to incur or assume, any Indebtedness, except Permitted Indebtedness.
(D)Loans and Advances. Make, or permit any Loan Party to originate any loans or make any advances to any Person.
(E)Dividends, Etc. Declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any interest in the Borrower, or purchase, redeem or otherwise acquire for value any interest in the Borrower held by any Affiliated Entities or any rights or options to acquire any such interest, except:
(i)distributions of cash by the Borrower in accordance with Section 2.7(B);
(ii)distributions of the proceeds of the Loan (net of any amounts used in accordance with Section 2.3); and
(iii)transfers, dividends or other distributions of Excluded Collateral.
(F)Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, except in connection with the acquisition of Collateral and similar property pursuant to the Sale and Contribution Agreement or pursuant to an acquisition or sale where the Loan and related Obligations have been paid in full with all accrued but unpaid interest thereon and any related Liquidation Fees, if any.
(G)Fundamental Changes. Liquidate or dissolve, or sell or lease or otherwise transfer or dispose of, all or any substantial part of its property, assets or business, or combine, merge or consolidate with or into any other entity (in each case, whether in one transaction or a series of transactions) other than in accordance with a transaction permitted under Section 5.2(F) above.
(H)Investments. Make any investment of capital (other than Permitted Investments) in any Person, either by purchase of stock or securities, contributions to capital, property transfer or otherwise or acquire or agree to acquire by any manner any business of any Person.
(I)Change in Organizational Documents. Amend, modify or otherwise change any of the terms or provisions in the Borrower LLC Agreement without the consent of the Facility Agent and the Majority Lenders.

(J)Transactions with Affiliates. Enter into, or be a party to any transaction with any of its Affiliates, except (i) the Transaction Documents and the transactions contemplated thereby, and (ii) any other transactions permitted by Sections 5.2(B), (C), (E) or (F).
(K)Addition, Termination or Substitution of Accounts. Add, terminate or substitute or consent to the addition, termination or substitution of a Paying Agent Account or Lockbox Account unless, (x) the Facility Agent shall have consented thereto after having received at least thirty (30) days’ prior written notice thereof, which consent shall not be unreasonably withheld, and (y) prior to directing any Host Customer to remit Host Customer Payments, the Lessee to remit Sale Leaseback Payments or Hedged SREC Counterparties to remit Hedged SREC Payments directly thereto, all actions requested by the Facility Agent to protect and perfect the interest of the Secured Parties in the Collections in respect of the affected Solar Assets have been taken.
(L)Collections. Deposit Collections received by it into any bank account other than the Lockbox Account or the Collection Account; provided that the inadvertent depositing of funds into any other account shall not constitute a breach of this provision so long as the Borrower transfers such funds to the Collection Account or Lockbox Account in accordance with Section 5.1(P).
(M)Borrower Membership Interests. Issue Equity Interests in the Borrower to any Person other than the Pledgor.
(N)Name and Jurisdiction; Fiscal Year. Change its name, its jurisdiction of organization, accounting policies (except as permitted or required by GAAP) or its fiscal year without notifying the Facility Agent in writing five (5) Business Days prior to such change.
(O)Amendments to Policies. Except as required by Applicable Law, revise or modify or permit the Sponsor or any affiliate thereof to revise or modify its Customer Collection Policy or Service Transfer Policy in such a manner as would be reasonably expected to have a material adverse effect on the Lenders without the prior written consent of the Majority Lenders. To the extent the Customer Collection Policy or Service Transfer Policy is required to be revised or modified by any Applicable Law, the Borrower shall provide the Facility Agent and the Lenders with the correspondence, if any, from the applicable Governmental Authority requiring such revisions or modifications promptly upon receipt thereof and copies of such revised policies within five (5) Business Days of when such policies are revised or modified.
(P)Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. The Borrower shall not, nor shall the Borrower’s consolidated Affiliates, request the Loan, or, directly or indirectly use, the proceeds of the Loan or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other Person (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, (iii) in any manner that would result in the violation of any Sanctions applicable to any Person party to this Agreement, and (iv) in any manner that would result in the violation of any Anti-Money Laundering Laws applicable to any Person party to this Agreement.
(Q)Amendments to Transaction Documents. The Borrower shall not amend, modify or terminate any Transaction Documents or waive any term thereunder or consent to any amendment, modification or waiver to any Transaction Documents without the prior written consent of the Facility Agent and the Majority Lenders.
Article VI

Events of Default
Section VI.1.Events of Default. The occurrence of any of the following specified events shall constitute an event of default under this Agreement (each, an “Event of Default”):
(A)Non-Payment. (i) The Borrower shall fail to make any required payment of principal when due hereunder (except as otherwise provided in subclauses (ii) – (v)) and such failure shall continue unremedied for two (2) Business Days after the day such payment is due, (ii) the Borrower shall fail to make any required payment of interest when due hereunder and such failure shall continue unremedied for two (2) Business Days after the day such payment is due, (iii) the Borrower shall fail to cure a Borrowing Base Deficiency for two consecutive Payment Dates, (iv) the Borrower shall fail to pay the Outstanding Loan Balance or any other Obligation by the Maturity Date or (v) the Borrower shall fail to make any required payment on any other Company Obligation when due hereunder or under any other Transaction Document (except with respect to this clause (v) those which are being contested in good faith by appropriate actions diligently conducted and for which adequate reserves have been provided in accordance with GAAP) and such failure under this subclause (v) shall continue unremedied for ten (10) Business Days after the earlier of (a) written notice of such failure shall have been given to the Borrower by the Facility Agent or any Lender or (b) the date upon which a Responsible Officer of the Borrower obtained Knowledge of such failure.
(B)Insolvency Event. An Insolvency Event shall occur with respect to the Borrower.
(C)Covenants. Except as otherwise provided in this Section 6.1, the Borrower shall fail to perform or observe any term, covenant or agreement contained in this Agreement or in any other Transaction Document, which, for covenants under Section 5.1 only, has not been cured within thirty (30) days from the earlier of the date of receipt by the Borrower of written notice from the Facility Agent of such failure, or Knowledge thereof.
(D)Representations. Any representation or warranty made or deemed made by the Borrower herein or in any other Transaction Document (after giving effect to any qualification as to materiality set forth therein, if any, and excluding any representation or warranty that could or does give rise to a Solar Asset being a Defective Solar Asset so long as the Seller or the Performance Guarantor (as applicable) duly complies with its obligations under Section 7 of the Sale and Contribution Agreement or Section 2 of the Performance Guaranty, respectively, pertaining to such Defective Solar Asset) shall fail to have been accurate in any material respect when made and, to the extent such failure can be cured, such failure shall continue unremedied for a period of thirty (30) calendar days; provided that, an Event of Default under this clause (D) shall not arise solely as a result of a misrepresentation with respect to whether a Solar Asset is an Eligible Solar Asset (including any such misrepresentation under Section 4.1(AA)) (it being understood that, other than any rights that may accrue to Indemnitees under Section 10.5 in respect of any such misrepresentation, neither the Facility Agent nor the Lenders shall have any remedies with respect to any such misrepresentation).
(E)Validity of Transaction Documents. Any material provision of any Transaction Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or as a result of acts or omissions by a Secured Party, shall cease to be in full force and effect, or any Spruce Party shall contest in writing the validity or enforceability of any provision of any Transaction Document, or any Spruce Party shall deny in writing that it has any or further liability or obligation under any Transaction Document, or any Spruce Party shall purport in writing to revoke or rescind any Transaction Document.
(F)Security Interest. The Collateral Agent, for the benefit of the Secured Parties, ceases to have a first priority perfected security interest in any portion of the Collateral for ten (10) consecutive days after the earlier of (a) written notice of such failure shall have been given to the Borrower by the Collateral Agent, the Facility Agent or any Lender or (b) the date upon which a Responsible Officer of the Borrower obtained Knowledge of such failure.
(G)1940 Act. The Borrower shall become subject to registration as an “investment company” under the 1940 Act.
(H)Tax Classification. The Borrower shall become taxable as a corporation (or publicly traded partnership taxable as a corporation) for U.S. federal or state income tax purposes;
(I)Liquidated Damages. The Seller or the Performance Guarantor, as applicable, shall fail to pay any Liquidated Damages with respect to a Defective Solar Asset when due in accordance with the terms of the Sale and Contribution Agreement or the Performance Guaranty, as applicable.
(J)Hedging. (i) Failure of the Borrower to maintain Hedge Agreements satisfying the Hedge Requirements and such failure continues for two (2) Business Days or (ii) any Hedge Counterparty ceases to be a Qualifying Hedge Counterparty and such Hedge Counterparty is not replaced with a Qualifying Hedge Counterparty within ten (10) Business Days.
(K)Judgments. There shall remain in force, undischarged, unsatisfied, and unstayed for more than thirty (30) consecutive days, any final non-appealable judgment against the Borrower in excess of $500,000 over and above the amount of insurance coverage available from a financially sound insurer that has not denied coverage.
(L)Cross Default. The Borrower (i) defaults in making any payment required to be made under any agreement for borrowed money having a principal amount of $1,000,000 or more and such default is not cured within the relevant cure period or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such indebtedness, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such indebtedness or beneficiary or beneficiaries of such indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such indebtedness to be declared to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto) and such failure, event or condition is not cured within the relevant cure period.
(M)Breach of Performance Guaranty. Any failure by Sponsor to (i) make any required payment under the Performance Guaranty (other than a failure to pay Liquidated Damages covered in clause (I)) shall continue unremedied for five (5) Business Days or (ii) perform under the Performance Guaranty (other than a failure to pay Liquidated Damages covered in clause (I) above or any payment covered in clause (i)) shall continue unremedied for thirty (30) days, in each case after the earlier of (a) written notice of such failure shall have been given to the Borrower by the Facility Agent or any Lender or (b) the date upon which a Responsible Officer of the Borrower obtained Knowledge of such failure.
(N)ERISA Event. Either (i) any ERISA Event shall have occurred that could result in a Material Adverse Effect or (ii) the Borrower is or becomes or the assets of the Borrower are or become “plan assets” (within the meaning of Section 3(42) of ERISA and 29 C.F.R. § 2510.3-101) of an employee benefit plan (as defined in Section 3(3) of ERISA) which are subject to Title I of ERISA, Section 4975 of the Internal Revenue Code, or, by reason of any investment in the Borrower by any governmental plan, church plan or other plan not subject to ERISA or Section 4975 of the Code, as the case may be, any other federal, state, local or non-U.S. provision similar to Section 406 of ERISA or Section 4975 of the Internal Revenue Code.
(O)Sale Leaseback Documents. Any Spruce Party shall fail to observe or perform any of its material obligations or breach any representation, warranty, term or condition of the Sale Leaseback Documents applicable to it the effect of which failure or breach could reasonably be expected to have a Material Adverse Effect and has not been cured (to the extent such breach can be cured and such Spruce Party is diligently pursuing such cure) within thirty (30) days from the earlier of the date of receipt by such Spruce Party of written notice from the Facility Agent of such failure, or Knowledge thereof.
(P)Lessee Default. The Lessee shall fail to make any required payment (including any Sale Leaseback Payment) when due under the Sale Leaseback Documents and such failure has not been cured within thirty (30) days of such failure.
(Q)Solar Asset Payment Level. On any Payment Date, the Solar Asset Payment Level is less than 80.0% for the related Collection Period.
Section VI.2.Remedies. If any Event of Default shall then be continuing, the Facility Agent shall, upon the written request of the Majority Lenders, by written notice to the Borrower and the Lenders, take any or all of the following actions, without prejudice to the rights of the

Facility Agent or any Lender to enforce its claims against the Borrower in any manner permitted under applicable law:
(A)declare the principal of and any accrued interest in respect of the Loan and all other Obligations owing hereunder and thereunder to be, whereupon the same shall become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided, that, upon the occurrence of an Insolvency Event with respect to the Borrower, the principal of and any accrued interest in respect of the Loan and all other Obligations owing hereunder shall be immediately due and payable without any notice to the Borrower or Lenders;
(B)prohibit distributions from the Paying Agent Accounts or the Lockbox Account to the Borrower or any Affiliate thereof;
(C)replace the Servicer with a successor in accordance with the Servicing Agreement; and/or
(D)direct the Collateral Agent to foreclose on and liquidate the Collateral and pursue all other remedies available under the Collateral Documents.
Section VI.3.Sale of Collateral. (A) The power to effect any sale of any portion of the Collateral upon the occurrence and during the continuance of an Event of Default pursuant to this Article VI and the Collateral Documents shall not be exhausted by any one or more sales as to any portion of the Collateral remaining unsold, but shall continue unimpaired until all Obligations (other than contingent obligations not then due) hereunder have been paid in full or, if such Obligations have not been paid full, until all Collateral shall have been sold. The Facility Agent acting on its own or through an agent, may from time to time postpone any sale by public announcement made at the time and place of such sale.
(A)Upon the occurrence and during the continuation of an Event of Default, the Collateral Agent  shall, upon the written direction of the Facility Agent (acting at the written request of the Majority Lenders), by written notice to the Borrower and the Lenders sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit (including pursuant to a “credit sale” to a Lender or an assignee thereof) or for future delivery, and upon such other terms as the Collateral Agent (acting upon the written direction of Majority Lenders) may require.
Article VII

The Facility Agent
Section VII.1.Appointment; Nature of Relationship. The Facility Agent is appointed by the Lenders (and by each Hedge Counterparty by execution of a Hedge Counterparty Joinder, if applicable) as the Facility Agent hereunder and under each other Transaction Document, and each of the Lenders and each Hedge Counterparty irrevocably authorizes the Facility Agent to act as the contractual representative of such Lender and such Hedge Counterparty with the rights and duties expressly set forth herein and in the other Transaction Documents. The Facility Agent agrees to act as such contractual representative upon the express conditions contained in this Article VII. Notwithstanding the use of the defined term “Facility Agent,” it is expressly understood and agreed that the Facility Agent shall not have any fiduciary responsibilities to any Lender or any Hedge Counterparty by reason of this Agreement and that the Facility Agent is merely acting as the representative of the Lenders and each Hedge Counterparty with only those duties as are expressly set forth in this Agreement and the other Transaction Documents. In its capacity as the Lenders’ and each Hedge Counterparty’s contractual representative, the Facility Agent (A) does not assume any fiduciary duties to any of the Lenders or any Hedge Counterparty, (B) is a “representative” of the Lenders and each Hedge Counterparty within the meaning of Section 9-102 of the UCC as in effect in the State of New York, and (C) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Transaction Documents. Each of the Lenders and each Hedge Counterparty agree to assert no claim against the Facility Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender and each Hedge Counterparty waives.
Section VII.2.Powers. The Facility Agent shall have and may exercise such powers under the Transaction Documents as are specifically delegated to the Facility Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Facility Agent shall have no implied duties or fiduciary duties to the Lenders or to any Hedge Counterparty, or any obligation to the Lenders or any Hedge Counterparty to take any action hereunder or under any of the other Transaction Documents except any action specifically provided by the Transaction Documents required to be taken by the Facility Agent.
Section VII.3.General Immunity; Exculpatory Provisions. Neither the Facility Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders, or any Hedge Counterparty for any action taken or omitted to be taken by it or them hereunder or under any other Transaction Document or in connection herewith or therewith except to the extent such action or inaction is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from the gross negligence or willful misconduct of such Person. The Facility Agent shall not have any duties or obligations except those expressly set forth herein and in the other Transaction Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Facility Agent:
(A)shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default, an Event of Default, or an Early Amortization Event has occurred and is continuing;
(B)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Transaction Documents that the Facility Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other

Transaction Documents), provided that the Facility Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Facility Agent to liability or that is contrary to any Transaction Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law;
(C)shall not, except as expressly set forth herein and in the other Transaction Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Facility Agent or any of its Affiliates in any capacity; and
(D)shall be deemed not to have knowledge of any Potential Default, Event of Default, or Early Amortization Event unless and until notice describing such is given to the Facility Agent by the Borrower or a Lender.
Section VII.4.No Responsibility for Loan, Creditworthiness, Collateral, Recitals, Etc. Neither the Facility Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (A) any statement, warranty or representation made in connection with any Transaction Document or any borrowing hereunder, (B) the performance or observance of any of the covenants or agreements of any obligor under any Transaction Document, (C) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered solely to the Facility Agent, (D) the existence or possible existence of any Potential Default or Event of Default, or (E) the validity, effectiveness or genuineness of any Transaction Document or any other instrument or writing furnished in connection therewith. The Facility Agent shall not be responsible to any Lender or any Hedge Counterparty for any recitals, statements, representations or warranties herein or in any of the other Transaction Documents, for the perfection or priority of any of the Liens on any of the Collateral, or for the execution, effectiveness, genuineness, validity, legality, enforceability, collectability, or sufficiency of this Agreement or any of the other Transaction Documents or the transactions contemplated thereby, or for the financial condition of any guarantor of any or all of the Obligations, the Borrower or any of its Affiliates.
Section VII.5.Action on Instructions of Lenders. The Facility Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Transaction Document in accordance with written instructions signed by the Majority Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Loan Notes. The Facility Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Transaction Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
Section VII.6.Employment of Agents and Counsel; Delegation of Duties. The Facility Agent may execute any of its duties as the Facility Agent hereunder and under any other Transaction Document by or through employees, agents, and attorneys-in-fact. The Facility Agent and any such employees, agents, and attorneys-in-fact may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VII shall apply to any such employees, agents, and attorneys-in-fact and to the Related Parties of the Facility Agent and any such employees, agents, and attorneys-in-fact, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Facility Agent. The Facility Agent shall not be responsible for the negligence or misconduct of any employees, agents, and attorneys-in-fact except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Facility Agent acted with gross negligence or willful misconduct in the selection of such employees, agents, and attorneys-in-fact. The Facility Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Facility Agent and the Lenders or any Hedge Counterparty and all matters pertaining to the Facility Agent’s duties hereunder and under any other Transaction Document.
Section VII.7.Reliance by Facility Agent. The Facility Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Facility Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of the Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Facility Agent may presume that such condition is satisfactory to such Lender unless the Facility Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Facility Agent may consult with legal counsel (who may be counsel for any Transaction Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section VII.8.The Facility Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify (on a pro rata basis based on the Lender Percentages) the Facility Agent (A) for any amounts not reimbursed by the Borrower for which the Facility Agent is entitled to reimbursement by the Borrower under the Transaction Documents, (B) for any other expenses incurred by the Facility Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Transaction Documents, and (C) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Facility Agent in any way relating to or arising out of the Transaction Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided, that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from the gross negligence or willful misconduct of the Facility Agent.

Section VII.9.Rights as a Lender. With respect to the portion of the Loan made by it and the Loan Notes (if any) issued to it, in its capacity as a Lender, the Facility Agent shall have the same rights and powers hereunder and under any other Transaction Document as any Lender and may exercise the same as though it were not the Facility Agent, and the term “Lender” or “Lenders,” as applicable, shall, unless the context otherwise indicates, include the Facility Agent in its individual capacity. The Facility Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Transaction Document, with the Borrower or any of its Affiliates in which such Person is not prohibited hereby from engaging with any other Person.
Section VII.10.Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Facility Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Transaction Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Facility Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Transaction Documents.
Section VII.11.Resignation and Removal of Facility Agent; Successor Facility Agent.
(A)     The Facility Agent may resign at any time by giving written notice thereof to the Lenders, each Hedge Counterparty, the Custodian, the Collateral Agent, and the Borrower. Upon any such resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint, on behalf of the Borrower and the Lenders, a successor Facility Agent. If no successor Facility Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the exiting Facility Agent’s giving notice of resignation, then the exiting Facility Agent may appoint, on behalf of the Borrower and the Lenders, a successor Facility Agent (but only if such successor is reasonably acceptable to the Majority Lenders) or petition a court of competent jurisdiction to appoint a successor Facility Agent. No such resignation shall become effective until a successor has been appointed in accordance with this Section 7.11(A) (“Resignation Effective Date”).
(B)    With effect from the Resignation Effective Date (1) the retiring or removed Facility Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Facility Agent, all payments, communications and determinations provided to be made by, to or through the Facility Agent shall instead be made by or to each Lender directly, until such time, if any, as the Majority Lenders appoint a successor Facility Agent as provided for above. Upon the acceptance of a successor’s appointment as Facility Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Facility Agent (other than as provided in Section 2.17(G) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Facility Agent as of the Resignation Effective Date, and the retiring or removed Facility Agent shall be discharged from all of its duties and obligations hereunder or under the other Transaction Documents (if not already discharged therefrom as provided above in this Section 7.11). The fees payable by the Borrower to a successor Facility Agent, if any, shall be the same as those payable to its predecessor (if any) unless otherwise agreed between the Borrower and such successor. After the retiring or removed Facility Agent’s resignation or removal hereunder and under the other Transaction Documents, the provisions of this Article VII and Sections 10.5 and 10.6 shall continue in effect for the benefit of such retiring or removed Facility Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Facility Agent was acting as Facility Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Transaction Documents, including in respect of any actions taken in connection with transferring the agency to any successor Facility Agent.
Section VII.12.Transaction Documents; Further Assurances. Each Lender and each Hedge Counterparty authorizes the Facility Agent to enter into each of the Transaction Documents to which it is a party and each Lender and each Hedge Counterparty authorizes the Facility Agent to take all action contemplated by such documents in its capacity as Facility Agent. Each Lender and each Hedge Counterparty agrees that no Lender and no Hedge Counterparty, respectively, shall have the right individually to seek to realize upon the security granted by any Transaction Document, it being understood and agreed that such rights and remedies may be exercised solely by the Facility Agent for the benefit of the Lenders and each Hedge Counterparty upon the terms of the Transaction Documents.
Section VII.13.Facility Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Laws or any other judicial proceeding relative to any Loan Party, the Facility Agent (irrespective of whether the principal of the Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Facility Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Facility Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Facility Agent and their respective agents and counsel) and all other amounts due the Lenders and the Facility Agent under Sections 2.5, 10.5 and 10.6 allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Facility Agent and, if the Facility Agent shall consent to the making of such payments directly to the Lenders, to pay to the Facility Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Facility Agent and its agents and counsel, and any other amounts due the Facility Agent under Sections 2.5, 10.5 and 10.6.

Nothing contained herein shall be deemed to authorize the Facility Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Facility Agent to vote in respect of the claim of any Lender or in any such proceeding.
The Secured Parties hereby irrevocably authorize the Facility Agent, at the direction of the Majority Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Spruce Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Facility Agent (whether by judicial action or otherwise) in accordance with any Applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Facility Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Facility Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Majority Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Majority Lenders contained in clauses (i) through (iv) of Section 10.2(A) of this Agreement), (iii) the Facility Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.
Section VII.14.Collateral and Guaranty Matters. Without limiting the provisions of Section 7.13, each of the Lenders, irrevocably authorizes the Facility Agent, at its option and in its discretion, to cause the Collateral Agent to release any Lien on any property granted to or held by the Collateral Agent under any Transaction Document (i) upon payment in full of all Obligations (other than (x) contingent obligations not then due and (y) obligations and liabilities under Hedge Agreements as to which arrangements satisfactory to the applicable Hedge Counterparty shall have been made), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Transaction Document, (iii) that constitutes “Excluded Collateral,” or (iv) if approved, authorized or ratified in writing in accordance with Section 10.2.
Upon request by the Facility Agent at any time, the Majority Lenders will confirm in writing the Facility Agent’s authority to cause the Collateral Agent to release its interest in particular types or items of property. In each case as specified in this Section 7.14, the Facility Agent will, at the Borrower’s expense, cause the Collateral Agent to execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Transaction Documents and this Section 7.14.
The Facility Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Spruce Party in connection therewith, nor shall the Facility Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
Section VII.15.Hedge Agreements. No Hedge Counterparty that obtains the benefits of any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Transaction Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Transaction Documents. Notwithstanding any other provision of this Article VII to the contrary, the Facility Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Hedge Agreements unless the Facility Agent has received written notice of such Obligations, together with such supporting documentation as the Facility Agent may request, from the applicable Hedge Counterparty, as the case may be.
Section VII.16.Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Facility Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Transaction Party, that at least one of the following is and will be true:
(i)     such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA and 29 C.F.R. § 2510.3-101 or otherwise) of one or more plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loan, the Commitments or this Agreement,
(ii)     the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loan, the Commitments and this Agreement,
(iii)     (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loan, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loan, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loan, the Commitments and this Agreement, or
(iv)     such other representation, warranty and covenant as may be agreed in writing between the Facility Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Facility Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Transaction Party, that the Facility Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loan, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Facility Agent under this Agreement, any Transaction Document or any documents related hereto or thereto).
Section VII.17.Collateral Review.
(A)     Not more than one (1) time during any given twelve (12) month period so long as no Event of Default has occurred and is continuing, the Facility Agent, each Lender and/or its designated agent may (at the expense of the Borrower), upon reasonable notice, perform (i) reviews of each Loan Party’s operations in accordance with (and subject to the limitations of)

Section 5.1(H) and (ii) audits of the Collateral, the scope of which shall be determined by the Facility Agent and each Lender in its reasonable discretion; provided, that the Facility Agent shall consult with the Borrower regarding the costs and expenses of such field audits and examinations and appraisals.
(A)At any time during which an Event of Default has occurred and is continuing, the Facility Agent, each Lender or its designated agent may, in its sole discretion regarding frequency (at the expense of the Borrower), upon reasonable notice, perform (i) reviews of each Loan Party’s business operations in accordance with (and subject to the limitations of) Section 5.1(H) and (ii) audits or any other review of the Collateral, the scope of which shall be determined by the Facility Agent or each Lender in its reasonable discretion.
Section VII.18.Acknowledgment of Collateral Documents. The Facility Agent acknowledges the execution and delivery by the Collateral Agent on the Closing Date of the Collateral Documents.
Article VIII

Management of Borrower
Section VIII.1.Servicing Agreement. (A) The Servicing Agreement, duly executed counterparts of which have been delivered to the Facility Agent, sets forth the covenants and obligations of the Servicer with respect to the Collateral and other matters addressed in therein, and reference is hereby made to such agreements for a detailed statement of said covenants and obligations of the Servicer thereunder. The Borrower agrees that the Facility Agent, in its name or (to the extent required by law) in the name of the Borrower, may (but is not, unless so directed and indemnified by the Majority Lenders, required to) enforce all rights of the Borrower under the Servicing Agreement for and on behalf of the Lenders whether or not an Event of Default has occurred and is continuing.
(A)Promptly following a request from the Facility Agent (acting at the direction of the Majority Lenders to do so), the Borrower shall take all such lawful action as the Facility Agent may request to compel or secure the performance and observance by the Servicer of its obligations to the Borrower and with respect to the Solar Assets under or in connection with the Servicing Agreement in accordance with the terms thereof, and in effecting such request shall exercise any and all rights, remedies, powers and privileges lawfully available to the Borrower under or in connection therewith to the extent and in the manner directed by the Facility Agent, including the transmission of notices of default on the part of the Servicer thereunder and the institution of legal or administrative actions or proceedings to compel or secure performance by the Servicer of its obligations thereunder.
(B)The Borrower shall not waive any default by the Servicer under the Servicing Agreement without the written consent of the Facility Agent (which shall be given at the written direction of the Majority Lenders).

(C)The Facility Agent does not assume any duty or obligation of the Borrower under the Servicing Agreement, and the rights given to the Facility Agent thereunder are subject to the provisions of Article VII.
(D)With respect to the Servicer’s obligations under Section 2.11(c) of the Servicing Agreement, the Facility Agent shall not have any responsibility to the Borrower, the Servicer or any party hereunder to make any inquiry or investigation as to, and shall have no obligation in respect of, the terms of any engagement of an independent accountant by the Servicer; provided that the Facility Agent shall be authorized, upon receipt of written direction from the Servicer directing the Facility Agent, to execute any acknowledgment or other agreement with the independent accountant required for the Facility Agent to receive any of the reports or instructions provided for herein, which acknowledgment or agreement may include, among other things, (i) acknowledgement that the Servicer has agreed that the procedures to be performed by the independent accountant are sufficient for the Borrower’s purposes, (ii) acknowledgment that the Facility Agent has agreed that the procedures to be performed by an independent accountant are sufficient for the Facility Agent’s purposes and that the Facility Agent’s purposes is limited solely to receipt of the report, (iii) releases by the Facility Agent (on behalf of itself and the Lenders) of claims against the independent accountant and acknowledgement of other limitations of liability in favor of the independent accountant, and (iv) restrictions or prohibitions on the disclosure of information or documents provided to it by such firm of independent accountants (including to the Lenders). Notwithstanding the foregoing, in no event shall the Facility Agent be required to execute any agreement in respect of the independent accountant that the Facility Agent determines adversely affects it in its individual capacity or which is in a form that is not reasonably acceptable to the Facility Agent.
Section VIII.2.Accounts.
(A)Establishment. The Borrower has established and shall maintain or cause to be maintained by the Paying Agent with the Account Bank:
(i)for the benefit of the Secured Parties, in the name of the Borrower, a segregated account (such account, as more fully described on Schedule II attached hereto, the “Collection Account”), bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Borrower and the Secured Parties; and
(ii)for the benefit of the Secured Parties, in the name of the Borrower, a segregated account (such account, as more fully described on Schedule II attached hereto, being the “Liquidity Reserve Account” and together with the Collection Account, each a “Paying Agent Account” and collectively the “Paying Agent Accounts”), bearing a designation clearly indicating that the funds deposited therein as described below are held for the benefit of the Borrower and the Secured Parties.
(B)Deposits and Withdrawals from the Collection Account. Deposits into, and withdrawals from, the Collection Account shall be made in the following manner:

(i)The Borrower shall, and shall cause each Transaction Party to, deposit into the Collection Account the following:
(a)payments by the Servicer pursuant to the Servicing Agreement;
(b)payments by the Seller pursuant to the Sale and Contribution Agreement;
(c)payments by the Lessee pursuant to the Sale Leaseback Agreement;
(d)payments by the Sponsor pursuant to the Performance Guaranty;
(e)payments by Hedged SREC Counterparties pursuant to Hedged SREC Agreements;
(f)payments to the Borrower by any other Transaction Party pursuant to the related Transaction Documents;
(g)all proceeds of any Hedge Agreement (including Ordinary Course Settlement Payments and Hedge Termination Payments);
(h)such funds in the other Paying Agent Accounts as are required to be transferred to the Collection Account pursuant to this Agreement and such funds in the Lockbox Account as are required to be transferred to the Collection Account pursuant to this Agreement; and
(i)any other income or other amount that is received by or on behalf of the Borrower (other than any amounts the application of which is specifically provided for in the Transaction Documents) that is not required to be deposited in or credited to another Paying Agent Account or into the Lockbox Account, or applied directly to the Company Obligations, in accordance with this Agreement; provided that:
(1)an amount up to the Retention Amount may be retained in each Lockbox Account; and
(2)amounts in any Lockbox Account may be debited by the Servicer from time to time to pay Lockbox Bank fees and charges (not otherwise payable out of the Retention Amount).
(ii)If any of the amounts described in clause (i) required to be deposited with the Paying Agent in accordance with the terms of this Agreement are received by any Transaction Party, the Borrower shall cause such Transaction Party to hold such payments in trust for the Collateral Agent and shall remit such amounts to the Paying Agent within two (2) Business Days after its receipt thereof, in each case for deposit in the Collection Account, in the form received, with any necessary endorsements.

(iii)In the event the Paying Agent receives monies without adequate instruction with respect to the proper Paying Agent Account into which such monies are to be deposited, the Paying Agent shall deposit such monies into the Collection Account. The Borrower shall, within two (2) Business Days after the receipt of notice from the Paying Agent of such receipt, deliver to the Paying Agent a duly executed and completed certificate specifying the proper Paying Agent Account(s) into which such monies are to be deposited. Absent receipt by the Paying Agent from the Borrower of a duly executed and completed certificate instructing the Paying Agent as to the appropriate transfer of funds among Paying Agent Accounts to give effect thereto, such monies shall remain in the Collection Account and be otherwise subject to the provisions of this Section 8.2(B).
(iv)The Paying Agent shall make withdrawals from the Collection Account only:
(1)in accordance with Sections 2.7(B) and 2.7(C);
(2)to remit to NJR any SLB Solar Asset Collections following the delivery of an officer’s certificate by the Servicer to the Paying Agent (with a copy to the Facility Agent) directing that such amounts be paid; and
(3)to the extent there are Collection Account Retained Amounts on deposit in the Collection Account, to pay any Company Obligations related to such Collection Account Retained Amounts, to the extent such amounts are no longer being contested in accordance with Section 6.1(A)(v), no later than two (2) Business Days following the delivery of an officer’s certificate by the Servicer to the Paying Agent (with a copy to the Facility Agent) directing that such amounts be paid.
(C)Deposits and Withdrawals from the Liquidity Reserve Account. Deposits into, and withdrawals from, the Liquidity Reserve Account shall, subject to Section 2.7(D), be made in the following manner:
(i)On the Closing Date, the Borrower shall by delivery of a portion of the proceeds of the Loan to the Paying Agent for deposit into the Liquidity Reserve Account, cause the amount on deposit in the Liquidity Reserve Account to equal the Liquidity Reserve Account Required Balance. In addition, funds shall be deposited into the Liquidity Reserve Account pursuant to and accordance with Section 2.7(B) until the amounts on deposit therein shall equal the Liquidity Reserve Account Required Balance.
(ii)On any Payment Date when Available Funds are insufficient to pay the amounts then due and owing at clauses (i) through (iv)(a) of Section 2.7(B), the Paying Agent shall (in accordance with the related Quarterly Servicer Report) withdraw from the Liquidity Reserve Account an amount equal to the lesser of such insufficiency and the amount on deposit in the Liquidity Reserve Account and deposit such amount to the Collection Account to be used as Available Funds for such Payment Date. The Paying

Agent shall promptly notify the Facility Agent and the Collateral Agent if, at any time, there are insufficient funds on deposit in the Liquidity Reserve Account to make the payments required by this clause (ii).
(iii)[Reserved].
(iv)If on any Payment Date, funds on deposit in the Liquidity Reserve Account are in excess of the Liquidity Reserve Account Required Balance, the Paying Agent shall (in accordance with the related Quarterly Servicer Report) transfer such amounts to the Collection Account to be used as Available Funds for such Payment Date.
(v)[Reserved].
(vi)On the earliest to occur of (a) the Maturity Date, (b) an Early Amortization Event and (c) the date on which the Outstanding Loan Balance is reduced to zero, the Paying Agent shall withdraw all amounts on deposit in the Liquidity Reserve Account and deposit such amounts into the Collection Account.
(D)[Reserved].
(E)Paying Agent Account Control. (i) Each Paying Agent Account shall be established and at all times maintained by the Paying Agent with an Eligible Institution. The Paying Agent shall act as a “securities intermediary” (as defined in Section 8-102 of the UCC) and a “bank” (as defined in Section 9-102 of the UCC) hereunder (in such capacities, the “Securities Intermediary”) with respect to each Paying Agent Account. The Paying Agent hereby confirms that, as of the Closing Date, the Paying Agent is the Securities Intermediary and the account numbers of each of the Paying Agent Accounts are as described on Schedule II attached hereto.
    (ii)    Each Paying Agent Account shall be a “securities account” as defined in Section 8-501 of the UCC and shall be maintained by the Securities Intermediary for and in the name of the Borrower, subject to the lien of the Facility Agent, for the benefit of the Secured Parties.  The Paying Agent and the Securities Intermediary shall treat the Collateral Agent as the “entitlement holder” (within the meaning of Section 8-102(a)(7) of the UCC) in respect of all “financial assets” (within the meaning of Section 8-102(a)(9) of the UCC) credited to the Paying Agent Accounts.
    (iii)    The Paying Agent and the Securities Intermediary, as applicable, hereby confirm and agree that:
    (a)    the Paying Agent shall not change the name or account number of any Paying Agent Account or permit the Account Bank to change the name or account number of any Paying Agent Account without the prior written consent of the Facility Agent, the Collateral Agent (acting at the written direction of the Facility Agent) and the Borrower;

    (b)    all securities or other property underlying any financial assets (as hereinafter defined) credited to a Paying Agent Account shall be registered in the name of the Securities Intermediary, indorsed to the Securities Intermediary or indorsed in blank or credited to another securities account maintained in the name of the Securities Intermediary, and in no case will any financial asset credited to a Paying Agent Account be registered in the name of the Borrower or any other Person, payable to the Borrower or specially indorsed to the Borrower or any other Person, except to the extent the foregoing have been specially indorsed to the Collateral Agent, for the benefit of the Secured Parties, or in blank;
    (c)    all property transferred or delivered to the Paying Agent pursuant to this Agreement will be credited to the appropriate Paying Agent Account in accordance with the terms of this Agreement;
    (d)    each Paying Agent Account is an account to which financial assets are or may be credited, and the Paying Agent and the Securities Intermediary shall, subject to the terms of this Agreement, treat the Borrower as entitled to exercise the rights that comprise any financial asset credited to each such Paying Agent Account; and
    (e)    notwithstanding the intent of the parties hereto, to the extent that any Paying Agent Account shall be determined to constitute a “deposit account” within the meaning of Section 9-102(a)(29) of the UCC, such Paying Agent Account shall be subject to the exclusive control of the Collateral Agent, for the benefit of the Secured Parties, and the Paying Agent shall be required to comply with instructions originated by the Securities Intermediary (acting at the written direction of the Facility Agent) directing disposition of the funds in such Paying Agent Account, without further consent by the Borrower; provided that, notwithstanding the foregoing, the Collateral Agent hereby authorizes the Paying Agent to honor withdrawal, payment, transfer or other instructions directing disposition of the funds in the Collection Account received from the Borrower or the Servicer, on its behalf, pursuant to Section 2.7 or this Section 8.2.
    (iv)    The Securities Intermediary hereby agrees that each item of property (including any investment property, financial asset, security, instrument or cash) credited to any Paying Agent Account shall be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the UCC.
    (v)    If at any time the Securities Intermediary shall receive an “entitlement order” (as defined in Section 8-102(a)(8) of the UCC) (an “Entitlement Order”) from the Collateral Agent (i.e., an order directing a transfer or redemption of any financial asset in any Paying Agent Account), or any “instruction” (within the meaning of Section 9-104 of the UCC), originated by the Collateral Agent, the Securities Intermediary shall comply with such Entitlement Order or instruction without further consent by the Borrower, the Servicer or any other Person. Neither the Servicer nor the Borrower shall make any withdrawals from any Paying Agent Account, except pursuant to Section 2.7 or this Section 8.2.
    (vi)    In the event that the Paying Agent, the Securities Intermediary or the Account Bank has or subsequently obtains by agreement, by operation of law or otherwise a security interest in any Paying Agent Account or any financial assets, funds, cash or other property credited thereto or any security entitlement with respect thereto, the Securities Intermediary (on behalf of itself and the Account Bank) hereby agrees that such security interest shall be subordinate to the security interest of the Collateral Agent, for the benefit of the Secured Parties. Notwithstanding the preceding sentence, the financial assets, funds, cash or other property credited to any Paying Agent Account will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any Person other than the Collateral Agent, for the benefit of the Secured Parties (except for (i) all amounts due in respect of customary fees and expenses for the routine maintenance and operation of the Paying Agent Accounts, and (ii) the face amount of any checks that have been credited to the Paying Agent Accounts but are subsequently returned unpaid because of uncollected or insufficient funds).
    (vii)    Regardless of any provision in any other agreement, for purposes of the UCC, New York shall be deemed to be the “bank’s jurisdiction” (within the meaning of Section 9-304 of the UCC) and the “security intermediary’s jurisdiction” (within the meaning of Section 8-110 of the UCC).
    (viii)    If, at any time, the Account Bank resigns, is removed or ceases to meet the eligibility requirements of an Eligible Institution, the Borrower, for the benefit of the Collateral Agent and the Lenders, shall within thirty (30) days establish a new Collection Account and Liquidity Reserve Account meeting the conditions specified above with an Eligible Institution reasonably acceptable to the Facility Agent and transfer any cash and/or any investments held therein or with respect thereto to such new Collection Account and Liquidity Reserve Account, as applicable. From the date such new Collection Account and Liquidity Reserve Account is established, it shall be the “Collection Account” or “Liquidity Reserve Account” hereunder, as applicable.
(F)Permitted Investments. Prior to an Event of Default, the Servicer (and after an Event of Default, the Facility Agent) may direct each banking institution at which the Collection Account or the Liquidity Reserve Account shall be established, in writing, to invest the funds held in such accounts in one or more Permitted Investments. Absent such written direction, such funds shall remain uninvested. All investments of funds on deposit in the Collection Account or the Liquidity Reserve Account shall be uninvested so that such funds will be available on the Business Day immediately preceding the date on which the funds are to be disbursed from such account, unless otherwise expressly set forth herein. All interest derived from such Permitted Investments shall be deemed to be “investment proceeds” and shall be deposited into the Collection Account or the Liquidity Reserve Account, as applicable, to be distributed in accordance with the requirements hereof. The taxpayer identification number associated with the Collection Account and the Liquidity Reserve Account shall be that of the Borrower, and the

Borrower shall report for federal, state and local income tax purposes the income, if any, earned on funds in such accounts.
Section VIII.3.Sharing.
(A)Except as excluded in Section 8.3(B), if any Secured Party (other than the Facility Agent or the Collateral Agent) shall obtain any amount (whether (i) by way of voluntary or involuntary payment, (ii) by virtue of an exercise of any right of set-off, banker’s lien or counterclaim, (iii) as proceeds of any insurance policy covering any properties or assets of the Borrower or any other Spruce Party, (iv) from proceeds of liquidation or dissolution of the Borrower or any other Spruce Party or distribution of its assets among their respective creditors (however such liquidation, dissolution or distribution may occur), (v) as payment following the acceleration of any Obligation, (vi) from any realization on Collateral, (vii) by virtue of the application of any provision of any of the Transaction Documents (other than this Agreement) or (viii) in any other manner) in respect of any Obligations owed to such Secured Party under any Transaction Document (other than any amount distributed pursuant to and in accordance with the express terms of the Transaction Documents), such Secured Party shall forthwith notify the Collateral Agent thereof and shall promptly, and in any event within five (5) Business Days of its so obtaining the same, pay such amount (less any reasonable costs and expenses incurred by such Secured Party in obtaining such amount) to the Collateral Agent for the account of the Secured Parties, to be shared pro rata to the Secured Parties based on the amounts owing to each Secured Party.
(B)Notwithstanding any other provision of this Agreement or any other Transaction Document to the contrary, the Liquidity Reserve Account shall only be for the benefit of the Lenders and no Secured Party shall have any obligation to share:
(i)any amounts subject to payment netting or close-out netting permitted pursuant to a Hedge Agreement;
(ii)any payment made by any Person to such Secured Party pursuant to a contract of participation or assignment or any other arrangement by which a direct or indirect interest of such Secured Party under the Transaction Document is transferred (other than any such contract or other arrangement entered into with the Borrower or any Affiliate thereof);
(iii)any amounts received or deemed received by a Secured Party in respect of any Obligation owed to it from separate insurance, credit default swap protection or other similar protection against loss arranged by such Secured Party for its own account in respect of any such Obligation (which amounts shall be for the sole benefit of such Secured Party); or
(iv)any payment made pursuant to and in accordance with the express terms of this Agreement.

Section VIII.4.Adjustments. If the Servicer makes a mistake with respect to the amount of any Collection or payment and deposits, pays or causes to be deposited or paid, an amount that is less than or more than the actual amount thereof, the Borrower shall cause the Servicer, as applicable, to appropriately adjust the amounts subsequently deposited into the applicable account or paid out to reflect such mistake for the date of such adjustment. Any Solar Asset in respect of which a dishonored check is received shall be deemed not to have been paid.
Section VIII.5.Erroneous Payments.
(A)If the Facility Agent or the Paying Agent notifies a Lender or other Secured Party, or any Person who has received funds on behalf of a Lender or other Secured Party (any such Lender, other Secured Party or other recipient, a “Payment Recipient”) that the Facility Agent or the Paying Agent, as applicable, has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (B)) that any funds received by such Payment Recipient from the Facility Agent, the Paying Agent or any of their respective Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Facility Agent or the Paying Agent, as applicable, and shall be segregated by the Payment Recipient and held in trust for the benefit of the Facility Agent or the Paying Agent, as applicable, and such Lender or other Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Facility Agent or the Paying Agent, as applicable, the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Facility Agent or the Paying Agent, as applicable, in same day funds at the greater of the Federal Funds Rate and a rate determined by the Facility Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Facility Agent or the Paying Agent to any Payment Recipient under this clause (A) shall be conclusive, absent manifest error.
(B)Without limiting immediately preceding clause (A), each Lender, each other Secured Party, or any Person who has received funds on behalf of a Lender or other Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Facility Agent or the Paying Agent (or any of their respective Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Borrower, the Facility Agent or the Paying Agent (or any of their respective Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Borrower, the Facility Agent or the Paying Agent (or any of their respective Affiliates), or

(z) that such Lender or other Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:
(i)(a) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Facility Agent or the Paying Agent to the contrary) or (b) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender or other Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Facility Agent and the Paying Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Facility Agent and the Paying Agent pursuant to this Section 8.5(B).
(C)Each Lender and each other Secured Party hereby authorizes the Facility Agent and the Paying Agent to set off, net and apply any and all amounts at any time owing to such Lender or other Secured Party under any Transaction Document, or otherwise payable or distributable by the Facility Agent or the Paying Agent to such Lender or other Secured Party from any source, against any amount due to the Facility Agent or the Paying Agent, as applicable, under immediately preceding clause (A) or under the indemnification provisions of this Agreement.
(D)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Facility Agent or the Paying Agent, as applicable, for any reason, after demand therefor by the Facility Agent or the Paying Agent, as applicable, in accordance with immediately preceding clause (A), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Facility Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned the portion of the Loan owned by it (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loan”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Facility Agent may specify) (such assignment of the Loan (but not Commitments) of the Erroneous Payment Impacted Loan, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Facility Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Loan Notes held by it evidencing the Loan to the Borrower or the Facility Agent, as applicable, (ii) the Facility Agent, as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Facility Agent, as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) the Facility Agent may reflect in the Register its ownership interest in the Loan subject to the Erroneous Payment Deficiency Assignment. The Facility Agent may, in its discretion, sell any portion of the Loan acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such portion, and the Facility Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Facility Agent has sold the Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Facility Agent may be equitably subrogated, the Facility Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or other Secured Party under the Transaction Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”) (provided that the Borrower’s Obligations under the Transaction Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of the Loan or any portion thereof that has been assigned to the Facility Agent under an Erroneous Payment Deficiency Assignment).
(E)The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Spruce Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Facility Agent or the Paying Agent from the Borrower or any other Spruce Party for the purpose of making such Erroneous Payment.
(F)To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Facility Agent or the Paying Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(G)Each party’s obligations, agreements and waivers under this Section 8.5 shall survive the resignation or replacement of the Facility Agent or the Paying Agent, as applicable, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Transaction Document.
(A)Notwithstanding anything in this Section 8.5 to the contrary, the Paying Agent shall have no obligations or liabilities with respect to determining any Erroneous Payments or enforcing the return of, or any other remedies related to, any Erroneous Payments.

The Paying Agent shall make payments to any Lender or other Secured Party in accordance with the Quarterly Servicer Report or such other written direction as is provided to the Paying Agent in accordance with the terms of this Agreement.
Article I

The Paying Agent and the Collateral Agent
Section VIII.1.Appointment. The Borrower, on behalf of the Facility Agent and the Lenders (and each Hedge Counterparty by execution of a Hedge Counterparty Joinder, if applicable), hereby appoints Computershare as the Paying Agent and the Collateral Agent and Computershare accepts such appointments subject to the terms of this Agreement. The Collateral Agent is hereby irrevocably appointed and authorized to act as the agent of the Facility Agent, each Lender and each Hedge Counterparty for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In its capacity as the Facility Agent’s, the Lenders’ and each Hedge Counterparty’s contractual representative, the Collateral Agent is a “representative” of the Facility Agent, the Lenders and each Hedge Counterparty within the meaning of Section 9-102 of the UCC as in effect in the State of New York. In this connection, the Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.4(K) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the written direction of the Facility Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.5 and 10.6, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Transaction Documents) as if set forth in full herein with respect thereto.
Section VIII.2.Representations and Warranties. Each of the Paying Agent and the Collateral Agent represents to the other parties hereto as follows:
    (A)    Organization; Corporate Powers. It is a national banking association, duly organized and validly existing under the laws of the United States, and has all requisite power and authority to conduct its business, to own its property and to execute, deliver and perform all of its obligations under this Agreement, and no license, permit, consent or approval, is required to be obtained, effective or given by the Paying Agent or the Collateral Agent to enable it to perform its obligations hereunder.
    (B)    Authority. The execution, delivery and performance by it of this Agreement and each other Transaction Document to which it is a party have been duly authorized by all necessary action on its part.
    (C)    Enforcement. This Agreement and each other Transaction Document to which it is a party constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity, regardless of whether such enforcement is sought at equity or at law.
    (D)    No Conflict. It is not in violation of any law, rule, or regulation governing the banking or trust powers applicable to it or any indenture, lease, loan or other agreement to which it is a party or by which it or its assets may be bound or affected, except for such laws, rules or regulations or indentures, leases, loans or other agreements the violation of which would not have a material adverse effect on the its abilities to perform its obligations in accordance with the terms of this Agreement or and any other Transaction Document to which it is a party.
Section VIII.3.Limitation of Liability of Computershare. Notwithstanding anything contained herein to the contrary, this Agreement has been executed by Computershare, not in its individual capacity, but solely as the Paying Agent and as the Collateral Agent, and in no event shall Computershare have any liability for the representations, warranties, covenants, agreements or other obligations of the other parties hereto or in any of the certificates, notices or agreements delivered pursuant hereto, as to all of which recourse shall be had solely to the assets of the party responsible therefor.
Section VIII.4.Certain Matters Affecting the Paying Agent and the Collateral Agent. Notwithstanding anything herein to the contrary:
    (A)    The Paying Agent and the Collateral Agent each undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. Neither the Paying Agent nor the Collateral Agent shall have any duties or responsibilities except those expressly set forth in this Agreement or the other Transaction Documents to which they are a party.
    (B)    Neither the Paying Agent nor the Collateral Agent shall be subject to any fiduciary or other implied duties, obligations, or covenants (including any implied duty to enforce another party’s obligations) regardless of whether an Event of Default has occurred and is continuing.
    (C)    Neither the Paying Agent nor the Collateral Agent shall be liable for any action taken or any error of judgment made in good faith by an officer or officers of the Paying Agent or the Collateral Agent, as applicable, unless it shall be conclusively determined by the final judgment of a court of competent jurisdiction not subject to appeal or review that the Paying Agent or the Collateral Agent, as applicable, was grossly negligent or acted with willful misconduct in ascertaining the pertinent facts.
    (D)    Neither the Paying Agent nor the Collateral Agent shall be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with any direction given or certificate or other document delivered to the Paying Agent or the Collateral Agent under this Agreement or any other Transaction Document.

    (E)    None of the provisions of this Agreement or any other Transaction Document shall require the Paying Agent or the Collateral Agent to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.
    (F)    The Paying Agent and the Collateral Agent may each conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties, and shall be under no obligation to inquire as to the adequacy, content, accuracy or sufficiency of any such information or be under any obligation to make any calculation (or re-calculation), certification, or verification in respect of any such information and shall not be liable for any loss that may be occasioned thereby. The Paying Agent and the Collateral Agent may each also, but shall not be required to, rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon.
    (G)    Whenever in the administration of the provisions of this Agreement or any other Transaction Document the Paying Agent or the Collateral Agent shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering any action to be taken hereunder, such matter may, in the absence of gross negligence, willful misconduct or bad faith on the part of the Paying Agent or the Collateral Agent, as applicable, be deemed to be conclusively proved and established by a certificate delivered to the Paying Agent or the Collateral Agent, as applicable, hereunder, and such certificate, in the absence of gross negligence, willful misconduct or bad faith on the part of the Paying Agent or the Collateral Agent, as applicable, shall be full warrant to the Paying Agent or the Collateral Agent, as applicable, for any action taken, suffered or omitted by it under the provisions of this Agreement or any other Transaction Document.
    (H)    The Paying Agent and the Collateral Agent, at the expense of the Borrower, may each consult with counsel, and the advice or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in accordance with such advice or opinion of counsel; provided however that such costs of counsel are reasonable and documented. Before the Paying Agent or the Collateral Agent acts or refrains from acting hereunder, it may require and shall be entitled to receive an officer’s certificate and/or an opinion of counsel. Neither the Paying Agent nor the Collateral Agent shall be liable for any action it takes or omits to take in good faith in reliance on such officer’s certificate or opinion of counsel.
    (I)    Neither the Paying Agent nor the Collateral Agent shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement,

instrument, opinion, report, notice, request, entitlement order, approval or other paper or document.
    (J)    Except as provided expressly in Section 8.2(F) hereof, the Paying Agent shall have no obligation to invest and reinvest any cash held in any of the accounts hereunder in the absence of a timely and specific written investment direction pursuant to the terms of this Agreement. In no event shall the Paying Agent be liable for the selection of investments or for investment losses incurred thereon. The Paying Agent shall have no liability in respect of losses incurred as a result of the liquidation of any investment prior to its stated maturity or the failure of another party to timely provide a written investment direction pursuant to the terms of this Agreement. Investments in any Permitted Investments are not obligations or recommendations of, or endorsed or guaranteed by, the Paying Agent or its Affiliates. The Paying Agent and its Affiliates may provide various services for Permitted Investments and may be paid fees for such services. Each party hereto understands and agrees that proceeds of the sale of investments of the funds in any account maintained by the Paying Agent will be deposited by the Paying Agent into the applicable accounts on the Business Day on which the Paying Agent receives appropriate instructions hereunder, if such instructions received by the Paying Agent prior to the deadline for same day sale of such investments. If the Paying Agent receives such instructions after the applicable deadline for the sale of such investments, such proceeds will be deposited by the Paying Agent into the applicable account on the next succeeding Business Day. The parties hereto agree that notifications after the completion of purchases and sales of investments shall not be provided by the Paying Agent hereunder, and the Paying Agent shall make available, upon request and in lieu of notifications, periodic account statements that reflect such investment activity. No statement shall be made available if no investment activity has occurred during such period.
    (K)    Each of the Paying Agent and the Collateral Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, affiliates, custodians or nominees appointed with due care, and shall not be responsible for any action or omission on the part of any agent, attorney, custodian or nominee so appointed.
    (L)    Any corporation or entity into which the Paying Agent or the Collateral Agent may be merged or converted or with which it may be consolidated, or any corporation or entity resulting from any merger, conversion or consolidation to which the Paying Agent shall be a party, or any corporation or entity succeeding to all or substantially all of the corporate trust business of the Paying Agent or the Collateral Agent shall be the successor of the Paying Agent or the Collateral Agent, as applicable, hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

    (M)    In no event shall the Paying Agent or the Collateral Agent be liable for punitive, special, indirect, or consequential loss or damage of any kind whatsoever (including lost profits), even if the Paying Agent or the Collateral Agent has been advised of such loss or damage and regardless of the form of action.
    (N)    In no event shall the Paying Agent or the Collateral Agent be liable for any failure or delay in the performance of its obligations under this Agreement or any related documents because of circumstances beyond the Paying Agent’s or the Collateral Agent's control, including a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign), disease, epidemic or pandemic, quarantine, national emergency, utility failure, malware or ransomware attack, which delay, restrict or prohibit the providing of the services contemplated by this Agreement or any other Transaction Document or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond the Paying Agent’s or the Collateral Agent's control whether or not of the same class or kind as specified above. The Paying Agent and Collateral Agent further agree that they shall give prompt notice (including a reasonable description of such force majeure event) to the other related parties hereto upon the Paying Agent and Collateral Agent having notice or knowledge of such force majeure event and use its best efforts to resume performance as promptly as practicable under the circumstances.
    (O)    Knowledge of the Paying Agent or the Collateral Agent shall not be attributed or imputed to Computershare’s other roles in the transaction and knowledge of Computershare in such other roles shall not be attributed or imputed to each other or to the Custodian (other than those where the roles are performed by the same group or division within Computershare or otherwise share the same Responsible Officers), or any affiliate, line of business, or other division of Computershare (and vice versa).
    (P)    The right of the Paying Agent or the Collateral Agent to perform any permissive or discretionary act enumerated in this Agreement or any other Transaction Document shall not be construed as a duty.
    (Q)    Absent gross negligence, bad faith or willful misconduct (in each case as conclusively determined by a court of competent jurisdiction pursuant to a final order or verdict not subject to appeal) on the part of Computershare in acting in each of its capacities under this Agreement and the related Transaction Documents, such service shall not constitute impermissible self-dealing or a conflict of interest, and the parties hereto hereby waive any conflict of interest presented by such service. Computershare may act as agent for, provide banking, custodial, collateral agency, verification and other services to, and generally engage in any kind of business, with others to the same extent as if Computershare were not a party hereto. Nothing in this Agreement or any other Transaction Document shall in any way be deemed to restrict the right of Computershare to perform such services for any other person or entity, and the performance of such services for others will not, in and of itself, be deemed to violate or give rise to any duty or obligation to any party hereto not specifically undertaken by Computershare hereunder or under any other Transaction Document.
    (R)    Neither the Paying Agent nor the Collateral Agent shall be responsible for preparing or filing any reports or returns relating to federal, state or local income taxes with respect to this Agreement or any other Transaction Document other than for the Paying Agent’s or the Collateral Agent's compensation.
    (S)    Neither the Paying Agent nor the Collateral Agent shall be deemed to have notice or knowledge of, or be required to act based on, any event or information (including any Event of Default, Early Amortization Event or any other default and including the sending of any notice) unless a Responsible Officer of the Paying Agent or the Collateral Agent has actual knowledge or shall have received written notice thereof. In the absence of such actual knowledge or receipt of such notice, the Paying Agent and the Collateral Agent may conclusively assume that none of such events have occurred and the Paying Agent and the Collateral Agent shall not have any obligation or duty to determine whether any Event of Default, Early Amortization Event or any other default has occurred. The delivery or availability of reports or other documents to the Paying Agent and the Collateral Agent (including publicly available reports or documents) shall not constitute actual or constructive knowledge or notice of information contained in or determinable from those reports or documents, except for such information provided to be delivered under this Agreement to the Paying Agent or the Collateral Agent and which the Paying Agent or the Collateral Agent is contractually obligated to review; and knowledge or information acquired by any Responsible Officer of the Paying Agent or the Collateral Agent in any of their respective capacities hereunder or under any other document related to this transaction, provided that the foregoing shall not relieve the Person acting as Paying Agent or as Collateral Agent, as applicable, from its obligations to perform or responsibility for the manner of performance of its duties in a separate capacity under the Transaction Documents.
    (T)     Except as otherwise provided in this Article IX:
        (i)    except as expressly required pursuant to the terms of this Agreement, neither the Paying Agent nor the Collateral Agent shall be required to make any initial or periodic examination of any documents or records for the purpose of establishing the presence or absence of defects, the compliance by the Borrower or any other Person with its representations and warranties or for any other purpose except as expressly required pursuant to the terms of this Agreement;

        (ii)    whether or not therein expressly so provided, every provision of this Agreement relating to the conduct or affecting the liability of or affording protection to the Paying Agent or the Collateral Agent shall be subject to the provisions of this Article IX;
        (iii)    neither the Paying Agent nor the Collateral Agent shall have any liability with respect to the acts or omissions of any other Person, and may assume compliance by each of the other parties to the Transaction Documents with their obligations thereunder unless a Responsible Officer of the Paying Agent or the Collateral Agent, as applicable, is notified of any such noncompliance in writing;
        (iv)    under no circumstances shall the Paying Agent or the Collateral Agent be personally liable for any representation, warranty, covenant, obligation or indebtedness of any other party to the Transaction Documents;
        (v)    neither the Paying Agent nor the Collateral Agent shall be held responsible or liable for or in respect of, and makes no representation or warranty with respect to (A) any recording, filing or depositing of this Agreement or any agreement referred to herein or any financing statement, continuation statement or amendments to a financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording or filing or depositing or to any re-recording, refiling or redepositing of any thereof, or (B) the existence, genuineness, value or protection of any collateral, for the legality, enforceability, effectiveness or sufficiency of the Transaction Documents or for the monitoring, creation, maintenance, enforceability, existence, status, validity, priority or perfection of any security interest, lien or collateral or the performance of any collateral; and
        (vi)    neither the Paying Agent nor the Collateral Agent shall be required to take any action hereunder if it shall have reasonably determined, or shall have been advised by its counsel, that such action is likely to result in liability on the part of the Paying Agent or the Collateral Agent, as applicable, or is contrary to the terms hereof or any other Transaction Document to which it is a party or is not in accordance with applicable laws.
    (U)    It is expressly understood and agreed by the parties hereto that neither the Paying Agent nor the Collateral Agent (i) has provided nor will it provide in the future, any advice, counsel or opinion regarding the tax, financial, investment, securities law or insurance implications and consequences of the consummation, funding and ongoing administration of this Agreement and the matters contemplated herein, including, but not limited to, income, gift and estate tax issues, and the initial and ongoing selection and monitoring of financing arrangements, (ii) has made any investigation as to the accuracy of any representations, warranties or other obligations of any other party to this Agreement or the other Transaction Documents or any other document or instrument and shall not have any liability in connection therewith and (iii) has prepared or verified, or shall be responsible or liable for, any information, disclosure or other statement in any disclosure or offering document delivered in connection with this Agreement or the other Transaction Documents.
    (V)    The recitals contained herein shall not be taken as the statements of the Paying Agent or the Collateral Agent, and neither the Paying Agent nor the Collateral Agent shall assume any responsibility for their correctness. Neither the Paying Agent nor the Collateral Agent makes any representation regarding the validity, sufficiency or enforceability of this Agreement or the other Transaction Documents or as to the perfection or priority of any security interest therein, except as expressly set forth in Section 9.2(C).
    (W)    In the event that (i) the Paying Agent or the Collateral Agent is unsure as to the application or interpretation of any provision of this Agreement or any other Transaction Document, (ii) this Agreement is silent or is incomplete as to the course of action that the Paying Agent or the Collateral Agent is required or permitted to take with respect to a particular set of facts, or (iii) more than one methodology can be used to make any determination or calculation to be performed by the Paying Agent or the Collateral Agent hereunder, then the Paying Agent or the Collateral Agent, as applicable, may give written notice to the Facility Agent (with a copy to each Lender) requesting written instruction and, to the extent that the Paying Agent or the Collateral Agent acts or refrains from acting in good faith in accordance with any such written instruction, neither the Paying Agent nor the Collateral Agent shall be personally liable to any Person. If the Paying Agent or the Collateral Agent shall not have received such written instruction within ten (10) calendar days of delivery of notice to the Facility Agent (or within such shorter period of time as may reasonably be specified in such notice or as may be necessary under the circumstances) it may, but shall be under no duty to, take or refrain from taking any action, and shall have no liability to any Person for such action or inaction.
    (X)    Neither the Paying Agent nor the Collateral Agent shall be under any obligation to exercise any of the rights or powers vested in it by this Agreement or any other Transaction Document or to institute, conduct or defend any litigation hereunder or thereunder or in relation hereto or thereto at the request, order or direction of any of any Person, unless such Person with the requisite authority shall have offered to the Paying Agent or the Collateral Agent, as applicable, security or indemnity satisfactory to the Paying Agent or the Collateral Agent, as applicable, against the costs, expenses and liabilities (including the reasonable and documented fees and expenses of the Paying Agent's or the Collateral Agent's, as applicable, counsel and agents) which may be incurred therein or thereby.
    (Y)    Neither the Paying Agent nor the Collateral Agent shall have any duty (i) to maintain or monitor any insurance or (ii) to see to the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Collateral.

    (Z)    Notwithstanding anything to the contrary in this Agreement, neither the Paying Agent nor the Collateral Agent shall be required to take any action that is not in accordance with applicable law.
    (AA)    Nothing in this Agreement gives rise to any right, expectation, or other entitlement on the part of any Person to inspect, examine, access, or visit any data center or other secure facility or system of the Paying Agent or Collateral Agent.
    (BB)    The rights, benefits, protections, immunities and indemnities afforded the Paying Agent and the Collateral Agent hereunder shall extend to the Paying Agent and the Collateral Agent (in any of their capacities) under any other Transaction Document or related agreement as though set forth therein in their entirety mutatis mutandis.
Section VIII.5.Indemnification. The Borrower agrees to reimburse and indemnify, defend and hold harmless the Paying Agent and the Collateral Agent, in their individual and representative capacities, and its officers, directors, agents and employees (collectively, the “Computershare Indemnified Parties”) against any and all fees, costs, damages, losses, suits, claims, judgments, liabilities, obligations, penalties, actions, expenses (including the reasonable and documented fees and expenses of counsel and court costs) or disbursements of any kind and nature whatsoever, regardless of the merit, which may be imposed on, incurred by or demanded, claimed or asserted against any of them in any way directly or indirectly relating to or arising out of or in connection with this Agreement or any other Transaction Document or any other document delivered in connection herewith or therewith or the transactions contemplated hereby or thereby, or the enforcement of any of the terms hereof or thereof or of any such other documents, including in connection with any enforcement (including any action, claim or suit brought) by any Computershare Indemnified Party of its rights hereunder or thereunder (including rights to indemnification), provided, that the Borrower shall not be liable for any of the foregoing to the extent arising from the gross negligence, willful misconduct or bad faith of the Paying Agent or the Collateral Agent, as determined by the final judgment of a court of competent jurisdiction, no longer subject to appeal or review. The provisions of this Section 9.5 shall survive the discharge, termination or assignment of this Agreement or any related agreement or the earlier of the resignation or removal of the Paying Agent or the Collateral Agent, as applicable. This Section 9.5 shall not apply with respect to Taxes other than any Taxes that represent losses, liabilities, claims and damages arising from any non-Tax Proceeding or claim. The Computershare Indemnified Parties’ reasonable and documented expenses are intended as expenses of administration. Amounts payable by the Borrower pursuant to this Section 9.5 shall be paid solely in accordance with and pursuant to the priority of payments set forth in Section 2.7(B).
Section VIII.6.Successor Paying Agent/Collateral Agent. Each of the Paying Agent and the Collateral Agent may individually resign at any time by giving at least thirty (30) days’ prior written notice thereof to the other parties hereto; provided, that no such resignation shall become effective until a successor Paying Agent or successor Collateral Agent, as applicable, that is satisfactory to the Facility Agent and, to the extent no Event of Default or Early Amortization Event has occurred and is continuing, the Borrower, has been appointed hereunder. Each of the

Paying Agent and the Collateral Agent may be removed at any time for cause by at least thirty (30) days’ prior written notice received by the Paying Agent or the Collateral Agent, as applicable, from the Facility Agent. Upon any such resignation or removal, the Facility Agent shall have the right to appoint a successor Paying Agent or successor Collateral Agent, as applicable, that is satisfactory to the Borrower (unless an Event of Default or Early Amortization Event has occurred and is continuing). If no successor Paying Agent or successor Collateral Agent, as applicable, shall have been so appointed and shall have accepted such appointment within thirty (30) days after the exiting Paying Agent’s or exiting Collateral Agent's, as applicable, giving notice of resignation or receipt of notice of removal, then the exiting Paying Agent or exiting Collateral Agent, as applicable, may, at the sole expense (including all fees, costs and expenses (including attorneys’ reasonable and documented fees and expenses) incurred in connection with such petition) of the Borrower, petition a court of competent jurisdiction to appoint a successor Paying Agent or successor Collateral Agent, as applicable. Upon the acceptance of any appointment as the Paying Agent hereunder by a successor Paying Agent, such successor Paying Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the exiting Paying Agent, and the exiting Paying Agent shall be discharged from its duties and obligations hereunder. Upon the acceptance of any appointment as the Collateral Agent hereunder by a successor Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the exiting Collateral Agent, and the exiting Collateral Agent shall be discharged from its duties and obligations hereunder. After any exiting Paying Agent’s or any exiting Collateral Agent’s resignation hereunder, the provisions of this Article IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Paying Agent or as the Collateral Agent, as applicable, hereunder. If the Paying Agent or the Collateral Agent consolidates with, merges or converts into, or transfers or sells all or substantially all its corporate trust business or assets to, another Person, the resulting, surviving or transferee Person without any further act shall be the successor Paying Agent or the successor Collateral Agent, as applicable.
Article IX

Miscellaneous
Section IX.1.Survival. All representations and warranties made by the Borrower herein and all indemnification obligations of the Borrower hereunder shall survive, and shall continue in full force and effect, after the making and the repayment of the Loan hereunder and the termination of this Agreement.
Section IX.2.Amendments, Etc. (A) No amendment to or waiver of any provision of any Transaction Document (other than a Hedge Agreement), nor consent to any departure therefrom by the parties hereto, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrower, and acknowledged by the Facility Agent and each Lender; provided further, no such amendment or waiver shall:

(i)reduce the amount of or extend the maturity of the Loan or reduce the rate or extend the time of payment of interest thereon, or reduce or alter the timing or priority of any other amount payable to any Lender hereunder, including amending or modifying any of the definitions related to such terms, in each case without the consent of the Lenders affected thereby; provided that this Section 10.2(A)(i) shall not apply to any matter governed by Section 2.11(C);
(ii)amend, modify or waive any provision of this Section 10.2, reduce the percentage specified in the definition of the Majority Lenders, or otherwise modify any provision of any Transaction Document (other than a Hedge Agreement) specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or thereunder or make any determination or grant any consent hereunder or thereunder, in each case without the written consent of all Lenders;
(iii)affect the rights or duties of the Facility Agent, the Paying Agent, the Collateral Agent, the Custodian, the Servicer or the Backup Servicer under this Agreement without the written consent of the Facility Agent, the Paying Agent, the Collateral Agent, the Custodian, the Servicer or the Backup Servicer, respectively;
(iv)waive any Event of Default under Article VI with respect to any breach of any representation, warranty or covenant without the requisite number of Lenders that would be required to amend the provision which was breached; or
(v)release or subordinate all or any material portion of the Collateral, or any Spruce Party from its obligations under the Collateral Documents without the written consent of each Lender, in each case, other than in connection with a disposition permitted hereunder.
(B)    Notwithstanding any provision herein to the contrary, the prior written consent of any Hedge Counterparty shall be required for any amendment to or waiver of any provision of the Credit Agreement that has the effect of:
(i)other than as contemplated under this Agreement (but not including this Section 10.2) or in respect of the repayment, satisfaction and discharge of the obligations under the Hedge Counterparty’s Hedge Agreement, releasing all or substantially all of the Collateral in any transaction or series of related transactions; or
(ii)changing any provision of this Agreement or a Collateral Document (including, without limitation, the definition of “Hedge Counterparty”) in a manner that would adversely alter the first lien pari passu status afforded to the obligations under the Hedge Agreement as contemplated thereby and hereby.
(A)Notwithstanding any provision herein to the contrary, (i) the Facility Agent shall be permitted to make Conforming Changes in accordance with Section 2.11(C)(ii) and (ii) if the Facility Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Transaction

Document (including the schedules and exhibits thereto), then the Facility Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.
(D)    If, in connection with any proposed amendment, consent or waiver pursuant to Section 10.2 requiring the consent of “each Lender,” “each Lender directly affected thereby” or “each Lender adversely affected thereby,” a Lender does not approve such amendment, consent or waiver pursuant to Section 10.2 and Lenders constituting the Majority Lenders shall have granted their consent to such amendment, consent or waiver (a “Non-Consenting Lender”), then the Borrower may elect to replace such Non-Consenting Lender(s) as a Lender party to this Agreement; provided that, (x) such replacement does not conflict with any Applicable Law and (y) concurrently with such replacement, (1) an Eligible Assignee shall agree, as of such date, subject to clause (3), to purchase for cash, at 100% of the principal amount thereof, the Lender Percentage of the Loan and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date, (2) the replacement Lender shall grant its consent with respect to the applicable proposed amendment or waiver, (3) if such Non-Consenting Lender that is being replaced pursuant to this Section 10.2(D) is, or its Affiliate is, a Hedge Counterparty, such Non-Consenting Lender or its Affiliate shall use commercially reasonable efforts to promptly novate, assign and delegate without recourse, all its interests, rights and obligations under such Hedge Agreement to the assignee replacing it or its Affiliate hereunder pursuant to this Section 10.2(D) or to another Lender hereunder or Affiliate thereof (provided that if such Non-Consenting Lender (or its Affiliate, as applicable) determines in its sole discretion that it is not commercially reasonable to novate, assign and delegate such Hedge Agreement to such assignee, then the Non-Consenting Lender (or its Affiliate, as applicable) may in its sole discretion elect to terminate such Hedge Agreement) and (4) the Borrower shall (A) pay to such Non-Consenting Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including payments due to such Non-Consenting Lender under Section 2.12 and (B) if such Non-Consenting Lender or its Affiliate was also a Hedge Counterparty to a Hedge Agreement that is being terminated pursuant to clause (3), the Borrower shall pay any amounts payable to such Non-Consenting Lender or its Affiliate, as applicable, upon such termination.
(E)    The provisions of Section 10.2(D) shall not apply (i) so long as Banco Santander S.A., New York Branch and its Affiliates constitute Majority Lenders, (ii) if prior to any such replacement, the circumstances entitling the Borrower to cause the replacement of such Lender have ceased to apply or (iii) if the subject Lender approves or consents to the amendment, consent or waiver that made such Lender a Non-Consenting Lender.
Section IX.3.Notices, Etc. All notices and other communications provided for hereunder shall be in writing and mailed or delivered by courier or facsimile:

(A) if to the Borrower, at its address at Spruce Power 5 Borrower 2024, LLC c/o Spruce Manager LLC, 820 Gessner Road, Suite 500, Houston, TX, 77024, Attention: General Counsel, Email: notices@sprucepower.com with copies (which shall not constitute notice) to Troutman Pepper Hamilton Sanders, LLP, 401 9th Street, NW, Suite 1000, Washington, DC 20004, Attention: Andrew Thurmond, Email: Andrew.Thurmond@troutman.com;
(B) if to the Facility Agent, Banco Santander S.A., New York Branch, 437 Madison Avenue, 8th Floor, New York, New York 10022, Attention: Securitized Products Group, Email: abs_banking@santander.us with copies (which shall not constitute notice) to Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036, Attention: Daniel Michaelson, Email: DMichaelson@KRAMERLEVIN.com;
(C) if to the Collateral Agent or the Paying Agent, Computershare Trust Company, National Association, 1505 Energy Park Drive, St. Paul, Minnesota 55108, Attention: Computershare Corporate Trust – Asset-Backed Administration, email address: ctsabsservicer@computershare.com; and
(D) in the case of any party, at such address or other address as shall be designated by such party in a written notice to each of the other parties hereto.
Notwithstanding the foregoing, each Quarterly Servicer Report may be delivered by electronic mail; provided, that such electronic mail is sent by a Responsible Officer and each such Quarterly Servicer Report is accompanied by an electronic reproduction of the signature of a Responsible Officer of the Servicer. All such notices and communications shall be effective, upon receipt, provided, that notice by facsimile or email shall be effective upon electronic or telephonic confirmation of receipt from the recipient.
The Facility Agent, the Collateral Agent, and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Facility Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Facility Agent may be recorded by the Facility Agent, and each of the parties hereto hereby consents to such recording.
Section IX.4.No Waiver; Remedies. No failure on the part of the Facility Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under the Loan Notes shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section IX.5.Indemnification.
(A) Indemnification. The Borrower agrees to indemnify the Facility Agent, the Lenders and their respective Related Parties (collectively, the “Indemnitees”) from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses (including the reasonable and documented fees and expenses of counsel and court costs), including in connection with any enforcement (including any action, suit or claim brought by an Indemnitee) of the Borrower’s indemnification obligations hereunder, to which such Indemnitee may become subject arising out of, resulting from or in connection with any claim, litigation, investigation or proceeding (each, a “Proceeding” (including any Proceedings under environmental laws)) relating to the Transaction Documents, the Sale Leaseback Documents, the NJR Purchase Agreement or any other agreement, document, instrument or transaction related thereto, the use of proceeds of the Loan, and the transactions contemplated hereby, regardless of whether any Indemnitee is a party thereto and whether or not such Proceedings are brought by the Borrower, its equity holders, affiliates, creditors or any other third party, and to reimburse each Indemnitee upon written demand therefor (together with reasonable back-up documentation supporting such reimbursement request) for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing of one law firm to all such Indemnitees, taken as a whole, and, in the case of a conflict of interest, of one additional counsel to the affected Indemnitee taken as a whole (and, if reasonably necessary, of one local counsel and/or one regulatory counsel in any material relevant jurisdiction); provided, that the foregoing indemnity and reimbursement obligation will not, as to any Indemnitee, apply to (A) losses, claims, damages, liabilities or related expenses (i) to the extent they are found in a final non-appealable judgment of a court of competent jurisdiction to arise from the willful misconduct, bad faith or gross negligence of, or material breach of the Transaction Documents by, such Indemnitee or any of its affiliates or controlling persons or any of the officers, directors, employees, advisors or agents of any of the foregoing or (ii) arising out of any claim, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its Affiliates and that is brought by such Indemnitee against another Indemnitee or (B) any settlement entered into by such Indemnitee without the Borrower’s written consent (such consent not to be unreasonably withheld or delayed). This Section 10.5 shall not apply with respect to Taxes other than any Taxes that represent losses, liabilities, claims and damages arising from any non-Tax Proceeding or claim. The provisions of this Section 10.5 shall survive the discharge, termination or assignment of this Agreement or any related agreement or the earlier of the resignation or removal of the Facility Agent, the Collateral Agent or the Paying Agent, as applicable. Notwithstanding anything to the contrary in this Section 10.5, the provisions of this Section 10.5 shall be applied without prejudice to, and the provisions shall not have the effect of diminishing, the rights of the Paying Agent, Collateral Agent and any Computershare Indemnified Party under Section 9.5 of this Agreement or any other provision of any Transaction Document providing for the indemnification of any such Persons.
(B)    [Reserved].
(C)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, none of the parties hereto shall assert, and each party hereto hereby waives, and acknowledges that no other Person shall have, any claim against any other party hereto or any other Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof; provided, however, that the limitations set forth in this clause (C) shall not be applicable with respect to any and all losses, liabilities, claims, damages or expenses (including reasonable fees and expenses of counsel and court costs) suffered by an Indemnitee resulting from damages awarded to any third party. No Indemnitee referred to in clause (A) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby.
(D)    Payments. All amounts due and payable under this Section 10.5 shall be payable not later than ten (10) Business Days after receipt of a demand therefor; provided, however, that the applicable Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 10.5.
(E)    Survival. The agreements and the indemnity provisions set forth in this Section 10.5 shall survive the resignation of the Facility Agent, the Collateral Agent, the replacement of any Lender and the repayment, satisfaction or discharge of all the other Obligations.
Section IX.6.Costs, Expenses and Taxes. The Borrower agrees to pay all reasonable and documented costs and expenses in connection with the preparation, execution, delivery, filing, recording, administration, modification, amendment or waiver of this Agreement, the Loan Notes and the other documents to be delivered hereunder, including the reasonable fees and out-of-pocket expenses of counsel for the Facility Agent, the Collateral Agent and the Paying Agent with respect thereto. The Borrower further agrees to pay on demand all costs and expenses, if any (including reasonable and documented counsel fees and expenses) (A) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Loan Notes and the other documents to be delivered hereunder and (B) incurred by the Facility Agent or the Collateral Agent in connection with the transactions described herein and in the other Transaction Documents, including in any case reasonable and documented counsel fees and expenses in connection with the enforcement of rights under this Section 10.6. Without limiting the foregoing, the Borrower acknowledges and agrees that the Facility Agent or its counsel may at any time after an Event of Default shall have occurred and be continuing, engage professional consultants selected by the Facility Agent to conduct additional due diligence with respect to the transactions contemplated hereby, including (A) review and independently assess the existing methodology employed by the Borrower in allocating Collections with respect to the Collateral, assess the reasonableness of the methodology for the equitable allocation of those Collections and make any recommendations to amend the methodology, if appropriate, (B) review the financial forecasts submitted by the

Borrower to the Facility Agent and assess the reasonableness and feasibility of those forecasts and make any recommendations based on that review, if appropriate, and (C) verify the asset base of the Borrower and the Borrower’s valuation of its assets, as well as certain matters related thereto. The reasonable and documented fees and expenses of such professional consultants, in accordance with the provisions of this Section 10.6, shall be at the sole cost and expense of the Borrower.
Section IX.7.Right of Set-off; Ratable Payments; Relations Among Lenders. (A) Upon the occurrence and during the continuance of any Event of Default, and subject to the prior payment of Obligations owed to the parties to the Transaction Documents, each of the Facility Agent and the Lenders are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by and other indebtedness at any time owing to the Facility Agent or such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Loan Notes, whether or not the Facility Agent or such Lenders shall have made any demand under this Agreement or the Loan Notes and although such obligations may be unmatured. The Facility Agent and each Lender agrees promptly to notify the Borrower after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Facility Agent and the Lenders under this Section 10.7(A) are in addition to other rights and remedies (including other rights of set-off) which the Facility Agent and the Lenders may have.
(A)If any Lender, whether by setoff or otherwise, has payment made to it upon its portion of the Loan in a greater proportion than that received by any other Lender, such other Lender agrees, promptly upon demand, to purchase a portion of the Loan owned by the Lenders so that after such purchase each Lender will hold its ratable share of Loan. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon written demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to the obligations owing to them. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.
(B)Except with respect to the exercise of set-off rights of any Lender in accordance with Section 10.7(A), the proceeds of which are applied in accordance with this Agreement, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower or any other obligor hereunder or with respect to any Collateral or Transaction Document, without the prior written consent of the other Lenders or, as may be provided in this Agreement or the other Transaction Documents, at the direction of the Facility Agent.
(C)The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Facility Agent) authorized to act for, any other Lender.
Section IX.8.Binding Effect; Assignment.

(A)     This Agreement shall be binding upon and inure to the benefit of the Borrower, the Collateral Agent, the Paying Agent and the Facility Agent and each Lender, and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Facility Agent and the Lenders, and any assignment by the Borrower in violation of this Section 10.8 shall be null and void. Notwithstanding anything to the contrary in the first sentence of this Section 10.8, any Lender may at any time, without the consent of the Borrower or the Facility Agent, assign all or any portion of its rights and obligations under this Agreement and any Loan Note to a Federal Reserve Bank; provided, that no such assignment or pledge shall release the transferor Lender from its obligations hereunder. Each Lender may assign to one or more Eligible Assignees all or any part or portion of, or may grant participations to one or more banks or other entities in all or any part or portion of its rights and obligations hereunder (including its Loan Notes or interest in the Loan); provided, that each such assignment (A) shall be made pursuant to an Assignment and Assumption, (B) shall be recorded in the Register, and (C) shall be made either (i) so long as no Event of Default or Early Amortization Event shall have occurred and be continuing, to any Person who is either (1) a Permitted Assignee or (2) not a Disqualified Lender and, in each case, who is reasonably acceptable to the Borrower and the Facility Agent (in each case, in its reasonable discretion, such consent not to be unreasonably withheld, conditioned or delayed); provided that the Borrower shall not have any approval rights if the Seller or the Borrower shall have breached or defaulted on any of its covenants or obligations under the EU Risk Retention Side Letter, or (ii) if an Event of Default or an Early Amortization Event shall have occurred and be continuing, to any Person; provided that the Borrower shall be deemed to have consented to any such assignment set forth in clause (i) if it shall have failed to object thereto by written notice to the Facility Agent within ten (10) Business Days after receiving notice thereof. The parties to each assignment shall execute and deliver to the Facility Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Facility Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.
(B)     To the extent any a Hedge Counterparty ceases to be a Lender or any Affiliate of a Lender as a result of the assignment of any part or portion of the Loan under this Section 10.8, to the extent requested by the Borrower, such Hedge Counterparty shall novate, assign and delegate all of its interests, rights and obligations under its Hedge Agreement to a Qualifying Hedge Counterparty concurrently with it or its Affiliate ceasing to be a Lender under the Credit Agreement and shall bear any and all costs of such novation, including any mark-to-market assumption payment and/or credit margin.
(C)     Upon, and to the extent of, any assignment (unless otherwise stated therein) made by any Lender hereunder, the assignee or purchaser of such assignment shall be a Lender hereunder for all purposes of this Agreement and shall have all the rights, benefits and obligations (including the obligation to provide documentation pursuant to Section 2.17(G)) of a Lender hereunder. The Facility Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, the Commitments of the Lenders, the outstanding principal amounts (and stated

interest) of the Loan owing to each Lender pursuant to the terms hereof from time to time and any assignment of such outstanding portion of the Loan. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Facility Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Facility Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(D)     Any Lender may, without the consent of the Borrower, sell participation interests in its portion of the Loan owned by it and obligations hereunder (each such recipient of a participation a “Participant”); provided, that after giving effect to the sale of such participation, such Lender’s obligations hereunder and rights to consent to any waiver hereunder or amendment hereof shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, all amounts payable to such Lender hereunder and all rights to consent to any waiver hereunder or amendment hereof shall be determined as if such Lender had not sold such participation interest, and the Borrower and the Facility Agent and the other parties hereto shall continue to deal solely and directly with such Lender and not be obligated to deal with such Participant. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the outstanding principal amounts (and stated interest) of each Participant’s interest in the Loan or other obligations under the Transaction Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Transaction Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, none of the Facility Agent, the Collateral Agent or the Paying Agent shall have responsibility for maintaining a Participant Register. Each Participant shall, to the fullest extent permitted by law, have the same rights, benefits and obligations (including the obligation to provide documentation pursuant to Section 2.17(G)) (it being understood that the documentation required under Section 2.17(G) shall be delivered to the participating Lender) hereunder with respect to the rights and benefits so participated as it would have if it were a Lender hereunder and acquired its interest by assignment pursuant to Section 10.8(A), except that no Participant shall be entitled to receive any greater payment under Sections 2.12(B) or 2.17 than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.
(E)     Notwithstanding any other provision of this Agreement to the contrary, a Lender may pledge as collateral, or grant a security interest in, all or any portion of its rights in, to and under this Agreement to a security trustee in connection with the funding by such Lender of its portion of the Loan without the consent of the Borrower; provided that no such pledge or grant shall release such Lender from its obligations under this Agreement.
Section IX.9.Governing Law. This Agreement shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of law principles thereof that would call for the application of the laws of any other jurisdiction.
Section IX.10.Jurisdiction. Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York (New York County) or of the United States for the Southern District of New York, and by execution and delivery of this Agreement, each of the parties hereto consents, for itself and in respect of its property, to the exclusive jurisdiction of those courts. Each of the parties hereto irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, or any legal process with respect to itself or any of its property, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement or any document related hereto. Each of the parties hereto waives personal service of any summons, complaint or other process, which may be made by any other means permitted by New York law.
Section IX.11.Waiver of Jury Trial. All parties hereunder hereby knowingly, voluntarily and intentionally waive any rights they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with, this Agreement, or any course of conduct, course of dealing, statements (whether oral or written) or actions of the parties in connection herewith or therewith. All parties acknowledge and agree that they have received full and significant consideration for this provision and that this provision is a material inducement for all parties to enter into this Agreement.
Section IX.12.Section Headings. All section headings are inserted for convenience of reference only and shall not affect any construction or interpretation of this Agreement.
Section IX.13.Tax Characterization. The parties hereto intend for the Loan to be treated as debt for U.S. federal income tax purposes.
Section IX.14.Facility Rating. The Borrower agrees that any Lender may (in its sole discretion and at its sole expense), at any time, have their Loan Notes rated by Moody’s, S&P, DBRS, Inc., A.M. Best or Kroll Bond Rating Agency, LLC. The Borrower agrees to provide and to cause its Affiliates to provide reasonable assistance to obtain such rating. For the avoidance of doubt, any such rating shall not be a condition precedent to the exercise of any rights of the Borrower under this Agreement or any other Transaction Document.
Section IX.15.Limitations on Liability. None of the members, managers, general or limited partners, officers, employees, agents, shareholders, directors, Affiliates or holders of limited liability company interests of or in the Borrower shall be under any liability to the Facility Agent or the Lenders, respectively, any of their successors or assigns, or any other Person for any action taken or for refraining from the taking of any action in such capacities or otherwise pursuant to this Agreement or for any obligation or covenant under this Agreement, it being understood that this Agreement and the obligations created hereunder shall be, to the fullest extent permitted under applicable law, with respect to the Borrower, solely the limited liability company obligations of the Borrower. The Borrower and any member, manager, partner, officer, employee, agent, shareholder, director, Affiliate or holder of a limited liability company interest of or in the Borrower may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person (other than the Borrower) respecting any matters arising hereunder.
Section IX.16.Confidentiality. Each Lender and the Facility Agent agrees to maintain the confidentiality of all nonpublic information with respect to the parties herein or any other matters furnished or delivered to it pursuant to or in connection with this Agreement or any other Transaction Document; provided, that such information may be disclosed (i) to such party’s Affiliates or such party’s or its Affiliates’ officers, directors, employees, agents, accountants, legal counsel and other representatives (collectively “Lender Representatives”), in each case, who have a need to know such information for the purpose of assisting in the negotiation, completion and administration of the Facility and on a confidential basis, (ii) to any assignee of or participant in, or any prospective assignee of or participant in, the Facility or any of its rights or obligations under this Agreement, in each case on a confidential basis, (iii) to any financing source, insurer or insurance broker, dealer, hedge counterparty or other similar party in connection with financing, insurance or risk management activities related to the Facility, (iv) to the extent required by applicable Law or required or requested by any Governmental Authority, self-regulatory authority, regulator or supervisory authority having jurisdiction over such party and (v) to the extent necessary in connection with the enforcement of any Transaction Document.
The provisions of this Section 10.16 shall not apply to information that (i) is or hereafter becomes (through a source other than the applicable Lender or the Facility Agent or any Lender Representative associated with such party) generally available to the public, (ii) was rightfully known to the applicable Lender or the Facility Agent or any Lender Representative or was rightfully in their possession prior to the date of its disclosure pursuant to this Agreement, (iii) becomes available to the applicable Lender or the Facility Agent or any Lender Representative from a third party unless to their knowledge such third party disclosed such information in breach of an obligation of confidentiality to the applicable Lender or the Facility Agent or any Lender Representative, (iv) has been approved for release by written authorization of the parties whose information is proposed to be disclosed, or (v) has been independently developed or acquired by any Lender or the Facility Agent or any Lender Representative without violating this Agreement. The provisions of this Section 10.16 shall not prohibit any Lender or the Facility Agent from filing with or making available to any judicial, governmental or regulatory agency or providing to any Person with standing any information or other documents with respect to the Facility as may be required by applicable Law or requested by such judicial, governmental or regulatory agency.
Section IX.17.Limited Recourse. All amounts payable by the Borrower on or in respect of the Obligations shall constitute limited recourse obligations of the Borrower secured by, and payable solely from and to the extent of, the Collateral; provided that (A) the foregoing shall not limit in any manner the ability of the Facility Agent or any other Lender to seek specific performance of any Obligation (other than the payment of a monetary obligation in excess of the amount payable solely from the Collateral), (B) the provisions of this Section 10.17 shall not limit the right of any Person to name the Borrower as party defendant in any action, suit or in the exercise of any other remedy under this Agreement or the other Transaction Documents, and (C) when any portion of the Collateral is transferred as permitted under this Agreement, the security interest in and Lien on such Collateral shall automatically be released, and the Lenders under this Agreement will no longer have any security interest in, lien on, or claim against such Collateral.
Section IX.18.Customer Identification - USA Patriot Act Notice. The Facility Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as the same may be amended from time to time, and corresponding provisions of future laws, the “Patriot Act”), and the Facility Agent’s and each Lender’s policies and practices, the Facility Agent and the Lenders are required to obtain, verify and record certain information and documentation that identifies the Borrower and, which information includes the name and address of the Borrower and such other information that will allow the Facility Agent or such Lender to identify the Borrower in accordance with the Patriot Act.
Section IX.19.Paying Agent Compliance with Applicable Anti-Terrorism and Anti-Money Laundering Regulations. The parties hereto acknowledge that in accordance with laws, regulations and executive orders of the United States or any state or political subdivision thereof as are in effect from time to time applicable to financial institutions relating to the funding of terrorist activities and money laundering, including without limitation the USA Patriot Act (Pub. L. 107-56) and regulations promulgated by the Office of Foreign Asset Control (collectively, “AML Law”), each of the Collateral Agent and the Paying Agent is required to obtain, verify, and record information relating to individuals and entities that establish a business relationship or open an account with it. Each party hereby agrees that it shall provide the Collateral Agent and the Paying Agent with such identifying information and documentation as it may request from time to time in order to enable it to comply with all applicable requirements of AML Law.
Section IX.20.Additional Custodian Provisions. The parties hereto acknowledge that the Custodian shall not be required to act as a “commodity pool operator” as defined in the Commodity Exchange Act, as amended, or be required to undertake regulatory filings related to this Agreement in connection therewith.
Section IX.21.No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Transaction Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Facility Agent and the Lenders are arm’s-length commercial transactions between the Borrower, and its Affiliates, on the one hand, and the Facility Agent and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Transaction Documents; (ii) (A) the Facility Agent and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Facility Agent nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Transaction Documents; and (iii) the Facility Agent, the Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Facility Agent nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Facility Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section IX.22.Electronic Execution of Assignments and Certain other Documents. This Agreement shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings and authentication of securities when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.
Section IX.23.Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(A)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(B)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
Section IX.24.Acknowledgement Regarding Any Supported QFCs . To the extent that the Transaction Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Transaction Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Transaction Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Transaction Documents were governed by the laws of the United States or a state of the United States.
[Signature Pages Follow]

In Witness Whereof, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
SPRUCE POWER 5 BORROWER 2024, LLC, as Borrower

By: /s/ Joe Pettit________________________
Name: Joe Pettit
Title: Vice President, Corporate Development

[Signature Page to Spruce Power 5 Credit Agreement]
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BANCO SANTANDER S.A., New York Branch, as Facility Agent and Lender

By:     /s/ Kai Ang_________________________
Name: Kai Ang
Title: Managing Director

By: /s/ Devang Sodha_____________________
Name: Devang Sodha
Title: Managing Director

[Signature Page to Spruce Power 5 Credit Agreement]
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Computershare Trust Company, National Association, not in its individual capacity but solely as Collateral Agent, Paying Agent and Securities Intermediary

By: /s/ Jeanine C. Casey__________________
Name: Jeanine C. Casey
Title: Vice President

[Signature Page to Spruce Power 5 Credit Agreement]
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Schedule I
Solar Asset Representations
With respect to each Solar Asset:
1.Accuracy of Schedule of Solar Assets. Each entry with respect to the Solar Asset set forth on the Schedule of Solar Assets is complete and correct in all material respects and does not omit any necessary information that makes such entry misleading.
2.Form of Customer Agreement. The related Customer Agreement is in substantially one of the forms attached hereto as Exhibit F. The related Customer Agreement provides that the Host Customer agrees to purchase electric energy produced by such PV Systems or lease such PV Systems.
3.Modifications to Customer Agreement. Since the acquisition by the Borrower of the Solar Asset, the terms of the related Customer Agreement and/or Hedged SREC Agreement have not been amended, waived, extended, or modified in any respect, other than pursuant to a Payment Facilitation Modification, as otherwise authorized to be done without the Borrower’s consent under the Servicing Agreement or for the assumption of a Customer Agreement by a new Host Customer in accordance with the Customer Credit Policy.
4.Payments in U.S. Dollars. The related Host Customer or Hedged SREC Counterparty is obligated per the terms of the related Customer Agreement or Hedged SREC Agreement, as applicable, to make payments in U.S. dollars to the Borrower.
5.Host Customer FICO Score. If the related Customer Agreements was originated on or after January 1, 2014, the related Host Customer had a FICO score of at least 625 as of the origination date thereof.
6.Credit and Underwriting Policies. The related Customer Agreement was originated in accordance with NJR’s credit and underwriting policies in effect on the date of origination thereof.
7.Absolute and Unconditional Obligation. The related Customer Agreement is by its terms an absolute and unconditional obligation of the Host Customer to pay for electricity generated and delivered or that will be generated and delivered by the related PV System to such Host Customer, or to lease the related PV System after the related PV System is placed in service, and the payment obligations under the related Customer Agreement by its terms do not provide for offset for any reason, including without limitation nonpayment or non-performance by the NJR, a Spruce Party or the owner of the PV System.
8.Non-cancelable; Prepayable. The related Customer Agreement is not cancellable and does not permit prepayments.
9.Legal Compliance. The origination of the related Customer Agreement and installation of the related PV Systems was in compliance in all material respects with the

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applicable federal, state and local laws and regulations, including those relating to consumer leasing and protection laws, at the time such Customer Agreement was originated or such PV System was installed, as applicable.
10.Legal, Valid and Binding Agreement. The related Customer Agreement is the legal, valid and binding payment obligation of the related Host Customer, is in full force and effect in accordance with its terms and is enforceable against such related Host Customer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium or other laws affecting creditors’ rights generally, now and hereafter in effect, and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).
11.No Defaults or Terminations. The related Solar Asset is not a Defaulted Solar Asset or a Terminated Solar Asset. Furthermore, the Host Customer associated with such Customer Agreement is not a Host Customer for any other Customer Agreement that was originated, acquired and/or serviced by NJR or any affiliate thereof that would meet the definition of Defaulted Solar Asset.
12.Minimum Payments Made. A minimum of one payment due under the related Customer Agreement has been made prior to the Closing Date. The related Customer Agreement provides that the Host Customer thereunder is required to make periodic Host Customer Payments, which are due and payable on a monthly basis, during the term of such Customer Agreement.
13.Freely Assignable. The related Customer Agreement, by its terms, is assignable without consent of the Host Customer or any other Person or, to the extent any consent is required for such assignment, such consent has been obtained. Upon assignment of the Conveyed Property to the Borrower, the Borrower (or with respect to SLB Solar Assets, the Lessee) will be entitled to receive the payments made by the related Host Customer under such Customer Agreement.
14.Taxes and Governmental Charges. The transfer, assignment and the pledge of the Solar Assets by NJR to the Seller pursuant to the NJR Purchase Agreement, by the Seller to the Borrower pursuant to the Sale and Contribution Agreement and of the Collateral by the Borrower pursuant to the Collateral Documents is not subject to and will not result in any tax, fee or governmental charge payable by the Borrower to any federal, state or local government except as paid. No tax is owed in connection with the sale or contribution to the Borrower except as paid.
15.PV System and Customer Agreement Status. The related PV System has not been turned off due to a Host Customer delinquency under the Customer Agreement.
16.Affiliate Host Customers. Customer Agreements comprising no more than 1% of the Aggregate Discounted Solar Asset Balance are related to Host Customers that are employees of a Spruce Party or NJR or any of their respective Affiliates.

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17.No Adverse Selection. No selection procedures reasonably believed by the Borrower to be adverse to the Secured Parties were utilized in selecting the Solar Assets and the related Customer Agreements from among the Solar Assets acquired by the Seller from NJR or by the Borrower from the Seller.
18.PV System. To the Borrower’s Knowledge (i) the related PV System was installed for the related Host Customer by an installer in compliance with the NJR’s written design/installation procedures, (ii) the related Host Customer has accepted the related PV System, and no related Host Customer has notified the NJR or a Spruce Party or any affiliate thereof of any material existing defects therein which have an adverse impact on the operation of the PV System and are not in the process of being investigated, addressed or repaired by the Servicer or any affiliate thereof and (iii) the Solar Photovoltaic Panels and Inverters with respect to the related PV System were manufactured by a vendor set forth on NJR’s approved vendor list at the time of installation there if. The related PV System was installed on a single-family, residential home or building located in State of New Jersey and, to the Borrower’s Knowledge, one or more of the Host Customers under the related Customer Agreement is the owner of the real property on which the PV System is installed.
19.No Defenses Asserted. The related Customer Agreement has not been satisfied, subordinated or rescinded and, to the Borrower’s Knowledge, no lawsuit is pending with respect to such related Customer Agreement.
20.Insurance. With respect to the related PV System, the Servicer maintains, on behalf of the Borrower, insurance in such forms and amounts and against such risks as set forth in the Servicing Agreement. All such required insurance is in full force and effect.
21.Governing Law. The related Customer Agreement or Hedged SREC Agreement is governed by the laws of a state or territory of the United States and was not originated in, nor is it subject to the laws of, any jurisdiction, the laws of which would make unlawful the sale, transfer, pledge or assignment of the related Customer Agreement or Hedged SREC Agreement, as applicable, under the applicable Transaction Documents, including any repurchase in accordance with the Transaction Documents.
22.No Unpaid Fees. To the Borrower’s Knowledge, there are no unpaid fees owed to third parties relating to the origination of the related Customer Agreement and installation of the related PV System.
23.Payment Terms of Customer Agreement. Except as otherwise permitted in the related Customer Agreement, the related Customer Agreement provides that the Host Customer thereunder is required to make periodic Host Customer Payments, which are due and payable on a monthly basis, during the term of the related Customer Agreement.
24.Permission to Operate. The related PV System has achieved PTO.
25.Warranties. All Manufacturer Warranties relating to the related Customer Agreement and the related PV System are in full force and effect and can be enforced by the

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Borrower or the Servicer, as applicable, in accordance with their terms, except with respect to those Manufacturer Warranties that are no longer being honored by the relevant manufacturer with respect to all customers generally, and except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other laws affecting creditors’ rights generally, now or hereafter in effect, and except as such enforceability may be limited by general principles of equity (whether considered at law or in equity).
26.True Lease. The related Customer Agreement in the form of a Customer Lease Agreement is a “true” lease, as defined in Article 2-A of the UCC.
27.UCC. The related Customer Agreement constitutes “general intangibles”, “accounts” or “chattel paper” within the meaning of the applicable UCC. The PV Systems constitute “Equipment” within the meaning of the applicable UCC. Upon the filing of all appropriate financing statements in the proper filing offices in the appropriate jurisdictions, the Facility Agent will have a first priority perfected security interest in and to the Customer Agreements and the PV Systems, subject to Permitted Liens.
28.Fixture Filing. The terms of the related Customer Agreement provide that the parties thereto agree that the related PV System is not a fixture. The Borrower or an affiliate thereof has filed a protective UCC fixture filing in respect of the related PV System; provided, however, that (i) certain of such UCC fixture filings have been released in order to assist the applicable Host Customer in a pending refinancing of such Host Customer’s mortgage or sale of home, and (ii) such UCC fixture filings may not have been filed or maintained in a manner that would provide priority under the UCC over a conflicting interest of an encumbrancer or owner of the real property subject to the UCC fixture filing. If the related PV System is located in California, a "Notice of Independent Solar Energy Producer Contract" (“NOISEPC”) was made in the applicable local filing office where such PV System is located pursuant to and in compliance with Cal. Pub. Util. Code §§ 2868-2869.
29.Solvency; Host Customer Challenges. To the Borrower’s Knowledge, the related Host Customer or Hedged SREC Counterparty is not a debtor in a bankruptcy case. The Host Customer or Hedged SREC Counterparty, as applicable, has not commenced any litigation or asserted any claim in writing challenging the validity or enforceability of the related Customer Agreement or Hedged SREC Agreement, as applicable.
30.No Impairment. Neither NJR nor the Seller has done anything to impair the rights of the Borrower, the Facility Agent or the Lenders in the Collateral or payments with respect thereto.
31.Ownership. The Borrower has legal and equitable title to the related PV Systems free and clear of all liens and encumbrances, except for Permitted Liens.
32.Delivery of Customer Agreement. The related Customer Agreement and any amendments or modifications were created in an electronic form or have been converted into an Electronic Copy and the related tangible original Customer Agreement, if any, and, to the

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Borrower’s Knowledge, any amendments or modifications have been destroyed on or before the Closing Date or, if not destroyed, no other Person has or could obtain possession or control thereof in a manner that would enable such Person to claim priority over the lien of the Collateral Agent. If such Customer Agreement or any amendments or modifications thereto were created in an electronic form, no “authoritative copy” (as contemplated by Section 9-105 of the UCC) exists or, if an Electronic Copy is determined to be an authoritative copy, no Person has or could obtain possession or control of such authoritative copy in a manner that would enable such Person to claim priority over the lien of the Collateral Agent. The Borrower has delivered the Custodian File required to be delivered pursuant to Custodial Agreement with respect to such Solar Asset and the Custodian has delivered the Custodial Certifications required to be delivered under Custodial Agreement with respect thereto.
33.Hedged SREC Agreements. With respect to each Hedged SREC Solar Asset:
a.All applications, forms and other filings required to be submitted in connection with the procurement of Hedged SREC Payments have been properly made in all material respects under applicable law, rules and regulations and the related Hedged SREC Counterparty has provided a written reservation approval (which may be in the form of electronic mail from the related Hedged SREC Counterparty) for the payment of Hedged SREC Payments.
b.All conditions to the payment of Hedged SREC Payments by the related Hedged SREC Counterparty have been satisfied or approved, as applicable, and the Hedged SREC Counterparty’s payment obligation is an absolute and unconditional obligation of the Hedged SREC Counterparty that is not, by the terms of the related Hedged SREC Agreement, subject to offset for any reason.
c.Copies of all Hedged SREC Agreements with respect to Hedged SREC Payments have been delivered to the Custodian.
d.To the extent that the rights to receive Hedged SREC Payments and the related Hedged SREC Agreement, if any, are not freely assignable without the consent of the Hedged SREC Counterparty, or if consent of or notice to any Person is required for the grant of a security interest, such consent will have been obtained or notice will have been given as of the effective date of the applicable Hedged SREC Agreement. The Hedged SREC Payments are not subject to any law, rule or regulation which would make unlawful the sale, transfer, pledge or assignment of any rights to the Hedged SREC Payments within the regulations set forth with respect to such Hedged SREC Payments.
e.Such Hedged SREC Agreement is the legal valid and binding payment obligation of the Hedged SREC Counterparty, enforceable against such Hedged SREC Counterparty in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other

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laws affecting creditors’ rights generally, and except as such enforceability may be limited by general principles of equity (whether considered at law or in equity).
f.The transfer, assignment and pledge of the rights to the Hedged SREC Payments is not subject to and will not result in any tax, fee or governmental charge payable by the Borrower to any federal, state or local government, except as paid.
g.The related Hedged SREC Agreement was originated by the Borrower.
h.The Borrower has not guaranteed the generation of SRECs, the production or performance of any PV System subject to the related Hedged SREC Agreement or otherwise assumed any payment obligation arising under or related to the related Hedged SREC Agreement.
i.Such Hedged SREC Agreement is a Hedged SREC Agreement within the meaning set forth in the Credit Agreement.
34.SLB Solar Assets. With respect to each SLB Solar Asset, the related PV System has been leased, and the Customer Agreements have been assigned, to the Lessee by the Borrower (as assignee of the Seller) pursuant to the Sale Leaseback Agreement, and the Sale Leaseback Agreement satisfies each of the following criteria:
a.Legal, Valid and Binding Agreements. The Sale Leaseback Agreement is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally, and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).
b.Full Force and Effect; No Defaults or Terminations. The Sale Leaseback Agreement is in full force and effect in accordance with its respective terms, and there has been no breach or default by the Borrower or, to the Borrower’s Knowledge, the Lessee under such agreement that would entitle the other party to any such agreement to terminate such agreement, and none of the Borrower or, to the Borrower’s Knowledge, Lessee has given or received any notice of default under any of such agreements in respect of a default that is continuing.
c.Modifications to Sale Leaseback Agreement. True and complete copies of the Sale Leaseback Agreement as in effect on the Closing Date have been delivered to the Borrower and the Facility Agent. Except as set forth in the definition of each such agreement, the terms of the Sale Leaseback Agreement have not been amended, waived, extended, or modified in any respect.

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d.No Defenses Asserted. The Sale Leaseback Agreement has been satisfied, subordinated or rescinded, and, to Borrower’s Knowledge, no lawsuit is pending by or against Borrower with respect to such agreement.
e.Taxes and Governmental Charges. The transfer, assignment and the pledge of the Sale Leaseback Agreement by the Seller to the Borrower pursuant to the Sale and Contribution Agreement and the pledge by the Borrower to the Collateral Agent pursuant to the Security Agreement are not subject to and will not result in any tax, fee or governmental charge payable by the Borrower to any federal, state or local government except as paid.
f.True Lease. The Sale Leaseback Agreement is a “true” lease, as defined in Article 2-A of the UCC.
g.Permitted Indebtedness; Pledge of Security Interest. Neither (i) the incurrence by the Borrower of the indebtedness pursuant to the Credit Agreement nor (ii) the pledge of the Collateral by the Borrower to the Collateral Agent pursuant to the Pledge Agreement violates the Sale Leaseback Agreement.
h.Indemnification. No claim with respect to indemnification obligations of the Borrower under the Sale Leaseback Agreement has been asserted and remains outstanding.

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Exhibit A
Defined Terms
“1940 Act” means the Investment Company Act of 1940, as amended.
“Account Bank” means any Eligible Institution reasonably acceptable to the Facility Agent at which any Paying Agent Account is held.
“Accountant’s Report” means the Independent Service Servicer’s Report (as defined in Servicing Agreement).
“Administrative Fee Base Rate” means, with respect to each Solar Asset, an amount to be mutually agreed upon by the Facility Agent and the Sponsor with respect to each Payment Date, in each case in an amount not to exceed twenty dollars ($20.00).
“Advance Rate” means 65.0%.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Party” has the meaning set forth in Section 2.12(B).
“Affiliate” means, with respect to any Person, any other Person that (i) directly or indirectly controls, is controlled by, or is under direct or indirect common control with such Person or (ii) is an officer or director of such Person, and in the case of any Lender that is an investment fund, the investment advisor thereof and any investment fund having the same investment advisor. A Person shall be deemed to be “controlled by” another Person if such other Person possesses, directly or indirectly, power to (a) vote 50% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing partners of such other Person, or (b) direct or cause the direction of the management and policies of such other Person whether by contract or otherwise.
“Affiliated Entity” means any of the Sponsor, the Servicer (if the Servicer is an Affiliate of the Borrower), the Seller, the Pledgor and any of their respective direct or indirect Subsidiaries and/or Affiliates, whether now existing or hereafter created, organized or acquired.
“Aggregate Commitment” means, on any date of determination, the sum of the Commitments then in effect. The Aggregate Commitment as of the date hereof is equal to $109,842,268.37.
“Aggregate Discounted Solar Asset Balance” means, as of any date of determination, an amount equal to the sum of the Discounted Solar Asset Balances for all Solar Assets which are Eligible Solar Assets owned by the Borrower.
“Agreement” has the meaning set forth in the introductory paragraph hereof.
H-1
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“Allocated Services Provider Fees” means, for a Solar Asset, the Administrative Fee Base Rate.
“Amortization Period” means the period commencing on the occurrence of an Early Amortization Event.
“A.M. Best” means A. M. Best Company, Inc., and any successor rating agency.
“Ancillary Customer Agreements” means in respect of each Solar Asset, all agreements and documents, if any, ancillary to the Customer Agreement associated with such Solar Asset, which are entered into by NJR, the Sponsor, the Servicer or any their respective Affiliates with a Host Customer in connection therewith.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Sponsor, the Borrower or their respective Subsidiaries and Affiliates from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 (Pub. L. No. 95-213, §§101-104), as amended and the UK Bribery Act of 2010.
“Anti-Money Laundering Laws” means, collectively, Title 18 U.S. Code section 1956 and 1957, the Bank Secrecy Act of 1970, otherwise known as the Currency and Foreign Transactions Reporting Act, as amended, the applicable money laundering statutes of all jurisdictions where the Borrower, the Sponsor or any of their respective Subsidiaries and Affiliates conduct business, the rules and regulations thereunder, and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency having jurisdiction over the Borrower, the Sponsor or any of their respective Subsidiaries and Affiliates, and any international anti-money laundering guidelines, principles or procedures issued by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur, and any Executive Order, directive, or regulation pursuant to the authority or to the enforcement of any of the foregoing, or any orders or licenses issued thereunder.
“Applicable Law” means all applicable laws of any Governmental Authority, including laws relating to consumer leasing and protection and any ordinances, judgments, decrees, injunctions, writs and orders or like actions of any Governmental Authority and rules and regulations of any federal, regional, state, county, municipal or other Governmental Authority.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.8(A)), and accepted by the Facility Agent, in substantially the form of Exhibit E or any other form (including electronic documentation generated by use of an electronic platform) approved by the Facility Agent.
“Available Funds” has the meaning set forth in Section 2.7(B).

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“Backup and Successor Servicing Agreement” means the Backup and Successor Servicing Agreement, dated as of the Closing Date, among the Backup Servicer, the Borrower and the Facility Agent.
“Backup Servicer” means Launch Servicing, LLC, a Delaware limited liability company.
“Backup Servicing Fees” means the fees payable to the Backup Servicer pursuant to Section 2.05 of the Backup and Successor Servicing Agreement.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means the U.S. Bankruptcy Code, 11 U.S.C. § 101, et seq., as amended.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the prime rate of interest quoted by The Wall Street Journal as in effect for such date; provided, that if the Base Rate determined herein would be less than zero percent (0.00%), such rate shall be deemed zero percent (0.00%) for purposes of this Agreement; provided, further, that if the “prime rate” determined herein would be less than one percent (1.00%), such rate shall be deemed to be one percent (1.00%) for purposes of this Agreement.
“Basel III” means Basel III: A global regulatory framework for more resilient banks and banking systems prepared by the Basel Committee on Banking Supervision, and all national implementations thereof.
“Benchmark” means, initially, Daily Compounded SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.11(C).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of (a) the alternate benchmark rate that has been selected by the Facility Agent and the Borrower as the replacement for the then-current Benchmark giving due consideration to (i) any

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selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;
provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Facility Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof); or
(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non- representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein.

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“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof);
(2)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof); or
(3)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 2.11(C) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 2.11(C).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be

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substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“BHC Act Affiliate” has the meaning assigned to the term "affiliate" in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).
“Borrower” has the meaning set forth in the introductory paragraph hereof.
“Borrower LLC Agreement” means the amended and restated limited liability company agreement of the Borrower.
“Borrowing Base” means, as of any Calculation Date, the product of (i) the Aggregate Discounted Solar Asset Balance as of such Calculation Date and (ii) the Advance Rate.
“Borrowing Base Certificate” means a certificate in the form of Exhibit B-1 attached hereto.
“Borrowing Base Deficiency” has the meaning set forth in Section 2.9.
“Breakage Costs” means, with respect to a failure by the Borrower, for any reason, to borrow the Loan on the date specified in the applicable Notice of Borrowing (including as a result of the Borrower’s failure to satisfy any conditions precedent to such borrowing) after providing such Notice of Borrowing therefor, the resulting loss, cost, expense or liability incurred by reason of the liquidation or reemployment of deposits, actually sustained by any Lender; provided, however, that such Lender shall use commercially reasonable efforts to minimize such loss or expense and shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in New York, New York, St. Paul, Minnesota or the state where the Facility Agent’s principal office is located; provided that, with respect to any matters related to the administration of Daily Compounded SOFR, each applicable reference to a “Business Day” shall be deemed to refer to a “U.S. Government Securities Business Day.”.
“Calculation Date” means (i) with respect to the Closing Date, the close of business on the Cut-Off Date and (ii) with respect to any Payment Date, unless the context requires otherwise, the close of business on the last day of the related Collection Period.
“Cash Equivalent” means (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit with maturities of 90 days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in

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excess of $500,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P and P-1 or the equivalent thereof by Moody’s and in either case maturing within 90 days after the day of acquisition, (e) bonds and similar debt instruments that constitute “securities” under the Securities Act of 1933 (as amended), are freely tradable on any nationally recognized securities exchange and can be liquidated within three (3) Business Days, (f) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (e) of this definition or (g) investments in money market or common trust funds having a rating from each of Moody’s and S&P in the highest investment category for short-term unsecured debt obligations or certificates of deposit granted thereby.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (i) the adoption or taking effect of any Governmental Rule, any change in any Governmental Rule or in the administration, interpretation, implementation or the application or requirements thereof (whether such change occurs in accordance with the terms of such Governmental Rule as enacted, as a result of amendment, or otherwise), any change in the interpretation or administration of any Governmental Rule by any Governmental Authority, or (ii) the making or issuance of any request or directive (whether or not having the force of law) of any Governmental Authority; provided, that, for the avoidance of doubt and notwithstanding anything herein to the contrary, (x) the Dodd-Frank Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated or issued, but only to the extent such rules, regulations, or published interpretations or directives are applied to the Borrower by the Facility Agent or any Lender in substantially the same manner as applied generally to other similarly situated borrowers after consideration of factors as the Facility Agent or Lender then reasonably determines to be relevant.
“Change of Control” means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Sponsor to any person or group of related persons for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (a “Group”) together with any Affiliates thereof; (ii) 100% of the issued and outstanding equity interests in the Pledgor shall cease to be owned indirectly by the Sponsor or (iii) 100% of the issued and outstanding equity interests in the Borrower shall cease to be owned directly by the Pledgor.
“Class I REC” means an electronically issued renewable energy certificate issued by the PJM GATS in connection with a PV System qualifying for the respective portions of the Pennsylvania, New Jersey and Maryland RPS Programs.
“Closing Date” means November 22, 2024.

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“Collateral” means the Pledged Collateral (as defined in the Pledge Agreement) and the Collateral (as defined in the Security Agreement), as applicable.
“Collateral Agent” has the meaning set forth in the Preamble.
“Collateral Agent Fee” means, for each Payment Date (in accordance with and subject to Section 2.7(B)), a fee paid to the Collateral Agent as part of the Paying Agent Fee.
“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, the Lockbox Account Control Agreement and any other security documents, financing statements and other documentation filed or recorded in connection with the foregoing.
“Collection Account” has the meaning set forth in Section 8.2(A)(i).
“Collection Account Retained Amounts” means the aggregate amount of any required payments on any Company Obligations that are being contested in good faith in accordance with Section 6.1(A)(v).
“Collection Period” means, with respect to a Payment Date, the calendar quarter ending on the last day of the month preceding the month in which such Payment Date occurs; provided that with respect to the first Payment Date, the Collection Period will be the period from and including the Closing Date to the end of the month preceding the month in which such Payment Date occurs.
“Collections” means (i) with respect to any Non-SLB Solar Asset, all Host Customer Payments and other cash proceeds thereof, including Insurance Proceeds with respect to any Non-SLB Solar Asset that has suffered an Event of Loss and has become a Terminated Solar Asset, (ii) with respect to any SLB Solar Asset, all Sale Leaseback Payments and other cash proceeds thereof, (iii) with respect to Hedged SREC Solar Assets, all Hedged SREC Payments and other cash proceeds thereof and (iv) any amounts payable to the Borrower, under any Hedge Agreement entered into in connection with this Agreement or in connection with the disposition of any Collateral. Collections shall not include any Excluded Collateral.
“Commitment” means the obligation of a Lender to make its Lender Percentage of the Loan, as set forth on Exhibit D attached hereto.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. 1 et seq.), as amended from time to time, and any successor statute.
“Company Obligations” means and includes, with respect to each applicable Loan Party, all loans, advances, debts, liabilities, obligations, covenants and duties owing by such Person to the Facility Agent, the Collateral Agent, the Custodian, the Paying Agent, the Servicer, the Backup Servicer, any Hedge Counterparty or any Lender of any kind or nature, present or future, arising under this Agreement, the Loan Notes, the Collateral Documents, any of the other Transaction Documents or any other instruments, documents or agreements executed and/or delivered in connection with any of the foregoing, whether or not for the payment of money,

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whether arising by reason of an extension of credit, the issuance of a letter of credit, a loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising. The term includes the principal amount of the Loan, together with interest, charges, expenses, fees, attorneys’ and paralegals’ fees and expenses, any other sums chargeable to such Loan Party (as applicable) under this Agreement or any other Transaction Document pursuant to which it arose and any Erroneous Payment Subrogation Rights (provided that the Borrower’s Obligations in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of the Loan or any portion thereof that has been assigned to the Facility Agent under an Erroneous Payment Deficiency Assignment).
“Competitor” means any Person that is in the business of developing, owning, installing, constructing or operating solar equipment and providing solar electricity from such solar equipment to residential customers located in jurisdictions where the Sponsor or any Subsidiary are then doing business, primarily through power purchase agreements, customer service or lease agreements or capital loan products and not through direct sales of solar panels; provided, that a Person who is involved in such activities solely as a result of such Person being engaged as a back-up servicer or transition manager (including Computershare Trust Company, National Association or U.S. Bank National Association) or as a result of making passive investments (including tax equity investments) in such activities shall not be considered a “Competitor” hereunder.
“Computershare” means Computershare Trust Company, National Association.
“Computershare Indemnified Parties” has the meaning set forth in Section 9.5.
“Conforming Changes” means, with respect to either the use or administration of Daily Compounded SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day”, the definition of “U.S. Government Securities Business Day,” the definition of “Interest Accrual Period” or any similar or analogous definition, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.11(C), and other technical, administrative or operational matters) that the Facility Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Facility Agent in a manner substantially consistent with market practice (or, if the Facility Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Facility Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Facility Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

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“Conveyed Property” means the “Conveyed Property” as defined in the Sale and Contribution Agreement.
“Covered Entity” means any of the following: (i) a "covered entity" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a "covered bank" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b) or (iii) a "covered FSI" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning set forth in Section 10.24 hereof.
“Custodial Agreement” means the Custodial Agreement, dated as of the Closing Date, by and among the Custodian, the Borrower, the Servicer, the Collateral Agent and the Facility Agent.
“Custodial Certification” has the meaning set forth in the Custodial Agreement.
“Custodial Fee” means a fee payable by the Borrower to the Custodian as set forth in the Custodial Fee Letter.
“Custodial Fee Letter” means that certain Schedule of Fees with respect to the Custodian, dated as of September 27, 2024, and acknowledged by the Sponsor as of November 14, 2024.
“Custodian” means Computershare, in its capacity as the provider of services under the Custodial Agreement and/or any other Person or entity performing similar services for the Borrower which has been approved in writing by the Facility Agent.
“Custodian File” means the file pertaining (a) to each Host Customer Solar Asset containing (i) a fully executed Electronic Copy of the related Customer Agreement, including any amendments thereto (including Electronic Copies of any related Payment Facilitation Modification), (ii) to the extent not incorporated within the related Customer Agreement, a fully executed electronic copy of the related Production Guaranty and/or Customer Warranty Agreement, if any, (iii) a fully executed electronic copy of the related Interconnection Agreement, (iv) documents evidencing the related Permits to operate the related PV System, if any, (v) a fully executed electronic copy of the related Manufacturer Warranty for the related Solar Photovoltaic Panel, Inverter and Racking System, if any, (vi) a fully executed electronic copy of the related Payment Facilitation Modification, if any; and (vii) any other documents NJR or the Servicer keeps on file, in accordance with its customary procedures, or reasonably required by the Borrower, from time to time to be kept on file, relating to such Solar Asset or the related Host Customer, including documents evidencing PTO and (b) with respect to each Hedged SREC Solar Asset containing (i) a fully executed Electronic Copy of the related Hedged SREC Agreement, including any amendments thereto and (ii) a fully executed Electronic Copy of any confirmations under each Hedged SREC Agreement.
“Customer Agreement” means a Customer Lease Agreement or a Power Purchase Agreement, as the context requires, in each case in substantially one of the forms attached hereto

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as Exhibit F, together with any related Ancillary Customer Agreements, including any related Payment Facilitation Modification.
“Customer Collection Policy” means the Servicer’s internal collections policies on file with the Facility Agent (as amended in accordance with this Agreement and the Servicing Agreement).
“Customer Lease Agreement” means an agreement between the owner of the PV System and a Host Customer whereby the Host Customer leases a PV System from such owner for fixed monthly payments.
“Customer Warranty Agreement” means any separate warranty agreement in connection with the performance and installation of the related PV System (which may include a Production Guaranty).
“Cut-Off Date” means September 30, 2024.
“Daily Compounded SOFR” has the meaning provided that term in Schedule VII.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulted Solar Asset” means a Solar Asset for which (i) with respect to a Host Customer Solar Asset, the related Host Customer is more than (x) with respect to any date on or prior to the date that is six (6) months following the Closing Date, one hundred and twenty (120) days past due on any portion of a contractual payment due under the related Customer Agreement and (y) with respect to any date following the first six (6) months following the Closing Date, ninety (90) days, and (ii) with respect to a Hedged SREC Solar Asset, the related Hedged SREC Counterparty is more than one hundred and twenty (120) days past due on any portion of a contractual payment due under the related Hedged SREC Agreement.
“Defective Hedged SREC Solar Asset” has the meaning set forth in the Performance Guaranty.
“Defective Host Customer Solar Asset” has the meaning set forth in the Sale and Contribution Agreement.
“Defective Solar Asset” means, individually or collectively as the context requires, a Defective Host Customer Solar Asset and a Defective Hedged SREC Solar Asset.
“Determination Date” means, with respect to any Payment Date, the close of business on the second Business Day prior to such Payment Date.

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“Discount Rate” means 6.00%.
“Discounted Solar Asset Balance” means (i) with respect to any Host Customer Solar Asset as of any date of determination, an amount equal to the greater of (a) the present value of the remaining and unpaid stream of Net Scheduled Payments for such Solar Asset on or after such date of determination, based upon discounting such Net Scheduled Payments to such date of determination at an annual rate equal to the Discount Rate; and (b) $0, (ii) with respect to any with respect to a Hedged SREC Solar Asset, an amount equal to the greater of (a) the present value of the remaining and unpaid stream of Scheduled Hedged SREC Payments for such Hedged SREC Solar Asset on or after such date of determination, based upon discounting such Scheduled Hedged SREC Payments to such date of determination at an annual rate equal to the Discount Rate; and (b) $0; and (iii) with respect to any Unhedged SREC, an amount equal to the greater of (a) present value of the remaining and unpaid stream of Projected SREC Revenue for such Unhedged SREC on or after such date of determination, based upon discounting such Projected SREC Revenue to such date of determination at an annual rate equal to the Discount Rate and (b) $0; provided, however, that any Defective Solar Asset, Defaulted Solar Asset or Terminated Solar Asset will be deemed to have a Discounted Solar Asset Balance equal to $0.
“Disqualified Lender” means (a) a Competitor or (b) any Affiliate of a Competitor that is identified by the Borrower to the Facility Agent in writing from time to time or reasonably identifiable solely by name as an Affiliate of such Person; provided that no such designation after the Closing Date pursuant to clause (a) or (b) above shall apply retroactively to disqualify any Person that has previously acquired a valid assignment of an interest in any of the Loan previously acquired by such Person at a time when it was not a Disqualified Lender.
“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.
“Dollar,” “Dollars,” “U.S. Dollars” and the symbol “$” means the lawful currency of the United States.
“DSCR” means, as of any Payment Date, the ratio of:
(i)(a) the sum of all (x) Host Customer Payments received in the Lockbox Account during such Collection Period in respect to Non-SLB Solar Assets and (y) all Sale Leaseback Payments received in the Collection Account during such Collection Period (in the cases of both (x) and (y), without duplication and excluding any amounts paid by the related Host Customer in respect of sales, use or property taxes), and (z) Hedged SREC Payments received in the Collection Account during such Collection Period, minus (b) amounts required to be paid pursuant to clauses (i) – (iii) of Section 2.7(B), in each case for the related Payment Date, divided by
(ii)the Total Debt Service for the related Payment Date.
“Early Amortization Event” means the occurrence of any of the following events:

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(i)on any Payment Date, the Solar Asset Payment Level is less than 85.0% for the related Collection Period;
(ii)the DSCR for any Payment Date and the immediately preceding Payment Dates is less than or equal to 1.10;
(iii)an Event of Default has occurred;
(iv)the Sponsor has failed to comply with a Financial Covenant;
(v)a Servicer Termination Event has occurred and is continuing and a replacement Servicer has not been appointed by the Borrower and approved by the Majority Lenders within sixty (60) days of such Servicer Termination Event; or
(vi)a Change of Control has occurred.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Copy” means the electronic form into which Sponsor, the Servicer or their respective Affiliates, in the ordinary course of its business and in compliance with its document storage policy, originates in an electronic form or converts into an electronic form all Customer Agreements, Hedged SREC Agreements, Payment Facilitation Modifications, Interconnection Agreements, documents evidencing the related PTO of the related PV System, in each case, if any, and any other documents reasonably required by the Borrower, from time to time to be kept on file, relating to such Solar Asset or the related Host Customer or Hedged SREC Counterparty.
“Eligible Assignee” means any Person that is a commercial bank, insurance company, investment or mutual fund or other Person that is an “accredited investor” (as defined in Regulation D of the Securities Act of 1933, as amended) or otherwise has a tangible net worth not less than five hundred million Dollars ($500,000,000).
“Eligible Hedged SREC Counterparty” means (i) any Person rated, or guaranteed (such guaranty to be acceptable to the Facility Agent in its sole discretion) by an entity rated, investment grade by any of Moody’s, S&P, Fitch, DBRS, Inc. or Kroll Bond Rating Agency, Inc.

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and (ii) such other Persons that are agreed to in writing by the Facility Agent to be Eligible Hedged SREC Counterparties
“Eligible Institution” means a commercial bank or trust company having capital and surplus of not less than $100,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of foreign banks; provided that a commercial bank which does not satisfy the requirements set forth above shall nonetheless be deemed to be an Eligible Institution for purposes of holding any deposit account or any other account so long as such commercial bank is a federally or state chartered depository institution subject to regulations regarding fiduciary funds on deposit substantially similar to 12 C.F.R. §9.10(b) and such account is maintained as a segregated trust account by such bank.
“Eligible Solar Asset” means, as of any date of determination, any Solar Asset for which all of the applicable criteria specified in Schedule I.
“Environmental Claim” means any and all obligations, liabilities, losses, administrative, regulatory or judicial actions, suits, demands, decrees, claims, liens, judgments, warning notices, notices of noncompliance or violation, investigations, proceedings, removal or remedial actions or orders, or damages, penalties, fees, out-of-pocket costs, expenses, disbursements, attorneys’ or consultants’ fees, relating in any way to any Environmental Law or any Permit issued under any such Environmental Law (hereafter, “Hazard Claims”), including (a) any and all Hazard Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Hazard Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the Release of Hazardous Materials or arising from injury to health, safety or the environment.
“Environmental Law” means any and all federal, State, regional and local statutes, laws (including common law), regulations, ordinances, judgments, orders, codes or injunctions pertaining to the environment, human health or safety (as affected by exposure to Hazardous Materials), or natural resources, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.) (“CERCLA”), and the Superfund Amendments and Reauthorization Act of 1986, the Emergency Planning and Community Right to Know Act (42 U.S.C. §§ 11001 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§ 6901 et seq.), and the Hazardous and Solid Waste Amendments Act of 1984, the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (also known as the Clean Water Act) (33 U.S.C. §§ 1251 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), the Endangered Species Act (16 U.S.C. §§ 1531 et seq.), the Migratory Bird Treaty Act (16 U.S.C. §§ 703 et seq.), the Bald Eagle Protection Act (16 U.S.C. §§ 668 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §§ 2701 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), and any similar or analogous state and local statutes or regulations promulgated thereunder, and legally binding decisional law of any Governmental Authority, as each of the foregoing may be amended or supplemented from time

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to time in the future, in each case to the extent applicable with respect to the property or operation to which application of the term “Environmental Laws” relates.
“Equity Interests” means shares of capital stock, partnership interests, limited liability company interests or membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant, commitment, preemptive rights or agreements of any kind (including any members’ or voting agreements) entitling the holder thereof to purchase or otherwise acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Closing Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
“ERISA Affiliate” means each Person (as defined in Section 3(9) of ERISA), which together with the Borrower, would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.
“ERISA Event” means (i) that a Reportable Event has occurred with respect to any Single-Employer Plan; (ii) the institution of any steps by the Borrower or any ERISA Affiliate, the Pension Benefit Guaranty Corporation or any other Person to terminate any Single-Employer Plan or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Single-Employer Plan; (iii) the institution of any steps by the Borrower or any ERISA Affiliate to withdraw from any Multi-Employer Plan or Multiple Employer Plan or written notification of the Borrower or any ERISA Affiliate concerning the imposition of withdrawal liability; (iv) a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code in connection with any plan; (v) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (vi) with respect to a Single-Employer Plan, a failure to satisfy the minimum funding standard under Section 412 of the Internal Revenue Code or Section 302 of ERISA, whether or not waived; (vii) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to a Single-Employer Plan; (viii) a determination that a Single-Employer Plan is or is expected to be in “at-risk” status (within the meaning of Section 430(i)(4) of the Internal Revenue Code or Section 303(i)(4) of ERISA); (ix) the insolvency of a Multi-Employer Plan or written notification that a Multi-Employer Plan is insolvent (within the meaning of Section 4245 of ERISA) or in “endangered” or “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (x) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation with respect to any of the foregoing.
“Erroneous Payment” has the meaning assigned to it in Section 8.5(A).

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“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 8.5(D).
“Erroneous Payment Impacted Loan” has the meaning assigned to it in Section 8.5(D).
“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 8.5(D).
“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 8.5(D).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“EU Risk Retention Side Letter” means that certain letter, dated as of the Closing Date, by the Seller to the Facility Agent.
“Event of Default” has the meaning set forth in Section 6.1.
“Event of Loss” means, with respect to a PV System, that such PV System has been damaged or destroyed by fire, theft or other casualty and such PV System has become inoperable because of such event.
“Excluded Collateral” means (a) environmental attributes (including rebates, tax credits, incentives, but excluding SRECs and Hedged SRECs), together with all rights, interests, and proceeds related thereto, (b) proceeds of Defective Solar Assets after the payment of Liquidated Damages in respect thereof and (c) any amount withdrawn and transferred from the Collection Account pursuant to Section 2.7(B) and amounts distributed by the Borrower in accordance with Section 5.2(E).
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loan or Commitment (other than an assignment requested by the Borrower under Section 2.12(F) or (G)) pursuant to a Law in effect on the date on which (a) such Lender acquires such interest in the Loan or a Commitment or (b) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 2.17(G) and (iv) any withholding Taxes imposed under FATCA.

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“Facility” means this Agreement together with all other Transaction Documents.
“Facility Agent” has the meaning set forth in the introductory paragraph hereof.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any fiscal or regulatory legislation, rules, or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.
“Financial Covenants” means the covenants of the Sponsor set forth in Section 7 of the Performance Guaranty.
“Fitch” means Fitch Ratings, Inc., or any successor rating agency.
“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.
“Floor” means, a rate of interest equal to 0.00%.
“GAAP” means generally accepted accounting principles as are in effect from time to time and applied on a consistent basis (except for changes in application in which the Borrower’s independent certified public accountants and the Facility Agent reasonably agree) both as to classification of items and amounts.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Governmental Rule” means any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement, directive, guideline, policy requirement or other governmental restriction or any similar form of decision of or determination by, or any interpretation or administration of any of the foregoing having the force of law by, any Governmental Authority, whether now or hereafter in effect.

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“Guarantee” of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation.
“Hazardous Materials” means all materials, pollutants, contaminants, chemicals, compounds, constituents, substances or wastes, in any form, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, mold, electromagnetic radio frequency or microwave emissions, that are regulated pursuant to, or which could give rise to liability under, applicable Environmental Law.
“Hedge Agreement” means any Interest Rate Cap or any Swap Contract that hedges or mitigates risk related to interest rates and is required or permitted under Section 5.1(X), and which is entered into by and between Borrower and any Hedge Counterparty.
“Hedge Counterparty” means the counterparty under a Hedge Agreement; provided that references to “Hedge Counterparty” in Articles VII and IX and Section 10.2(B) shall be deemed not to include any Hedge Counterparty party to an Interest Rate Cap.
“Hedge Counterparty Joinder” means that certain accession agreement executed by a Hedge Counterparty party to a Hedge Agreement (other than an Interest Rate Cap) and acknowledged by the Collateral Agent in the form attached to the Security Agreement.
“Hedge Requirements” means the obligations of the Borrower set forth under Section 5.1(X).
“Hedge Termination Payment” means any amount payable by the Borrower or a Hedge Counterparty in connection with an early termination (whether as a result of the occurrence of an event of default or other termination event) of any Hedge Agreement in accordance with the terms thereof and this Agreement; provided that, for the avoidance of doubt, “Hedge Termination Payments” shall not include any Ordinary Course Settlement Payments due under any such Hedge Agreement that have been paid prior to such date of termination.
“Hedged SREC” means any SREC that is subject to a Hedged SREC Agreement.
“Hedged SREC Agreement” means (i) that certain Agreement for the Purchase and Sale of Renewable Energy Certificates, dated as of the Closing Date, between the Borrower and Statkraft US LLC, (ii) certain Master Agreement, dated as of the Closing Date, between the Borrower and NJR Energy Services Company, LLC and (iii) any other agreement for the sale of

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Hedged SRECs entered into with the written consent of the Facility Agent and, in the cases of clauses (i)-(iii), all confirmations executed thereunder.
“Hedged SREC Counterparty” means any person counterparty to the Borrower under a Hedged SREC Agreement.
“Hedged SREC Payments” means, with respect to a PV System and the related Hedged SREC Agreement, all payments due by the related Hedged SREC Counterparty to the Borrower under or in respect of such Hedged SREC Agreement.
“Hedged SREC Solar Asset” means an asset identified on the Schedule of Solar Assets and which consists of (i) a Hedged SREC Agreement and all rights and remedies of the Borrower thereunder, including all Hedged SREC Payments due on and after the cut-off date and any related security therefor, (ii) the related Hedged SRECs subject to such Hedged SREC Agreement, and (iii) all documentation in the Custodian File and other documents held by the Custodian related to such Hedged SREC Agreement and related Hedged SRECs.
“Host Customer” means a customer under a Customer Agreement.
“Host Customer Payments” means, with respect to a PV System and a Customer Agreement, all payments due under or in respect of such Customer Agreement, including any amounts attributable to sales, use or property tax.
“Host Customer Purchased Asset” means a Solar Asset for which the related Host Customer has exercised its option, if any, to purchase the related PV System prior to the expiration of the term of the related Customer Agreement.
“Host Customer Solar Asset” means an asset identified on the Schedule of Solar Assets and which consists of (i) a PV System installed on a residential property, (ii) all related real property rights, Permits and Manufacturer Warranties (in each case, to the extent transferable), (iii) all rights and remedies of the lessor/seller under the related Customer Agreement, including all Host Customer Payments on and after the Cut-Off Date and any related security therefor, and (iv) all documentation related to such PV System and the Customer Agreement.
“Indebtedness” means as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money; (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility; (iv) reimbursement obligations under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device (other than in connection with this Agreement); (v) obligations of such Person to pay the deferred purchase price of property or services; (vi) obligations of such Person as lessee under leases which have been or should be in accordance with GAAP recorded as capital leases; (vii) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into

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by such Person to finance its operations or capital requirements, and whether structured as a borrowing, sale and leaseback or a sale of assets for accounting purposes; (viii) any guaranty or endorsement of, or responsibility for, any Indebtedness of the types described in this definition; (ix) liabilities secured by any Lien on property owned or acquired, whether or not such a liability shall have been assumed (other than any Permitted Liens); or (x) unvested pension obligations.
“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.
“Indemnitees” has the meaning set forth in Section 10.5.
“Independent Accountants” means a nationally recognized firm of public accountants selected by the Servicer; provided, that such firm is independent with respect to the Servicer within the meaning of the Securities Act of 1933, as amended.
“Independent Engineer” means (i) Leidos Engineering, LLC. (ii) DNV GL Energy USA, Inc., (iii) ICF Resources, LLC or (iv) any other Person as agreed to in writing by the Borrower and Facility Agent.
“Independent Engineering Report” means a report relating to the Host Customer Solar Assets (or subset thereof) prepared by the Independent Engineer, in form and substance reasonably acceptable to the Facility Agent.
“Independent Manager” has the meaning set forth in Section 5.1(R).
“Initial Outstanding Loan Balance” means $109,842,268.37.
“Insolvency Event” means, with respect to any Person:
(i)    the commencement of: (a) a voluntary case by such Person under the Bankruptcy Code or (b) the seeking of relief by such Person under other Debtor Relief Laws in any jurisdiction outside of the United States;
(ii)    the commencement of an involuntary case against such Person under the Bankruptcy Code (or other Debtor Relief Laws) and the petition is not controverted or dismissed within sixty (60) days after commencement of the case;
(iii)    a custodian (as defined in the Bankruptcy Code) (or equal term under any other Debtor Relief Law) is appointed for, or takes charge of, all or substantially all of the property of such Person;
(iv)    such Person commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (or any equal term under any other Debtor Relief Laws) (collectively, a “conservator”) of such Person or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of

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debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to such Person;
(v)    such Person is adjudicated by a court of competent jurisdiction to be insolvent or bankrupt;
(vi)    any order of relief or other order approving any such case or proceeding referred to in clauses (i) or (ii) above is entered;
(vii)    such Person suffers any appointment of any conservator or the like for it or any substantial part of its property that continues undischarged or unstayed for a period of sixty (60) days; or
(viii)    such Person makes a compromise, arrangement or assignment for the benefit of creditors or generally does not pay its debts as such debts become due.
“Insurance Proceeds” means any funds, moneys or other net proceeds received by the Borrower as the payee in connection with the physical loss or damage to a PV System, including lost revenues through business interruption insurance, or any other incident that will be covered by the insurance coverage paid for and maintained by the Servicer on the Borrower's behalf.
“Interconnection Agreement” means, with respect to a PV System, a contractual obligation between a utility and a Host Customer (and, in some cases, the owner of the related PV System) that allows the Host Customer to interconnect such PV System to the utility electrical grid and which may allow the Host Customer to offset its regular utility electricity purchases by receiving a bill credit at a specified rate for energy generated by such PV System that is exported to the utility electrical grid and not consumed by the Host Customer on its property.
“Interest Accrual Period” means for each Payment Date, the period from and including the immediately preceding Payment Date to but excluding such Payment Date except that the Interest Accrual Period for the initial Payment Date shall be the actual number of days from and including the Closing Date to, but excluding, the initial Payment Date; provided, however, that with respect to any application of amounts pursuant to Section 2.7(B) on a Business Day other than a Payment Date, the “Interest Accrual Period” means the period from and including the immediately preceding Payment Date to but excluding such Business Day.
“Interest Distribution Amount” means the sum of (i), with respect to any period, an amount equal to the sum of the following calculated for each day during such period: the product of (a) the Outstanding Loan Balance on such day multiplied by (b) the sum of (x) the Loan Rate in effect for the Interest Accrual Period in which such day occurs and (y) the Loan Rate Margin in effect for such day multiplied by (c) a fraction the numerator of which is 1 and the denominator which is 360 (or, if the Loan Rate in effect for the Loan during such period is determined by reference to the Base Rate, the denominator shall be 365 or 366, as applicable for the calendar year in which such period occurs) and (ii) with respect to any Payment Date, the

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amount of unpaid Interest Distribution Amounts from prior Payment Dates plus, to the extent permitted by law and for each day during the related Interest Accrual Period, interest thereon at the sum of the (x) the Loan Rate in effect for such Interest Accrual Period in which such day occurs and (y) the Loan Rate Margin in effect for such day.
“Interest Rate Cap” has the meaning set forth in Section 5.1(X)(i).
“Internal Revenue Code” means the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, or any successor statute.
“Inverter” means, with respect to a PV System, the necessary device required to convert the variable direct electrical current (DC) output from a Solar Photovoltaic Panel into a utility frequency alternating electrical current (AC) that can be used by a Host Customer’s home or property, or that can be fed back into a utility electrical grid pursuant to an Interconnection Agreement.
“Knowledge” means (a) as to any natural Person, the actual awareness of the fact, event or circumstance at issue, receipt of notification by proper delivery of such fact, event or circumstance and (b) as to any Person that is not a natural Person, the actual awareness of the fact, event or circumstance at issue by a Responsible Officer of such Person (or with respect to the Sponsor or an Affiliate thereof, an officer-level (or more senior employee)) or receipt, by a Responsible Officer of such Person (or with respect to the Sponsor or an Affiliate thereof, an officer-level (or more senior employee)), of notification by proper delivery of such fact, event or circumstance.
“Launch” means Launch Servicing, LLC, a Delaware limited liability company.
“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, guideline, judgment, injunction, writ, decree or award of any Governmental Authority.
“Lender Percentage” means, for any Lender, the percentage equivalent of a fraction (expressed out to nine decimal places), the numerator of which is, with respect to each Lender, the principal balance of the Outstanding Loan Balance owed to such Lender, and the denominator of which is the Outstanding Loan Balance.
“Lender Representative” has the meaning set forth in Section 10.16.
“Lending Office” means, as to any Lender, the office or offices of such Lender identified as such by such Lender from time to time to the Borrower and the Facility Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.
“Lenders” has the meaning set forth in the introductory paragraph hereof.
“Lessee” means NJR, in its capacity as lessee under the Sale Leaseback Agreement.

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“Lien” means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).
“Liquidated Damages” means for any Defective Solar Asset, as of any date of determination, the Discounted Solar Asset Balance of such Solar Asset immediately prior to becoming a Defective Solar Asset.
“Liquidation Fee” means for any Interest Accrual Period for which a reduction of the principal balance of the Loan is made for any reason on any day other than the last day of such Interest Accrual Period, the present value (calculating using a discount rate of the Benchmark for a tenor from the date of such reduction to the end of such Interest Accrual Period) of the amount, if any, by which (A) the additional interest (calculated without taking into account any Liquidation Fee or any shortened duration of such Interest Accrual Period and disregarding Loan Rate Margin) which would have accrued during the portion of such Interest Accrual Period for which the cost of funding had been established prior to such reduction of the principal balance on the portion of the principal balance so reduced, exceeds (B) the income, if any, received by the Lender which holds that portion of the Loan from the investment of the proceeds of such reductions of principal balance for the portion of such Interest Accrual Period for which the cost of funding had been established prior to such reduction of the principal balance; provided that no Liquidation Fee shall be payable with respect to the repayment of all or any portion of the Loan made since the Payment Date immediately preceding such repayment if the applicable Loan Rate for the Loan is greater than the Loan Rate that would have been applicable to the Loan if the Interest Accrual Period for such Loan corresponded to the period from the date of the Loan to, but excluding, the next Payment Date. A statement as to the amount of any Liquidation Fee (including the computation of such amount) shall be submitted by the affected Lender to the Borrower and shall be prima facie evidence of the matters to which it relates for the purpose of any litigation or arbitration proceedings, absent manifest error or fraud.
“Liquidity Reserve Account” has the meaning set forth in Section 8.2(A)(ii).
“Liquidity Reserve Account Required Balance” means, as of the Closing Date and each Payment Date, an amount equal to the product of (i) 0.50, (ii) the sum of (x) the weighted average Strike Price of all Hedged Agreements entered into by the Borrower in accordance with Section 5.1(x) and (y) the Loan Rate Margin and (iii) the Outstanding Loan Balance (after giving effect to principal payments made on or prior to such Payment Date and, in the case of the Closing Date, the Loan to be made on the Closing Date).
“Loan” has the meaning set forth in Section 2.2.
“Loan Note” means each Loan Note of the Borrower in the form of Exhibit C attached hereto, payable to a Lender and its registered assigns, in the aggregate face amount of up to such

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Lender’s Commitment, evidencing the aggregate indebtedness of the Borrower to such Lender, as the same be amended, restated, supplemented or otherwise modified from time to time.
“Loan Party” means each of the Pledgor, the Seller and the Borrower.
“Loan Rate” means, for any Interest Accrual Period or portion thereof, a rate per annum equal to the Benchmark for such Interest Accrual Period or, to the extent rendered applicable by operation of Section 2.11, the Base Rate with respect to any portion of such Interest Accrual Period.
“Loan Rate Margin” means the sum of (i)(a) for the period from the Closing Date through the end of the 24th month following the Closing Date, 2.15% and (b) for the period from the beginning of the 25th month following the Closing Date until the date all principal and accrued and unpaid interest on the Loan has been paid in full, 2.75% plus (ii) to the extent an Event of Default has occurred, 2.00% until such Event of Default is waived or cured in accordance with this Agreement.
“Lockbox Account” means that certain account established at the Lockbox Bank and maintained in the name of the Borrower, which is subject to the Lockbox Account Control Agreement.
“Lockbox Account Control Agreement” means that certain deposit account control agreement, dated as of the Closing Date, by and among the Collateral Agent, the Borrower and the Lockbox Bank establishing control (as defined in the UCC) with respect to the applicable Lockbox Account.
“Lockbox Bank” means Capital One, National Association.
“Majority Lenders” means Lenders representing more than 50% of the Outstanding Loan Balance; provided, however, that in determining whether Lenders of the requisite percentage of Outstanding Loan Balance have given any request, demand, authorization, direction, notice, consent or waiver, portions of the Loan owned by the Sponsor, the Borrower or an Affiliate thereof shall be disregarded.
“Manufacturer Warranty” means any warranty given by a manufacturer of any part or component of a PV System.
“Margin Stock” has the meaning set forth in Regulation U.
“Master Agreement” as defined in the definition of “Swap Contract”.
“Material Adverse Effect” means a material adverse effect on any of the following: (i) the business, property, assets, liabilities (actual or contingent), operations or financial condition of the Borrower, taken as a whole, (ii) the ability of any Spruce Party to perform its respective obligations under the Transaction Documents (including the obligation to pay interest or principal due and payable), (iii) the priority or enforceability of the liens granted in favor of the

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Facility Agent pursuant to the Transaction Documents, taken as a whole, (iv) the value or condition (financial or otherwise) of the Collateral taken as a whole or (v) the rights and remedies available to the Lenders, the Facility Agent or the Collateral Agent under the Transaction Documents, taken as a whole.
“Maturity Date” means the earliest to occur of (i) the Scheduled Maturity Date, (ii) the occurrence of an Event of Default and declaration of all amounts due in accordance with Section 6.2(A) and (iii) the date of any voluntary termination of the Facility by the Borrower.
“Moody’s” means Moody’s Investors Service, Inc., or any successor rating agency.
“Multi-Employer Plan” means a multi-employer plan, as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.
“Multiple Employer Plan” means a Single Employer Plan, to which the Borrower or any ERISA Affiliate, and one or more employers other than the Borrower or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Borrower or an ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.
“Nationally Recognized Accounting Firm” means (A) PricewaterhouseCoopers LLP, Ernst & Young LLP, KPMG LLC, Deloitte LLP and any successors to any such firm and (B) any other public accounting firm designated by the Sponsor and approved by the Facility Agent, such approval not to be unreasonably withheld or delayed; provided, that for purposes of the Accountant’s Reports, “Nationally Recognized Accounting Firm” shall be deemed to include any Independent Accountant (other than for purposes of the firm providing the Accountant’s Report with respect to the matters in Section 2.11(c) of the Servicing Agreement).
“Net Scheduled Payment” means, for any Host Customer Solar Asset and any calendar month, an amount equal to (i) the Scheduled Host Customer Payment for such Host Customer Solar Asset during such calendar month, minus (ii) the Allocated Services Provider Fee for such Host Customer Solar Asset.
“NJ SREC” means an electronically issued solar renewable energy certificate issued by the PJM GATS in connection with a PV System that was registered with the state of New Jersey’s SREC Registration Program.
“NJR” means NJR Clean Energy Ventures II Corporation, a New Jersey corporation.
“NJR Documents” means the Sale Leaseback Documents, the NJR Purchase Agreement and the Transition Services Agreement.

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“NJR Purchase Agreement” means that certain Asset Purchase Agreement, dated as of the Closing Date, by and between the Seller and NJR.
“Non-Consenting Lender” has the meaning set forth in Section 10.2(D).
“Non-SLB Solar Asset” means a Host Customer Solar Asset that is not leased to the Lessee pursuant to the Sale Leaseback Agreement. For the avoidance of doubt, once an MLA-Solar Asset no longer becomes subject to the Sale Leaseback Agreement is shall automatically constitute a Non-SLB Solar Asset.
“Notice of Borrowing” has the meaning set forth in Section 2.4.
“Obligations” means and includes, with respect to each applicable Loan Party, all loans, advances, debts, liabilities, obligations, covenants and duties owing by such Person to the Facility Agent, the Collateral Agent, the Custodian, the Paying Agent and any Hedge Counterparty or any Lender of any kind or nature, present or future, arising under this Agreement, the Loan Notes, the Collateral Documents, any of the other Transaction Documents or any other instruments, documents or agreements executed and/or delivered in connection with any of the foregoing, whether or not for the payment of money, whether arising by reason of an extension of credit, the issuance of a letter of credit, a loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising. The term includes the principal amount of the Loan, together with interest, charges, expenses, fees, attorneys’ and paralegals’ fees and expenses, any other sums chargeable to such Loan Party (as applicable) under this Agreement or any other Transaction Document pursuant to which it arose and any Erroneous Payment Subrogation Rights (provided that the Borrower’s Obligations in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of the Loan or any portion thereof that has been assigned to the Facility Agent under an Erroneous Payment Deficiency Assignment).
“Operative Documents” means the Transaction Documents, the Organizational Documents of the Spruce Parties and the Sale Leaseback Documents.
“Ordinary Course Settlement Payments” means all regularly scheduled payments due under any Hedge Agreement from time to time, calculated in accordance with the terms of such Hedge Agreement, but excluding, for the avoidance of doubt, any Hedge Termination Payments due and payable under such Hedge Agreement.
“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or

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organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Solar Asset or Transaction Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.12(F) or (G)).
“Outstanding Loan Balance” means, as of any date of determination, the Initial Outstanding Loan Balance on the Closing Date less the sum of all principal payments actually distributed to the Lenders as of such date of determination.
“Participant” has the meaning set forth in Section 10.8(D).
“Participant Register” has the meaning set forth in Section 10.8(D).
“Parts” means components of a PV System.
“Patriot Act” has the meaning set forth in Section 10.18.
“Paying Agent” has the meaning set forth in the Preamble.
“Paying Agent Accounts” has the meaning set forth in Section 8.2(A)(ii).
“Paying Agent Fee” means, for each Payment Date (in accordance with and subject to Section 2.7(B)), an amount equal to $6,000.
“Payment Date” means the 17th day of the second calendar month immediately following each Quarterly Date, or, if such day is not a Business Day, the next succeeding Business Day, commencing in February 2025.
“Payment Facilitation Modification” has the meaning set forth in the Servicing Agreement.
“Payment Recipient” has the meaning assigned to it in Section 8.5(A).
“Performance Guarantor” means, in such capacity, the Sponsor.

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“Performance Guaranty” means the Limited Performance Guaranty, dated as of the Closing Date, by the Performance Guarantor in favor of the Borrower and the Facility Agent.
“Permits” means, with respect to any PV System, the applicable permits, franchises, leases, orders, licenses, notices, certifications, approvals, exemptions, qualifications, rights or authorizations from or registration, notice or filing with any Governmental Authority required to operate such PV System.
“Permitted Assignee” means (a) a Lender or any of its Affiliates and (b) any Person managed by a Lender or any of its Affiliates.
“Permitted Indebtedness” means (i) Indebtedness under the Transaction Documents, (ii) to the extent constituting Indebtedness, reimbursement obligations of the Borrower in connection with the payment of expenses incurred in accordance with the Transaction Documents and (iii) Indebtedness consisting of advances or deposits received by the Borrower from Host Customers in the ordinary course of business.
“Permitted Investments” means any of the following investments denominated and payable solely in United States dollars: (i) readily marketable debt securities issued by, or the full and timely payment of which is guaranteed by the full faith and credit of, the federal government of the United States of America; (ii) insured demand deposits, time deposits and certificates of deposit of any commercial bank rated A-1 by S&P and P-1 by Moody’s; (iii) no load money market funds rated in the highest ratings category by each of S&P and Moody’s (without the “r” symbol attached to any such rating by S&P); and (iv) commercial paper of any corporation incorporated under the laws of the United States or any political subdivision thereof; provided, that such commercial paper is rated A-1 by S&P and P-1 by Moody’s (without the “r” symbol attached to any such rating by S&P).
“Permitted Liens” means (a) Liens imposed by any Governmental Authority for Taxes not yet due or being contested in good faith and by appropriate proceedings and in respect of which appropriate reserves acceptable to the Facility Agent have been established in accordance with GAAP; (b) Liens arising out of judgments or awards that do not otherwise constitute an Event of Default so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which appropriate reserves have been established in accordance with GAAP, bonds or other security have been provided or are fully covered by insurance, in each case, as acceptable to the Facility Agent; (c) Liens created, contemplated or arising from a Transaction Party’s performance of its obligations under the Transaction Documents or otherwise permitted by the Transaction Documents (including “Permitted Liens” as defined in the Sale Leaseback Agreement and Liens arising from NJR’s rights and interests thereunder); (d) Liens arising as a matter of Law, including by virtue of any statutory or common law provision relating to banker’s liens; (e) Liens created, contemplated or arising from a Loan Party’s performance of its obligations under the Sale Leaseback Documents, (f) Liens arising from precautionary UCC financing statements or similar filings and (g) Liens arising from buyout or similar rights of Host Customers under Customer Agreements.

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“Person” means any individual, corporation (including a business trust), partnership, limited liability company, joint-stock company, trust, unincorporated organization or association, joint venture, government or political subdivision or agency thereof, or any other entity.
“PJM GATS” means PJM Environmental Information System Generation Attribute Tracking System.
“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code as to which the Borrower or any Affiliate may have any liability.
“Pledge Agreement” means the Pledge Agreement, dated as of the Closing Date, by the Pledgor in favor of the Collateral Agent.
“Pledgor” means Spruce Power 5, LLC, as Delaware limited liability company.
“Potential Default” means any occurrence or event that, with notice, passage of time or both, would constitute an Event of Default.
“Power Purchase Agreement” means an agreement between the owner of the PV System and a Host Customer whereby the Host Customer agrees to purchase electricity produced by such PV System for a fixed fee per kWh.
“Production Guaranty” means, with respect to a PV System, an agreement that specifies a minimum level of solar energy production, as measured in kWh, for a specified time period. Such guarantees stipulate the terms and conditions under which the Host Customer could be compensated if their PV System does not meet the electricity production guarantees.
“Projected SREC Revenue” means, as of any date of determination, with respect to an Unhedged SREC that is a NJ SREC or Class I REC, an amount equal to the following values therefore as of such date of determination:

	2027	2028	2029	2030	2031	2032	2033	2034 and thereafter
NJ SREC	$159.80	$151.30	$142.80	$134.30	$125.80	$117.30	$108.80	$0.00
Class I REC	$41.25	$39.25	$32.22	$32.22	$32.22	$30.00	$30.00	$30.00
“Prudent Industry Standards” means the practices, methods, acts and equipment (including but not limited to the practices, methods, acts and equipment engaged in or approved by a significant portion of the renewable energy electric generation industry operating in the United States in prudent electrical operations) that, at a particular time, in the exercise of reasonable judgment in light of the facts known or that reasonably should have been known at the time a decision was made, would reasonably have been expected to accomplish the desired result in a manner consistent with (i) Applicable Law (including, for the avoidance of doubt all consumer protection laws) and permits, (ii) codes, standards and equipment manufacturer’s recommendations, in each case, customarily followed in the residential solar power industry and

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(iii) such regard to reliability, safety, environmental protection, efficiency, economy, and expedition as is customary in the residential solar power industry.
“PTO” means, with respect to a PV System, the receipt of permission to operate from the related local utility in writing or in such other form as is customarily given by the related local utility.
“PV System” means, with respect to a Solar Asset, a photovoltaic system, including Solar Photovoltaic Panels, Inverters, Racking Systems, wiring and other electrical devices, as applicable, conduits, weatherproof housings, hardware, remote performance monitoring equipment, connectors, meters, disconnects and over current devices (including any replacement or additional parts included from time to time).
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning set forth in Section 10.24 hereof.
“Qualifying Hedge Counterparty” means (i) a Lender or any Affiliate of a Lender (or any Hedge Counterparty that was a Lender or Affiliate of a Lender at the time of entering into a Hedge Agreement) or (ii) for any Hedge Counterparty solely providing an Interest Rate Cap (other than a Lender or any Affiliate of a Lender), a counterparty the senior unsecured debt obligations or senior deposits of which are rated “A+”, in the case of S&P or “A1”, in the case of Moody’s.
“Quarterly Date” means the last day of a calendar quarter ending in March, June, September or December.
“Quarterly Servicer Report” has the meaning set forth in the Servicing Agreement.
“Racking System” means, with respect to a PV System, the hardware required to mount and securely fasten a Solar Photovoltaic Panel onto the Host Customer site where the PV System is located.
“Recipient” means the Facility Agent or the Lenders, as applicable.
“Register” has the meaning set forth in Section 10.8(C).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating of Hazardous Materials in, into, onto or through the environment or from or through any facility, property or equipment.

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“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the Pension Benefit Guaranty Corporation by regulation or by public notice waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event, provided, that a failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waivers in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Internal Revenue Code.
“Retention Amount” means $50,000 or such greater amount as requested by the Borrower and consented to by the Facility Agent (such consent not to be unreasonably withheld).
“Resignation Effective Date” has the meaning set forth in Section 7.11(A).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means (x) with respect to the Collateral Agent, the Custodian or the Paying Agent, any President, Vice President, Assistant Vice President, Assistant Secretary, Assistant Treasurer, any corporate trust officer or any other officer customarily performing functions similar to those performed by any of the above designated officers, in each case having direct responsibility for the administration of the Transaction Documents, and (y) with respect to any other party hereto, any corporation, limited liability company or partnership, the chairman of the board, the president, any vice president, the secretary, the treasurer, any assistant secretary, any assistant treasurer, managing member and each other officer of such corporation or limited liability company or the general partner of such partnership specifically authorized in resolutions of the board of directors of such corporation or managing member of such limited liability company to sign agreements, instruments or other documents in connection with the Transaction Documents on behalf of such corporation, limited liability company or partnership, as the case may be, and who is authorized to act therefor; provided that with respect to any Person that is managed by a sole member, managing member or general partner or other Person and does not have officers or other natural persons that would otherwise constitute a “Responsible Officer,” any Responsible Officer of the sole member, managing member or general partner of such Person shall be deemed to be a Responsible Officer of such Person.
“RPS Program” means a renewable portfolio standard program adopted by a state or territory with requires regulated electric utilities to generate or procure a specified percentage or total electricity delivered to customers in the state or territory from eligible renewable energy sources, such as PV Systems.

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“S&P” means S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, or any successor rating agency.
“Sale and Contribution Agreement” means that certain Sale and Contribution Agreement, dated as of the Closing Date, by and between the Seller and the Borrower, as purchaser.
“Sale Leaseback Agreement” means that certain Project Leaseback Agreement, dated as of the Closing Date, by and between NJR, as lessee, and the Borrower, as assignee of the Pledgor.
“Sale Leaseback Documents” means the Sale Leaseback Agreement (including any supplements thereto) and the Sale Leaseback Maintenance Services Agreement.
“Sale Leaseback Maintenance Services Agreement” means that certain Maintenance Services Agreement, dated as of the Closing Date, by and between the Servicer and the Borrower.
“Sale Leaseback Payments” means all payments required to be made by NJR as Lessee to the Borrower, as lessor, under the Sale Leaseback Agreement, including any amounts attributable to sales, use or property tax.
“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions broadly restricting or prohibiting dealings with such country or territory (currently, Russia, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea region of Ukraine, Cuba, Iran, North Korea, Syria and Afghanistan).
“Sanctioned Person” means any Person that is: (i) listed on, or owned or controlled by a person listed on, a Sanctions List, (ii) a government of a Sanctioned Country, (iii) an agency or instrumentality of, or an entity directly or indirectly owned or controlled by, a government of a Sanctioned Country, (iv) resident or located in, operating from, or incorporated under the laws of, a Sanctioned Country or (v) to the Knowledge of the Sponsor (acting with due care and inquiry), otherwise a target of Sanctions.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce, or the U.S. Department of State (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom, or (c) any other similar sanctions imposed by a governmental body to which the Sponsor, the Borrower or their respective Subsidiaries and/or Affiliates are subject (each of the foregoing a “Sanctions Authority”).
“Sanctions Authority” has the meaning set forth in the definition of Sanctions.

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“Sanctions List” means any of the lists of specifically designated nationals or designated or sanctioned individuals or entities (or equivalent) issued by any Sanctions Authority, each as amended, supplemented or substituted from time to time (including any the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury).
“Schedule of Solar Assets” means the Schedule of Solar Assets owned by the Borrower, as set forth on Schedule III, as such schedule shall be amended from time to time to reflect (x) the transfer of Solar Assets in accordance with the Transaction Documents and the Sale Leaseback Documents or (y) the entry by the Borrower into Hedged SREC Agreements or the termination of any Hedged SREC Agreements.
“Scheduled Maturity Date” means the third anniversary of the Closing Date.
“Scheduled Hedged SREC Payments” means the payments scheduled to be paid by a Hedged SREC Counterparty during each Collection Period, if any, as set forth in the on Schedule VI hereto, as the same may be updated from time to time.
“Scheduled Host Customer Payments” means, for each Host Customer Solar Asset, the payments scheduled to be paid by the related Host Customer during each calendar month in respect of the initial term of the related Customer Agreement, in each case, as set forth on Schedule V, each as the same may be updated from time to time and may be adjusted to reflect that any such Host Customer Solar Asset has become a Defaulted Solar Asset, Defective Solar Asset or a Terminated Solar Asset or that a Payment Facilitation Modification has been executed in connection with such Host Customer Solar Asset. The Scheduled Host Customer Payments exclude any amounts attributable to sales, use or property taxes to be collected from Host Customers.
“Secured Parties” means the Collateral Agent, the Facility Agent, each Lender and the Hedge Counterparties (other than any Hedge Counterparty solely providing an Interest Rate Cap).
“Security Agreement” means the Security Agreement, dated as of the Closing Date, by and between the Borrower and the Collateral Agent.
“Securities Intermediary” has the meaning set forth in the Preamble.
“Seller” means Spruce Power 5, LLC, a Delaware limited liability company.
“Service Provider Extraordinary Expenses” means any fees (including in the form of reimbursement of costs and expenses) owed by the Borrower to the Servicer under the Servicing Agreement that do not constitute Servicing Fees.
“Service Transfer Policy” means the Servicer’s internal transfer policies on file with the Facility Agent (as amended in accordance with this Agreement and the Servicing Agreement).

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“Servicer” means Solar Service Experts, LLC, in its capacity as servicer under the Servicing Agreement.
“Servicer Termination Event” has the meaning set forth in the Servicing Agreement.
“Servicing Fee” means the fees payable pursuant to Section 2.01(a) of the Servicing Agreement.
“Servicing Agreement” means the Maintenance Services Agreement, dated as of the Closing Date, by and among the Borrower and the Servicer.
“Single Employer Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multi-Employer Plan, that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code and is sponsored or maintained by the Borrower or any ERISA Affiliate or for which the Borrower or any ERISA Affiliate may have liability by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
“SLB Solar Asset” means a Host Customer Solar Asset that is leased to the Lessee pursuant to the Sale Leaseback Agreement.
“SLB Solar Asset Collections” means, with respect to any SLB Solar Asset, all Host Customer Payments and other cash proceeds thereof, including Insurance Proceeds with respect to any SLB Solar Asset that has suffered an Event of Loss and has become a Terminated Solar Asset.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
"SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Solar Asset” means a Host Customer Solar Asset or a Hedged SREC Solar Asset owned by the Borrower.
“Solar Asset Payment Level” means, for any Collection Period, the quotient (expressed as a percentage) of (i) the sum of all Host Customer Payments in respect of Non-SLB Solar Assets received in the Lockbox Account during such Collection Period (without duplication and excluding the portion of any amounts paid by the related Host Customer that represent the prepayment or buyout of cash flows expected to be received during subsequent Collection Periods and any amounts paid by the related Host Customer in respect of sales, use or property taxes) and all Hedged SREC Payments received in the Collection Account during such Collection Period, divided by (ii) the sum of all Scheduled Host Customer Payments for Non-

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SLB Solar Assets for such Collection Period and Scheduled Hedged SREC Payments for such Collection Period.
“Solar Photovoltaic Panel” means, with respect to a PV System, the necessary hardware component that uses wafers made of silicon or any other suitable material, to generate a direct electrical current (DC) output using energy from the sun's light.
“Solvent” means, with respect any Person, that as of the date of determination, both (a) (i) the sum of such entity’s debt (including contingent liabilities) does not exceed the present fair saleable value of such entity’s present assets; (ii) such entity’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date; and (iii) such entity has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such entity is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“Sponsor” means Spruce Power Holding Corporation, a Delaware corporation.
“Spruce Party” means each of the Borrower, the Servicer, the Performance Guarantor, the Seller and the Sponsor, in each case, at all times that such entity is Affiliated with the Borrower.
“SREC” means (i) a solar renewable energy certificate administered by the State of New Jersey or (ii) a transition renewable energy certificate administered by the State of New Jersey in accordance with the State of New Jersey, Board of Public Utilities Docket No. QO19010068, adopted December 6, 2019.
“Strike Price” means, as of any date of determination, an interest rate per annum equal to a percentage to be agreed by Borrower and the Facility Agent at the time an Interest Rate Cap or Swap Contract is executed; provided that (i) prior to or promptly upon a Benchmark Replacement Date, the Borrower and the Facility Agent will mutually agree whether a different interest rate per annum should be designated as the Strike Price.
“Structuring and Facility Agent Fee” means, with respect to each Lender, an amount specified in the Structuring and Facility Agent Fee Letter.
“Structuring and Facility Agent Fee Letter” means the fee letter, dated as of the Closing Date, between the Borrower and the Facility Agent.
“Subsidiary” means, with respect to any Person at any time, (i) any corporation or trust of which 50% or more (by number of shares or number of votes) of the outstanding Equity

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Interests or shares of beneficial interest normally entitled to vote for the election of one or more directors, managers or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s subsidiaries, or any partnership of which such Person or any of such Person’s subsidiaries is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person’s subsidiaries, and (ii) any corporation, trust, partnership or other entity which is controlled or capable of being controlled by such Person or one or more of such Person’s subsidiaries.
“Supported QFC” has the meaning set forth in Section 10.24 hereof.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including, for the avoidance of doubt, any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, and including any interest, additions to tax or penalties applicable thereto.
“Terminated Solar Asset” means a Solar Asset for which the related PV System has experienced an Event of Loss and is not repaired, restored, replaced or rebuilt to substantially the same condition as it existed immediately prior to the Event of Loss within 180 days of such Event of Loss.
“Total Debt Service” means, for a Payment Date, an amount equal to the sum of (i) the Interest Distribution Amount and (ii) the amount required to cure any Borrowing Base Deficiency (prior to giving effect to the application of Available Funds pursuant to Section 2.7(B) on the related Payment Date), in each case for such Payment Date.
“Transaction Documents” means this Agreement, the Loan Notes, the Collateral Documents, the Sale and Contribution Agreement, the Custodial Agreement, Servicing Agreement, the Performance Guaranty, the Backup and Successor Serving Agreement, the EU Risk Retention Side Letter, the Structuring and Facility Agent Fee Letter, the Hedge

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Agreements, the Sale Leaseback Documents, the Hedged SREC Agreements and any other agreements, instruments, certificates or documents delivered hereunder or thereunder or in connection herewith or therewith, and “Transaction Document” means any of the Transaction Documents.
“Transaction Party” means each Spruce Party, NJR, the Paying Agent, the Collateral Agent, the Custodian and the Backup Servicer.
“Transition Services Agreement” means that certain Transition Services Agreement, dated as of November 22, 2024, by and between NJR, as transition service provider and the Servicer.
“Turbo Amortization Date” means the second anniversary of the Closing Date.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unhedged SREC” means any SREC that is not subject to a Hedged SREC Agreement. For the avoidance of doubt, once an Unhedged SREC becomes subject to a Hedged SREC Agreement is shall no longer constitute an Unhedged SREC and shall instead constitute a Hedged SREC.
“U.S. Government Securities Business Day”, means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person who is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.
“U.S. Special Resolution Regime” has the meaning set forth in Section 10.24 hereof.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.17(G)(ii)(b)(3).
“UCC” means the Uniform Commercial Code as from time to time in effect in any applicable jurisdiction.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

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“United States” means the United States of America.
“Withholding Agent” means the Facility Agent or the Borrower.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

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